           As filed with the Securities and Exchange Commission on July 19, 1996
                                                      Registration No. 333-_____
- --------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549


                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                Fulton Bancorp, Inc.
            -------------------------------------------------------
              (Exact name of registrant as specified in charter)

     Delaware                      6035                    [applied for]
- ------------------          ------------------          -------------------
(State or other             (Primary SICC No.)          (I.R.S. Employer
jurisdiction of                                         Identification No.)
incorporation or
organization)
                               410 Market Street
                             Fulton, Missouri 65251
                                (573) 642-6618
      -------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                            Paul M. Aguggia, Esquire
                            Aaron M. Kaslow, Esquire
                                BREYER & AGUGGIA
                                 Suite 470 East
                              1300 I Street, N.W.
                            Washington, D.C.  20005
                        ------------------------------
                    (Name and address of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        Calculation of Registration Fee

Title of Each Class   Proposed Maximum  Proposed     Proposed Maximum     Amount of
of Securities         Amount Being      Offering     Aggregate Offering   Registration
Being Registered      Registered(1)     Price (1)    Price (1)            Fee
- ----------------      -------------     ---------    -------------        ------------

Common Stock,         1,719,250         $10.00       $17,192,500          $5,928.45
$0.01 Par Value


   (1) Estimated solely for purposes of calculating the registration fee. As described in the Prospectus, the actual number of shares to be issued and sold is subject to adjustment based upon the estimated pro forma market value of the registrant and market and financial conditions.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Cross Reference Sheet showing the location in the Prospectus of the Items of Form S-1


1.    Forepart of the Registration         Forepart of the Registration Statement;
      Statement and Outside Front          Outside Front Cover Page
      Cover of Prospectus

2.    Inside Front and Outside Back        Inside Front Cover Page; Outside Back
      Cover Pages of Prospectus            Cover Page

3.    Summary Information, Risk Factors    Prospectus Summary; Risk Factors
      and Ratio of Earnings
      to Fixed Charges


4.    Use of Proceeds                      Use of Proceeds; Capitalization

5.    Determination of Offering Price      Market for Common Stock
      Offering Price

6.    Dilution                             *

7.    Selling Security Holders             *

8.    Plan of Distribution                 The Conversion

9.    Description of Securities to be      Description of Capital Stock
      Registered

10.   Interests of Named Experts and       Legal and Tax Opinions; Experts
      Counsel

11.  Information with Respect to the
     Registrant

     (a) Description of Business           Business of the Holding Company;
                                           Business of the Savings Bank

     (b) Description of Property           Business of the Savings Bank - Properties

     (c) Legal Proceedings                 Business of the Savings Bank - Legal
                                           Proceedings

     (d) Market Price of and Dividends     Outside Front Cover Page; Market for
     on the Registrant's Common Equity     Common Stock; Dividend Policy
     and Related Stockholder Matters

     (e) Financial Statements              Financial Statements; Pro Forma Data

     (f) Selected Financial Data           Selected Financial and Other Data

     (g) Supplementary Financial           *
     Information

      (h) Management's Discussion and      Management's Discussion and Analysis of
      Analysis of Financial Condition      Financial Condition and Results of
      and Results of Operations            Operations

      (i) Changes in and Disagreements     *
      with Accountants on Accounting
      and Financial Disclosure

      (j) Directors and Executive          Management of the Holding Company; Management of
      Officers                             the Savings Bank

      (k) Executive Compensation           Management of the Holding Company; Management of
                                           the Savings Bank -- Benefits -- Executive Compensation

      (l) Security Ownership of Certain    *
      Beneficial Owners and Management

      (m) Certain Relationships and        Management of the Savings Bank -- Transactions with
      Related Transactions                 the Savings Bank

12.    Disclosure of Commission Position   Part II - Item 17
       on Indemnification for Securities
       Act Liabilities

- ----------------
*Item is omitted because answer is negative or item inapplicable.

PROSPECTUS                   FULTON BANCORP, INC.
            (Proposed Holding Company for Fulton Savings Bank, FSB)
                     Up to 1,495,000 Shares of Common Stock


     Fulton Bancorp, Inc. (the "Holding Company"), a Delaware corporation, is offering between 1,105,000 and 1,495,000 shares of its common stock, $.01 par value per share (the "Common Stock"), in connection with the conversion of Fulton Savings Bank, FSB (the "Savings Bank") from a federally chartered mutual savings bank to a federally chartered capital stock savings bank and the simultaneous issuance of the Savings Bank's capital stock to the Holding Company. The simultaneous conversion of the Savings Bank to stock form, the issuance of the Savings Bank's capital stock to the Holding Company and the offer and sale of the Common Stock by the Holding Company are being undertaken pursuant to a plan of conversion ("Plan" or "Plan of Conversion") and are referred to herein as the "Conversion."

     Pursuant to the Plan of Conversion, nontransferable rights to subscribe for the Common Stock ("Subscription Rights") have been granted, in order of priority, to (i) depositors with $50.00 or more on deposit at the Savings Bank as of December 31, 1994 ("Eligible Account Holders"), (ii) the Savings Bank's employee stock ownership plan ("ESOP"), a tax-qualified employee benefit plan,
(iii) depositors with $50.00 or more on deposit at the Savings Bank as of June 30, 1996 ("Supplemental Eligible Account Holders"), and (iv) depositors of the Savings Bank as of __________, 1996 ("Voting Record Date") and borrowers of the Savings Bank with loans outstanding as of April 15, 1995 which continue to be outstanding as of the Voting Record Date ("Other Members"), subject to the priorities and purchase limitations set forth in the Plan of Conversion ("Subscription Offering"). Subscription Rights are nontransferable. Persons selling or otherwise transferring their rights to subscribe for Common Stock in the Subscription Offering or subscribing for Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision ("OTS") or another agency of the U.S. Government. The Subscription Offering will expire at 4:30 p.m., Central Time, on ______, 1996 ("Expiration Date"), unless extended by the Savings Bank and the Holding Company for up to __ days to ____________, 1996. Such extension may be granted without additional notice to subscribers. See "THE CONVERSION -- The Subscription, Direct Community and Syndicated Community Offerings" and "-- Limitations on Purchases of Shares."

     FOR INFORMATION ON HOW TO SUBSCRIBE FOR SHARES OF COMMON STOCK, CALL THE STOCK INFORMATION CENTER AT _______________.

     FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE 1.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR ACCOUNTS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") OR ANY OTHER GOVERNMENT AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE OTS, THE FDIC OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC, THE OTS, THE FDIC OR ANY OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      (cover continued on following page)

                            TRIDENT SECURITIES, INC.


             The date of this Prospectus is            ,     1996.
                                            ----------- ----

- ---------------------------------------------------------------------------------------------------------
                                                               Estimated Underwriting
                                            Purchase               Commissions and        Estimated Net
                                            Price(1)          Other Fees and Expenses(2)    Proceeds
- ---------------------------------------------------------------------------------------------------------
Minimum Price Per Share..................... $10.00                    $0.49                      $9.51
- ---------------------------------------------------------------------------------------------------------
Midpoint Price Per Share.................... $10.00                    $0.42                      $9.58
- ---------------------------------------------------------------------------------------------------------
Maximum Price Per Share..................... $10.00                    $0.36                      $9.64
- ---------------------------------------------------------------------------------------------------------
Maximum Price Per Share, as adjusted (3).... $10.00                    $0.32                      $9.68
- ---------------------------------------------------------------------------------------------------------
Minimum Total(4)............................ $11,050,000            $542,000                $10,508,000
- ---------------------------------------------------------------------------------------------------------
Midpoint Total(5)........................... $13,000,000            $542,000                $12,458,000
- ---------------------------------------------------------------------------------------------------------
Maximum Total(6)............................ $14,950,000            $542,000                $13,866,000
- ---------------------------------------------------------------------------------------------------------
Maximum Total, as adjusted (3)(7)........... $17,192,000            $542,000                $16,650,000
- ---------------------------------------------------------------------------------------------------------

     (1) Determined in accordance with an independent appraisal prepared by RP Financial, LC. ("RP Financial") as of July 12, 1996, which states that the estimated aggregate pro forma market value of the Holding Company and the Savings Bank as converted ranged from $11,050,000 to $14,950,000, with a midpoint of $13,000,000 ("Estimated Valuation Range"). RP Financial's appraisal is based upon estimates and projections that are subject to change, and the valuation must not be construed as a recommendation as to the advisability of purchasing such shares or that a purchaser will thereafter be able to sell such shares at or above the Purchase Price. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."
     (2) Includes estimated costs to the Holding Company and the Savings Bank arising from the Conversion, including fees to be paid to Trident Securities in connection with the Offerings. Such fees may be deemed to be underwriting fees and Trident Securities may be deemed to be an underwriter. The Holding Company and the Savings Bank have agreed to indemnify Trident Securities against certain liabilities, including liabilities that may arise under the Securities Act of 1933, as amended ("Securities Act"). See "USE OF PROCEEDS" and "THE CONVERSION -- Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings."
     (3) Gives effect to the sale of up to an additional 15% of the shares offered, without the resolicitation of subscribers or any right of cancellation, due to an increase in the pro forma market value of the Holding Company and the Savings Bank as converted. The ESOP shall have a first priority right to subscribe for such additional shares up to an aggregate of 8% of the Common Stock issued in the Conversion. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."
     (4)  Assumes the issuance of 1,105,000 shares at $10.00 per share.
     (5)  Assumes the issuance of 1,300,000 shares at $10.00 per share.
     (6)  Assumes the issuance of 1,495,000 shares at $10.00 per share.
     (7)  Assumes the issuance of 1,719,250 shares at $10.00 per share.

          Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale to members of the general public through a direct community offering ("Direct Community Offering") with preference being given to natural persons and trusts of natural persons who are permanent residents of Boone or Callaway Counties of Missouri ("Local Community"), subject to the right of the Holding Company to accept or reject orders in the Direct Community Offering in whole or in part. The Direct Community Offering, if one is held, is expected to begin immediately after the Expiration Date, but may begin at any time during the Subscription Offering. The Direct Community Offering may terminate on or after the Expiration Date, but not later than __________________, 1996 (or __________________, 1996 if the Subscription Offering is fully extended), unless further extended with the consent of the OTS. It is anticipated that shares of Common Stock not subscribed for or purchased in the Subscription and Direct Community Offerings will be offered to eligible members of the general public on a best efforts basis by a selling group of broker-dealers managed by Trident Securities, Inc. ("Trident Securities") in a syndicated offering ("Syndicated Community Offering") (the Subscription Offering, Direct Community Offering and Syndicated Community Offering are referred to collectively as the "Offerings").

          With the exception of the ESOP, which is expected to purchase 8% of the shares of Common Stock issued in the Conversion, no person or entity may purchase shares with an aggregate purchase price of more than

     $150,000 (or 15,000 shares based on the Purchase Price); and no person or entity, together with associates of and persons acting in concert with such person or entity, may purchase in the aggregate shares with an aggregate purchase price of more than $200,000 (or 20,000 shares based on the Purchase Price). Under certain circumstances, the maximum purchase limitation may be increased or decreased at the sole discretion of the Savings Bank and the Holding Company subject to any required regulatory approval. See "THE CONVERSION -- The Subscription, Direct Community and Syndicated Community Offerings," "-- Limitations on Purchases of Shares" and "-- Procedure for Purchasing Shares in the Subscription and Direct Community Offerings" for other purchase and sale limitations. The minimum order is 25 shares.

          The Holding Company must receive a properly completed and signed stock order form and certification ("Order Form") along with full payment (or appropriate instructions authorizing a withdrawal of the full payment from a deposit account at the Savings Bank) of $10.00 per share for all shares subscribed for or ordered. Funds so received will be placed in a segregated account created for this purpose at the Savings Bank, and interest will be paid at the Savings Bank's passbook rate from the date payment is received until the Conversion is consummated or terminated; these funds will be otherwise unavailable to the depositor until such time. Payments authorized by withdrawals from deposit accounts will continue to earn interest at the contractual rate until the Conversion is consummated or terminated, although such funds will be unavailable for withdrawal until the Conversion is consummated or terminated. Shares of Common Stock issued in the Conversion are not deposit liabilities, will not earn interest, and will not be insured by the FDIC, the SAIF or any other government agency. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED OR MODIFIED WITHOUT THE CONSENT OF THE SAVINGS BANK AND THE HOLDING COMPANY. The Holding Company is not obligated to accept orders submitted on photocopied or telecopied Order Forms. If the Conversion is not consummated within 45 days after the last day of the Subscription Offering (which date will be no later than ________ __, 1996) and the OTS consents to an extension of time to complete the Conversion, subscribers will be given the right to increase, decrease or rescind their orders. Such extensions may not go beyond ____________, 1998.

          The Savings Bank and the Holding Company have engaged Trident Securities as their financial advisor and sales agent to assist the Holding Company in the sale of the Common Stock in the Offerings. In addition, in the event the Common Stock is not fully subscribed for in the Subscription and Direct Community Offerings, Trident Securities will manage the Syndicated Community Offering. Neither Trident Securities nor any other registered broker-dealer is obligated to take or purchase any shares of Common Stock in the Offerings. The Holding Company and the Savings Bank reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Direct Community or Syndicated Community Offerings either at the time of receipt of an order or as soon as practicable following the termination of the Offerings. See "THE CONVERSION -- Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings." Trident Securities is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. ("NASD").

          Offering materials for the Subscription Offering initially will be distributed to certain persons by mail, with copies also available by request or at the Savings Bank's offices. The Savings Bank has established a Stock Information Center for purposes of coordinating the Offerings, including tabulating orders and answering questions about the Offerings by telephone. All subscribers for or purchasers of the shares to be offered must send payment directly to the Savings Bank, where such funds will be held in a segregated account and not released until the Conversion is consummated or terminated. See "THE CONVERSION."

          Prior to the Offerings, the Holding Company has not issued any capital stock and accordingly there has been no market for the shares offered hereby. There can be no assurance that an active and liquid trading market for the Common Stock will develop or, if developed, will be maintained.
     The Holding Company has received conditional approval to have its Common Stock listed on the Nasdaq SmallCap Market under the symbol "____."
     Trident Securities has agreed to act as a market maker for the Common Stock following consummation of the Conversion. See "RISK FACTORS -- Absence of Prior Market for the Common Stock" and "MARKET FOR COMMON STOCK."

                            FULTON SAVINGS BANK, FSB
                                FULTON, MISSOURI



                               [Insert Map Here]



   THE CONVERSION IS CONTINGENT UPON APPROVAL OF THE SAVINGS BANK'S PLAN OF CONVERSION BY ITS ELIGIBLE VOTING MEMBERS, THE SALE OF AT LEAST 1,105,000 SHARES OF COMMON STOCK PURSUANT TO THE PLAN OF CONVERSION, AND RECEIPT OF
                           ALL REGULATORY APPROVALS.

     ---------------------------------------------------------------------------
     THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR ACCOUNTS AND WILL NOT BE INSURED OR GUARANTEED BY THE FDIC, THE SAIF OR ANY OTHER GOVERNMENT AGENCY.
     ---------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

          The information set forth below should be read in conjunction with and is qualified in its entirety by the more detailed information and Consolidated Financial Statements (including the Notes thereto) presented elsewhere in this Prospectus. The purchase of Common Stock is subject to certain risks. See "RISK FACTORS."

     Fulton Bancorp, Inc.

          The Holding Company is a Delaware corporation organized in May 1996 at the direction of the Savings Bank to acquire all of the capital stock that the Savings Bank will issue upon its conversion from the mutual to stock form of ownership. The Holding Company has not engaged in any significant business to date. The Holding Company has received the approval of the OTS to become a savings and loan holding company and to acquire 100% of the capital stock of the Savings Bank. Immediately following the Conversion, the only significant assets of the Holding Company will be the capital stock of the Savings Bank, that portion of the net proceeds of the Offerings permitted by the OTS to be retained by the Holding Company and a note receivable from the ESOP evidencing a loan from the Holding Company to fund the Savings Bank's ESOP. The Holding Company has received approval from the OTS to retain 50% of the net proceeds of the Offerings. Funds retained by the Holding Company will be used for general business activities, including a loan by the Holding Company directly to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued in the Conversion. See "USE OF PROCEEDS." Upon Conversion, the Holding Company will be classified as a unitary savings and loan holding company subject to regulation by the OTS. See "REGULATION -- Savings and Loan Holding Company Regulations." Management believes that the holding company structure and retention of proceeds may facilitate the expansion and diversification of its operations, should it decide to do so. The holding company structure will also enable the Holding Company to repurchase its stock without adverse tax consequences, subject to applicable regulatory restrictions and waiting periods. There are no present plans, arrangements, agreements, or understandings, written or oral, regarding any such activities or repurchases. The main office of the Holding Company is located at 410 Market Street, Fulton, Missouri 65251, and its telephone number is (573) 642-6618.

     Fulton Savings Bank, FSB

          The Savings Bank, founded in 1912, is a federally chartered mutual savings bank located in Fulton, Missouri. The Savings Bank amended its charter from that of a state-chartered mutual savings bank to become a federal mutual savings bank in April 1995. In connection with the Conversion, the Savings Bank will convert to a federally chartered capital stock savings bank and will become a subsidiary of the Holding Company.
     The Savings Bank is regulated by the OTS, its primary federal regulator, and the FDIC, the insurer of its deposits. The Savings Bank's deposits are insured by the FDIC's Savings Association Insurance Fund ("SAIF") and have been federally insured since 1965. The Savings Bank has been a member of the Federal Home Loan Bank ("FHLB") System since 1942. At April 30, 1996, the Savings Bank had total assets of $85.5 million, total deposits of $70.3 million and retained earnings of $9.1 million on a consolidated basis.

          The Savings Bank is a community oriented financial institution that engages primarily in the business of attracting deposits from the general public and using those funds to originate residential and commercial mortgage loans within the Savings Bank's market area. The Savings Bank generally sells all of the fixed-rate and some of the adjustable-rate residential mortgage loans that it originates while retaining the servicing rights on such loans. At April 30, 1996, one- to four-family residential mortgage loans totalled $46.7 million, or 59.6% of the Savings

                                      (i)

     Bank's total gross loans. The Savings Bank also originates multi-family, commercial real estate, construction, land and consumer and other loans. The Savings Bank frequently sells participation interests in the non-residential mortgage loans it originates. At April 30, 1996, multi-family and commercial real estate loans accounted for 16.0% of the Savings Bank's total gross loans, construction loans accounted for 9.8% of total gross loans and consumer and other loans accounted for 12.7% of total gross loans. The Savings Bank has a branch office located in Holts Summit, Missouri. The main office of the Savings Bank is located at 410 Market Street, Fulton, Missouri 65251, and its telephone number is (573) 642-6618.

     The Conversion

          The Savings Bank is in the process of converting from a federally chartered mutual savings bank to a federally chartered capital stock savings bank and, in connection with the Conversion, has formed the Holding Company. As part of the Conversion, the Savings Bank will issue all of its capital stock to the Holding Company in exchange for 50% of the net proceeds of the Offerings. Simultaneously, the Holding Company will sell its Common Stock in the Offerings. The Conversion is subject to the approval of the OTS, as well as the Savings Bank's members at a special meeting to be held on _______, 1996. After consummation of the Conversion, depositors and borrowers of the Savings Bank will have no voting rights in the Holding Company unless they become stockholders.

          The Plan of Conversion requires that the aggregate purchase price of the Common Stock to be issued in the Conversion be based upon an independent appraisal of the estimated pro forma market value of the Holding Company and the Savings Bank as converted. RP Financial has
     advised the Savings Bank that in its opinion, at   July 12, 1996, the
     aggregate estimated pro forma market value of the Holding Company and the Savings Bank as converted ranged from $11,050,000 to $14,950,000. The appraisal of the pro forma market value of the Holding Company and the Savings Bank as converted is based on a number of factors and should not be considered a recommendation to buy shares of the Common Stock or any assurance that after the Conversion shares of Common Stock will be able to be resold at or above the Purchase Price. The appraisal will be updated or confirmed prior to consummation of the Conversion.

          The Board of Directors and management believe that the Conversion is in the best interests of the Savings Bank's members and its communities. The Conversion is intended: (i) to improve the competitive position of the Savings Bank in its market area and support possible future expansion and diversification of operations (currently, there are no specific plans, arrangements or understandings, written or oral, regarding any such activities); (ii) to afford members of the Savings Bank and others the opportunity to become stockholders of the Holding Company and thereby participate more directly in, and contribute to, any future growth of the Holding Company and the Savings Bank; and (iii) to provide future access to
     capital markets.   See "THE CONVERSION."

     The Subscription, Direct Community and Syndicated Community Offerings

          The Holding Company is offering up to 1,495,000 shares of Common Stock at $10.00 per share to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders; (ii) the Savings Bank's ESOP; (iii) Supplemental Eligible Account Holders; and (iv) Other Members. In the event the number of shares offered in the Conversion is increased above the maximum of the Estimated Valuation Range, the Savings Bank's ESOP shall have a priority right to purchase any such shares exceeding the maximum of the Estimated Valuation Range up to an aggregate of 8% of the Common Stock issued in the Offerings. Once tendered, subscription orders cannot be revoked or modified without the consent of the Savings Bank and the Holding Company. Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Direct Community Offering to the general public with preference being given to natural persons and trusts of natural persons who are permanent residents of the Local Community. The Savings Bank has engaged Trident Securities to consult with and advise the Holding Company and the Savings Bank in the Offerings, and Trident Securities has agreed to use its best efforts to assist the Holding Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident Securities is not obligated to take or purchase any shares of Common Stock

                                     (ii)
     in the Offerings. If all shares of Common Stock to be issued in the Conversion are not sold through the Subscription and Direct Community Offerings, then the Holding Company expects to offer the remaining shares in a Syndicated Community Offering managed by Trident Securities, which would occur as soon as practicable following the close of the Subscription and Direct Community Offerings. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Direct Community Offerings. See "USE OF PROCEEDS," "PRO FORMA DATA" and "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued." The Subscription Offering will expire at 4:30 p.m., Central Time, on the Expiration Date, unless extended by the Savings Bank and the Holding Company for up to ___ days. The Direct Community Offering and Syndicated Community Offering, if any, may terminate on the Expiration Date or on any date thereafter, however, in no event later than _________, 1996, unless further extended with the consent of the OTS.

     Benefits of the Conversion to Management

          ESOP. In connection with the Conversion, the Savings Bank will adopt the ESOP, a tax-qualified employee benefit plan for officers and employees of the Holding Company and the Savings Bank, which intends to purchase 8% of the shares of Common Stock issued in the Offerings (119,600 shares at the maximum of the Estimated Valuation Range). In the event the number of shares offered in the Conversion is increased above the maximum of the Estimated Valuation Range, the Savings Bank's ESOP shall have a priority right to purchase any such shares exceeding the maximum of the Estimated Valuation Range up to an aggregate of 8% of the Common Stock issued in the Offerings. In the event that the ESOP's subscription is not filled in its entirety, the ESOP may purchase additional shares in the open market or may purchase additional authorized but unissued shares with cash contributed to it by the Savings Bank. For additional information concerning the ESOP, see "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- Employee Stock Ownership Plan." As a result of the adoption of the ESOP, the Holding Company will recognize compensation expense in an amount equal to the fair market value of the ESOP shares when such shares are committed to be released to participants' accounts. See "PRO FORMA DATA."

          MRP. The Holding Company expects to seek approval of the Management Recognition Plan and Trust ("MRP") at a meeting of stockholders occurring no earlier than six months following consummation of the Conversion. The MRP, which will be funded with a number of shares equal to 4% of the number of shares issued in the Conversion, is a non-tax-qualified restricted stock plan intended for the benefit of key employees and directors of the Holding Company and the Savings Bank. If stockholder approval of the MRP is obtained, it is expected that shares of Common Stock of the Holding Company will be awarded pursuant to such plan to key employees and directors of the Holding Company and the Savings Bank (which shares will be awarded at no cost to such recipients). Subject to approval by stockholders and vesting provisions, key employees and directors are initially intended to be granted 59,800 restricted shares of Common Stock under the MRP (based on the issuance of Common Stock at the maximum of the Estimated Valuation Range), with an aggregate value of $598,000 based on the Purchase Price of $10.00 per share. For additional information concerning the MRP, see "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- Management Recognition Plan." As a result of the adoption of the MRP, the Holding Company will recognize compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient during the years in which the shares vest. See "PRO FORMA DATA."

          Stock Option Plan. The Holding Company expects to seek approval of the 1996 Stock Option Plan ("Stock Option Plan"), which will reserve a number of shares equal to 10% of the number of shares issued in the Conversion, at a meeting of stockholders occurring no earlier than six months following consummation of the Conversion. If stockholder approval of the Stock Option Plan is obtained, it is expected that options to acquire up to 149,500 shares of Common Stock of the Holding Company will be awarded to key employees and directors of the Holding Company and the Savings Bank (based on the issuance of Common Stock at the maximum of the Estimated Valuation Range). The exercise price of such options will be 100% of the fair market value of the Common Stock on the date the option is granted. Options granted to officers and directors are valuable only to the extent that such options are exercisable and the market price for the underlying share of Common Stock is in excess of the exercise price. An option effectively eliminates the market risk of holding the underlying security since no consideration is paid for the option until it is exercised. Therefore, the recipient may, within the limits of the term of the option, wait to exercise

                                     (iii)
     the option until the market price exceeds the exercise price. For additional information concerning the Stock Option Plan, see "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- 1996 Stock Option Plan."

          Employment Agreements. In connection with the Conversion, the Holding Company and the Savings Bank have agreed to enter into employment agreements with the Chief Executive Officer and certain members of management that provide certain benefits in the event of their termination following a change in control of the Holding Company or the Savings Bank. Assuming a change of control occurred as of April 30, 1996, the aggregate amount payable under these agreements would have been approximately $632,000. See "MANAGEMENT OF THE SAVINGS BANK -- Executive Compensation -- Employment Agreements."

          For information concerning the possible voting control of officers, directors and employees following the Conversion, see "RISK FACTORS -- Anti-takeover Considerations -- Voting Control by Insiders."

     Purchase Limitations

          With the exception of the ESOP, which is expected to subscribe for 8% of the shares of Common Stock issued in the Conversion, no person or entity may purchase shares with an aggregate purchase price of more than $150,000 (or 15,000 shares based on the Purchase Price); and no person or entity, together with associates of and persons acting in concert with such person or entity, may purchase in the aggregate shares with an aggregate purchase price of more than $200,000 (or 20,000 shares based on the Purchase Price). This maximum purchase limitation may be increased or decreased as consistent with OTS regulations in the sole discretion of the Holding Company and the Savings Bank subject to any required regulatory approval.

          The term "associate" of a person is defined in the Plan to mean: (i) any corporation or organization (other than the Savings Bank or a majority-owned subsidiary of the Savings Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Savings Bank or any of its parents or subsidiaries. The term "acting in concert" is defined in the Plan to mean: (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Holding Company and the Savings Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

          The minimum purchase is 25 shares. In addition, stock orders received either through the Direct Community Offering or the Syndicated Community Offering, if held, may be accepted or rejected, in whole or in part, at the discretion of the Holding Company and the Savings Bank. See "THE CONVERSION -- Limitations on Purchases of Shares." If an order is rejected in part, the purchaser does not have the right to cancel the remainder of the order. In the event of an oversubscription, shares will be allocated in accordance with the Plan of Conversion. See "THE CONVERSION -- The Subscription, Direct Community and Syndicated Community Offerings."

     Stock Pricing and Number of Shares to be Issued in the Conversion

          The Purchase Price in the Subscription Offering is a uniform price for all subscribers, including members of the Holding Company's and the Savings Bank's Boards of Directors, their management and tax-qualified employee plans, and was set by the Board of Directors. The number of shares to be offered at the Purchase Price is based upon an independent appraisal of the aggregate pro forma market value of the Holding Company and the Savings Bank as converted. The aggregate pro forma market value was estimated by RP Financial to range from $11,050,000 to $14,950,000 as of July 12, 1996. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."

                                     (iv)

     The appraisal of the pro forma value of the Holding Company and the Savings Bank as converted will be updated or confirmed at the completion of the Offerings. The maximum of the Estimated Valuation Range may be increased by up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 1,719,250 shares due to material changes in the financial condition or performance of the Savings Bank or changes in market conditions or general financial and economic conditions. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are less than the minimum or more than 15% above the maximum of the current Estimated Valuation Range. The appraisal is not intended to be and should not be construed as a recommendation of any kind as to the advisability of purchasing Common Stock in the Offerings nor can assurance be given that purchasers of the Common Stock in the Offerings will be able to sell such shares after consummation of the Conversion at a price that is equal to or above the Purchase Price. Furthermore, the pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

     Use of Proceeds

          The net proceeds from the sale of the Common Stock are estimated to range from $10.5 million to $13.9 million, or to $16.7 million if the Estimated Valuation Range is increased by 15%, depending upon the number of shares sold and the expenses of the Conversion. The Holding Company has received the approval of the OTS to purchase all of the capital stock of the Savings Bank to be issued in the Conversion in exchange for 50% of the net proceeds of the Offerings. This will result in the Holding Company retaining approximately $5.3 million to $6.9 million of the net proceeds, or up to $8.3 million if the Estimated Valuation Range is increased by 15%, and the Savings Bank receiving an equal amount.

          Receipt of 50% of the net proceeds of the sale of the Common Stock will increase the Savings Bank's capital and will support the expansion of the Savings Bank's existing business activities. The Savings Bank will use the funds contributed to it for general corporate purposes, including increased local lending. The Savings Bank may also use a portion of the funds contributed to it to retire outstanding FHLB advances. Pending deployment of funds, the Savings Bank plans initially to invest the net proceeds in short- to intermediate-term U.S. Treasury and agency securities with laddered maturities up to two years. Shares of Common Stock may be purchased with funds on deposit at the Savings Bank, which will reduce deposits by the amounts of such purchases. As a result, the net amount of funds available to the Savings Bank for investment following receipt of the Conversion proceeds will be reduced by the amount of deposit withdrawals used to fund stock purchases.

          A portion of the net proceeds retained by the Holding Company will be used for a loan by the Holding Company to the Savings Bank's ESOP to enable it to purchase 8% of the shares of Common Stock issued in the Conversion. Such loan would fund the entire purchase price of the ESOP shares ($1,196,000 at the maximum of the Estimated Valuation Range) and would be repaid principally from the Savings Bank's contributions to the ESOP and from dividends payable on the Common Stock held by the ESOP. The Holding Company expects to lend a portion of the net proceeds retained by it to the Savings Bank to be utilized for general corporate purposes, including increased local lending. The remaining proceeds retained by the Holding Company initially will be invested in cash and equivalents and short- to intermediate-term U.S. Government and agency securities with laddered maturities up to two years. Such proceeds will be available for additional contributions to the Savings Bank in the form of debt or equity, to support future growth and diversification activities, as a source of dividends to the stockholders of the Holding Company and for future repurchases of Common Stock (including possible repurchases to fund the MRP or to provide shares to be issued upon exercise of stock options) to the extent permitted under Delaware law and OTS regulations. Currently, as discussed below under "USE OF PROCEEDS," there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any of such activities.

                                      (v)

     Market for Common Stock

          The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. The Holding Company has received conditional approval to have the Common Stock listed on the Nasdaq SmallCap Market under the symbol "______." Trident Securities has agreed to act as a market maker for the Holding Company's Common Stock following consummation of the Conversion. No assurance can be given that an active and liquid trading market for the Common Stock will develop. Further, no assurance can be given that purchasers will be able to sell their shares at or above the Purchase Price after the Conversion. See "RISK FACTORS -- Absence of Prior Market for the Common Stock" and "MARKET FOR COMMON STOCK."

     Dividends

          The Board of Directors of the Holding Company intends to adopt a policy of paying regular cash dividends following consummation of the Conversion. However, no decision has been made as to the amount or timing of such dividends. Declarations and payments of dividends by the Board of Directors will depend upon a number of factors, including the amount of the net proceeds retained by the Holding Company, capital requirements, regulatory limitations, the Savings Bank's and the Holding Company's financial condition and results of operations, tax considerations and general economic conditions. In order to pay such cash dividends, however, the Holding Company must have available cash either from the net proceeds raised in the Offerings and retained by the Holding Company, dividends received from the Savings Bank or earnings on Holding Company assets. In addition, from time to time in an effort to manage capital to a reasonable level, the Board of Directors may determine to pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. As with regular cash dividends, there can be no assurance that periodic special cash dividends will be paid or that, if paid, will continue to be paid. There are certain limitations on the payment of dividends from the Savings Bank to the Holding Company. See "REGULATION -- Federal Regulation of Savings Associations -- Limitations on Capital Distributions." No assurances can be given that any dividends will be declared or, if declared, what the amount of dividends will be or whether such dividends, once declared, will continue. See "DIVIDEND POLICY."

     Officers' and Directors' Common Stock Purchases and Beneficial Ownership

          Officers and directors (including directors emeriti) of the Savings Bank (11 persons) are expected to subscribe for an aggregate of approximately 128,000 shares of Common Stock, or 11.6% and 8.6% of the shares based on the minimum and the maximum of the Estimated Valuation Range, respectively. See "SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS." In addition, purchases by the ESOP, allocations under the MRP, and the exercise of stock options issued under the Stock Option Plan, will increase the number of shares beneficially owned by officers, directors and employees. Assuming (i) the receipt of stockholder approval for the MRP and the Stock Option Plan, (ii) the open market purchase of shares on behalf of the MRP, (iii) the purchase by the ESOP of 8% of the Common Stock sold in the Offerings, and (iv) the exercise of stock options equal to 10% of the number of shares of Common Stock issued in the Conversion, directors, officers and employees of the Holding Company and the Savings Bank would have voting control, on a fully diluted basis, of 30.5% and 27.8% of the Common Stock, based on the issuance of Common Stock at the minimum and maximum of the Estimated Valuation Range, respectively. See "RISK FACTORS -- Anti-takeover Considerations -- Voting Control by Insiders." The MRP and Stock Option Plan are subject to approval by the stockholders of the Holding Company at a meeting to be held no earlier than six months following consummation of the Conversion.

     Risk Factors

          See "RISK FACTORS" beginning on page 1 for a discussion of certain risks related to the Offerings that should be considered by all prospective investors.

                                     (vi)

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

          The following tables set forth certain information concerning the consolidated financial position and results of operations of the Savings Bank and its subsidiaries at the dates and for the periods indicated. This information is qualified in its entirety by reference to the detailed information contained in the Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus.

                                                                                At April 30,
                                                         --------------------------------------------------------
                                                         1996         1995         1994         1993         1992
                                                         ----         ----         ----         ----         ----
                                                                              (in Thousands)
FINANCIAL CONDITION DATA:

Total assets.......................................     $85,496      $79,351      $73,620      $73,622      $72,345
Cash...............................................       2,924        4,189        5,322        8,152       10,434
U.S. Government and federal agency
 obligations available for sale....................       3,216        4,201           --           --           --
U.S. Government and federal agency
 obligations held to maturity......................          --           --        4,260        4,840        2,703
Mortgage-backed securities  available for sale.....          --            1           --           --           --
Mortgage-backed securities held to maturity........          --           --        1,196        1,689        1,986
Loans receivable, net..............................      73,893       67,805       60,282       56,323       54,104
Loans held for sale................................       2,306          574           --           --          434
Deposits...........................................      70,316       65,205       64,630       65,235       64,870
FHLB advances......................................       5,000        4,500           --           --           --
Retained earnings,  substantially restricted.......       9,117        8,484        7,933        7,052        6,055


                                                                           Year Ended April 30,
                                                         --------------------------------------------------------
                                                         1996         1995         1994         1993         1992
                                                         ----         ----         ----         ----         ----
                                                                               (in Thousands)
OPERATING DATA:

Interest income....................................     $ 6,172      $ 5,355      $ 5,413      $ 5,997      $ 6,438
Interest expense...................................       3,781        2,944        2,671        3,345        4,066
                                                        -------      -------      -------      -------      -------

Net interest income................................       2,391        2,411        2,742        2,652        2,372
Provision for loan losses..........................          44          118           48          160          201
                                                        -------      -------      -------      -------      -------

Net interest income
 after provision for loan losses..................        2,347        2,293        2,694        2,492        2,171

Other income......................................          485          360          413          426          393
Other expense.....................................        1,849        1,809        1,741        1,625        1,388
                                                        -------      -------      -------      -------      -------

Income before income taxes........................          983          844        1,366        1,293        1,176
Income taxes......................................          363          301          485          505          457
                                                        -------      -------      -------      -------      -------
Income before cumulative effect
 of accounting change.............................          620          543          881          788          719
Cumulative effect of accounting change............           --           --           --          209           --
                                                        -------      -------      -------      -------      -------
Net income........................................      $   620      $   543      $   881      $   997      $   719
                                                        =======      =======      =======      =======      =======

                                                               (vii)

                                                                                At April 30,
                                                         --------------------------------------------------------
                                                         1996         1995         1994         1993         1992
                                                         ----         ----         ----         ----         ----
OTHER DATA:
Number of:
 Real estate loans outstanding.....................       2,659       2,519        2,445        2,423       2,444
 Deposit accounts..................................       9,691       9,166        8,683        8,805       9,153
 Full-service offices..............................           2           2            2            2           2

                                                                   At or For the Year Ended April 30,
                                                         --------------------------------------------------------
                                                         1996         1995         1994         1993       1992
                                                         ----         ----         ----         ----       ----
KEY FINANCIAL RATIOS:
Performance Ratios:
 Return on assets(1)............................           0.75%        0.72%        1.12%        1.07%      1.03%
 Return on equity(2)............................           7.00         6.55        11.92        12.13      12.58
 Retained earnings to
  assets(3).....................................          10.70        10.93        10.06         8.82       8.21
 Interest rate spread (4).......................           2.60         2.96         3.58         3.39       3.18
 Net interest margin(5).........................           3.02         3.33         3.90         3.75       3.59
 Average interest-earning assets
   to average interest-bearing liabilities......         108.84       109.15       108.64       107.71     106.64
 Noninterest expense as a
  percent of average total assets...............           2.23         2.39         2.37         2.21       2.00

Asset Quality Ratios:
 Nonaccrual and 90 days or more
   past due loans as a percent
   of loans receivable, net.....................           0.43         0.23         1.53         0.44       1.72
 Nonperforming assets as a
   percent of total assets......................           0.60         0.20         1.53         0.72       1.86
 Allowance for losses as a
   percent of gross loans receivable............           1.05         1.11         1.09         1.26       1.17
 Allowance for losses as a
   percent of nonperforming loans...............         245.44       498.05        72.18       291.78      68.78
 Net charge-offs to average
  outstanding loans.............................           0.03         0.03         0.17         0.14       0.05
- ------------------

(1) Net earnings divided by average total assets.
(2) Net earnings divided by average equity.
(3) Average retained earnings divided by average total assets.
(4) Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5) Net interest income as a percentage of average interest-earning assets.


                                    (viii)

                                 RISK FACTORS

          Before investing in shares of the Common Stock offered hereby, prospective investors should carefully consider the matters presented below, in addition to matters discussed elsewhere in this Prospectus.

     Return on Equity After Conversion

          Return on equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Holding Company's post-Conversion return on equity will be less than the average return on equity for publicly traded thrift institutions and their holding companies because of the increase in consolidated equity of the Holding Company that will result from the net proceeds of the Offerings. See "SELECTED CONSOLIDATED FINANCIAL INFORMATION" for numerical information regarding the Savings Bank's historical return on equity and "CAPITALIZATION" for a discussion of the Holding Company's estimated pro forma consolidated capitalization as a result of the Conversion. In addition, the expenses associated with the ESOP and the MRP (see "PRO FORMA DATA"), along with increased expenses associated with operating as a public company, are expected to contribute initially to reduced earnings levels. The Savings Bank intends to deploy the net proceeds of the Offerings to increase earnings per share, without assuming undue risk, with the goal of achieving a return on equity comparable to the average for publicly traded thrift institutions and their holding companies. This goal likely will take a number of years to achieve and no assurances can be given that this goal can be attained. Consequently, for the foreseeable future, investors should not expect a return on equity that will meet or exceed the average return on equity for publicly traded thrift institutions.

     Dependence on Local Economy and Competition Within Market Area

          The Savings Bank has been and intends to continue to operate as a community-oriented financial institution, with a focus on servicing customers in Callaway and Boone, and to a lesser extent, Cole and Audrain Counties, Missouri. Callaway and Boone Counties have an estimated combined population of 159,000, of which 35,000 live in Callaway County. Although the Savings Bank has experienced strong loan demand in recent years, because the Savings Bank operates in a market area with a small population and limited growth prospects, the Savings Bank's ability to achieve loan and deposit growth may be limited. Future growth opportunities for the Savings Bank depend largely on market area growth and the Savings Bank's ability to compete effectively within its market area. At April 30, 1996, most of the Savings Bank's loan portfolio consisted of loans made to borrowers and collateralized by properties located in its market area. As a result of this concentration, a downturn in the economy of the Savings Bank's market area could increase the risk of loss associated with the Savings Bank's loan portfolio.

          The Savings Bank faces intense competition both in originating loans and attracting deposits. The Savings Bank's competition comes primarily from commercial banks and other savings institutions in the Savings Bank's market area and, to a lesser extent, from credit unions and other financial institutions. In recent years, the Savings Bank has experienced an increased level of competition for deposits from securities firms, insurance companies and other investment vehicles, such as money market and mutual funds. This competition could adversely affect the Savings Bank's future growth prospects.

     Certain Lending Risks

          Multi-family and commercial real estate lending has been a constant part of the Savings Bank's lending strategy in recent years. For the year ended April 30, 1996, the Savings Bank originated $4.5 of multi-family real estate loans and $4.4 million of commercial real estate loans. All of the properties securing these loans are located in Missouri. At April 30, 1996, the Savings Bank's loan portfolio included multi-family real estate loans totalling $3.8 million, or 4.9% of total loans, and commercial real estate loans totalling $8.7 million, or 11.1% of total loans. Multi-family and commercial real estate loans are generally viewed as exposing the lender to greater credit risk than one- to four-family residential loans and typically involve higher loan principal amounts. Repayment of multi-family and commercial real estate loans is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Economic events and government regulations, which are outside the control of the borrower or lender, could impact the value of the security for such loans or the future cash flow of the affected properties. To reduce the risk associated with such loans and to provide funds for lending activities, the Savings Bank frequently sells participation interests in the larger multi-family and commercial loans that it originates. The Savings Bank retains the servicing rights on such loans and generally retains 10% or 20% of the loan balance. During the year ended April 30, 1996, the Savings Bank sold $1.6 million of multi-family and $5.9 million of commercial real estate loans. See "BUSINESS OF THE SAVINGS BANK -- Lending Activities."

          At April 30, 1996, consumer and other loans totalled $9.9 million, or 12.7% of total gross loans. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. At April 30, 1995, the Savings Bank had no material delinquencies in its consumer loan portfolio.

          The Savings Bank also originates mortgage loans secured by non-owner-occupied one- to four-family homes. At April 30, 1996, out of $46.7 million of loans secured by one- to four-family homes, loans secured by non-owner-occupied residences totalled $19.5 million. Loans secured by non-owner-occupied residences generally involve greater risks than loans secured by owner-occupied residences. As with loans secured by multi-family properties, payments on loans secured by non-owner-occupied residences are often dependent on the successful operation or management of the properties. Repayment of such loans may be subject to a greater extent to adverse conditions in the local real estate market or the economy generally.

     Dependence on Key Personnel

          Mr. Kermit D. Gohring, President of the Savings Bank has made significant policy decisions and has been instrumental in implementing the policies and procedures and directing the lending strategy of the Savings Bank for over 32 years. The Board of Directors believes that the Savings Bank's growth and profitability is dependent in large part upon the Savings Bank's maintaining and furthering the lending relationships established by management, especially Mr. Kermit Gohring. Although the Board of Directors believes that the other officers of the Savings Bank are experienced and fully capable, the loss of Mr. Kermit Gohring could have an adverse impact on the operations of the Savings Bank. Neither the Savings Bank nor the Holding Company has obtained, or expects to obtain, a "key man" life insurance policy for Mr. Kermit Gohring. See "MANAGEMENT OF THE SAVINGS BANK."

     Anti-takeover Considerations

          Provisions in the Holding Company's Governing Instruments and Delaware and Federal Law. Certain provisions included in the Holding Company's Certificate of Incorporation and in the Delaware General Corporation Law ("DGCL") might discourage potential proxy contests and other potential takeover attempts, particularly those that have not been negotiated with the Board of Directors. As a result, these provisions might preclude takeover attempts that certain stockholders may deem to be in their best interest and might tend to perpetuate existing management. These provisions include, among other things, a provision limiting voting rights of beneficial owners of more than 10% of the Common Stock, supermajority voting requirements for certain business combinations, staggered terms for directors, non-cumulative voting for directors, the removal of directors without cause only upon the vote of holders of 80% of the outstanding voting shares, limitations on the calling of special meetings, and specific notice requirements for stockholder nominations and proposals. Certain provisions of the Certificate of

     Incorporation of the Holding Company cannot be amended by stockholders unless an 80% stockholder vote is obtained. The existence of these anti-takeover provisions could result in the Holding Company being less attractive to a potential acquiror and in stockholders receiving less for their shares than otherwise might be available in the event of a takeover attempt. Furthermore, federal regulations prohibit for three years after consummation of the Conversion the ownership of more than 10% of the Savings Bank or the Holding Company without prior OTS approval. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution. For a more detailed discussion of these provisions, see "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

          Voting Control by Insiders. Directors (including directors emeriti) and officers of the Savings Bank and the Holding Company expect to purchase 128,000 shares of Common Stock, or 11.6% and 8.6% of the shares issued in the Offerings at the minimum and the maximum of the Estimated Valuation Range, respectively. Directors and officers are also expected to control indirectly the voting of approximately 8% of the shares of Common Stock issued in the Conversion through the ESOP (assuming shares have been allocated under the ESOP). Under the terms of the ESOP, the unallocated shares will be voted by the ESOP trustees in the same proportion as the votes cast by participants with respect to the allocated shares.

          At a meeting of stockholders to be held no earlier than six months following the consummation of the Conversion, the Holding Company expects to seek approval of the Holding Company's MRP, which is a non-tax-qualified restricted stock plan for the benefit of key employees and directors of the Holding Company and the Savings Bank. Assuming the receipt of stockholder approval, the Holding Company expects to acquire common stock of the Holding Company on behalf of the MRP in an amount equal to 4% of the Common Stock issued in the Conversion, or 44,200 and 59,800 shares at the minimum and the maximum of the Estimated Valuation Range, respectively. These shares will be acquired either through open market purchases or from authorized but unissued shares of Common Stock. Under the terms of the MRP, the MRP committee or the MRP trustees will have the power to vote unallocated and unvested shares. The Holding Company also intends to seek approval of the Stock Option Plan at a meeting of stockholders to be held no earlier than six months following the consummation of the Conversion. The Holding Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to 10% of the Common Stock issued in the Conversion (110,500 and 149,500 shares at the minimum and the maximum of the Estimated Valuation Range, respectively).

          Assuming (i) the receipt of stockholder approval for the MRP and the Stock Option Plan, (ii) the open market purchase of shares on behalf of the MRP, (iii) the purchase by the ESOP of 8% of the Common Stock sold in the Offerings, and (iv) the exercise of stock options equal to 10% of the number of shares of Common Stock issued in the Conversion, directors, officers and employees of the Holding Company and the Savings Bank would have voting control, on a fully diluted basis, of 30.5% and 27.8% of the Common Stock, based on the issuance of Common Stock at the minimum and maximum of the Estimated Valuation Range, respectively. Management's potential voting control alone, as well as together with additional stockholder support, might preclude or make more difficult takeover attempts that certain stockholders deem to be in their best interest and might tend to perpetuate existing management.

          Provisions of Employment Agreements. The proposed employment agreements with the Chief Executive Officer and certain members of management provide for cash severance payments in the event of a change in control of the Holding Company or the Savings Bank. Such agreements also provide for the continuation of certain employee benefits for a three-year period following the change in control. Assuming a change of control occurred as of April 30, 1996, the aggregate amounts payable under these agreements would have been approximately $632,000. These provisions may have the effect of increasing the cost of acquiring the Holding Company, thereby discouraging future attempts to take over the Holding Company or the Savings Bank.

          See "MANAGEMENT OF THE SAVINGS BANK -- Benefits," "DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

     Recapitalization of SAIF and its Impact on SAIF Premiums

          Effective January 1, 1996, the FDIC substantially reduced deposit insurance premiums for well-capitalized, well-managed financial institutions that are members of the Bank Insurance Fund ("BIF"). Under the new assessment schedule, approximately 92% of BIF members pay the statutory minimum annual assessment of $2,000. With respect to SAIF member institutions, the FDIC has retained the existing rate schedule of 23 to 31 basis points. The Savings Bank is, and after the Conversion will remain, a member of the SAIF rather than the BIF. SAIF premiums may not be reduced for several years because the SAIF has lower reserves than the BIF.
     Because deposit insurance premiums are often a significant component of noninterest expense for insured depository institutions, the reduction in BIF premiums may place the Savings Bank at a competitive disadvantage since BIF-insured institutions (such as most commercial banks) may be able to offer more attractive loan rates, deposit rates, or both.

          Proposed federal legislation would recapitalize the SAIF and resolve the current premium disparity by requiring savings institutions like the Savings Bank to pay a one-time assessment to increase SAIF's reserves to $1.25 per $100 of deposits that is expected to be approximately 80 basis points on the amount of deposits held by a SAIF-member institution. The payment of a one-time fee would have the effect of immediately reducing the capital and pre-tax earnings of SAIF-member institutions by the amount of the fee. Based on the Savings Bank's assessable deposits of $68.6 million at April 30, 1996, a one-time assessment of 80 basis points would equal approximately $549,000. This charge, if incurred, would represent, on a pro forma basis, a decrease in book value per share at April 30, 1996 of $0.50 based upon the sale of shares at the minimum of the Estimated Valuation Range and of $0.37 based upon the sale of shares at the maximum of the Estimated Valuation Range. Management cannot predict whether any legislation imposing such a fee will be enacted, or, if enacted, the amount or timing of any one-time fee or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums. See "REGULATION."

     Potential Adverse Impact of Changes in Interest Rates

          The financial condition and operations of the Savings Bank, and of savings institutions in general, are influenced significantly by general economic conditions, by the related monetary and fiscal policies of the federal government and by the regulations of the OTS and the FDIC. The Savings Bank's profitability, like that of most financial institutions, is dependent to a large extent on its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. At April 30, 1996, 79.5% of the Savings Bank's total gross loans were adjustable-rate loans and 78.8% of the Savings Bank's deposits were certificate accounts. The interest earned by the Savings Bank on such loans and paid by the Savings Bank on such accounts are significantly impacted by market interest rates. Accordingly, the Savings Bank's results of operations are significantly influenced by movements in market interest rates and the Savings Bank's ability to manage its assets and liabilities in response to such movements. As a result of the prevailing interest rate environment, during its three most recent fiscal years, the Savings Bank has experienced a decrease in its interest rate spread and net interest margin. The Savings Bank's interest rate spread, which is the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities, decreased from 3.58% for the year ended April 30, 1994 to 2.96% for the year ended April 30, 1995 to 2.60% for the year ended April 30, 1996. Further changes in interest rates could result in further decreases in the Savings Bank's interest rate spread, which would have an adverse effect on the Savings Bank's net interest income. The Savings Bank's net interest margin, which is net interest income as a percentage of average interest-earning assets, decreased from 3.90% for the year ended April 30, 1994 to 3.33% for the year ended April 30, 1995 to 3.02% for the year ended April 30, 1996.

          The Savings Bank will continue to be affected by general changes in levels of interest rates and other economic factors beyond its control. To better control the impact of changes in interest rates, the Savings Bank has sought to improve the match between asset and liability maturities or repricing periods and rates by emphasizing the origination of adjustable-rate mortgage ("ARM") loans and shorter term consumer loans, offering certificates of deposit with terms of up to six years and maintaining an investment portfolio with laddered maturities of up to two years. At April 30, 1996, out of total gross loans of $78.4 million, the Savings Bank had $62.3 million of ARM loans in its loan portfolio. The Savings Bank's ARM loans contain periodic and lifetime interest rate adjustment limits which, in a rising interest rate environment, may prevent such loans from repricing to market interest rates. While management anticipates that the Savings Bank's ARM loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of ARM borrowers in a rising interest rate environment could potentially cause an increase in delinquencies and defaults. The Savings Bank has not historically had an increase in such delinquencies and defaults on ARM loans, but no assurance can be given that such delinquencies or defaults would not occur in the future. The marketability of the underlying property also may be adversely affected in a high interest rate environment. Moreover, the Savings Bank's ability to originate ARM loans may be affected by changes in the level of interest rates and by market acceptance of the terms of such loans. For further information regarding the Savings Bank's asset and liability management, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management."

          Changes in the level of interest rates also affect the amount of loans originated by the Savings Bank and, thus, the amount of loan and commitment fees, as well as the market value of the Savings Bank's investment securities and other interest-earning assets. Changes in interest rates also can affect the average life of loans. Decreases in interest rates may result in increased prepayments of loans, as borrowers refinance to reduce borrowing costs. Under these circumstances, the Savings Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates that are comparable to the rates on the maturing loans or securities. Moreover, volatility in interest rates also can result in disintermediation, or the flow of funds away from savings institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than savings institutions.

          The Savings Bank's results of operations are also dependent on loan servicing fees. At April 30, 1996, 1995 and 1994, the Savings Bank serviced $84.4 million, $73.8 million and $71.9 million, respectively, of loans for others. Loan servicing fees for the years ended April 30, 1996, 1995 and 1994 totalled $281,000, $255,000 and $262,000, respectively. A decreasing interest rate environment may result in a higher volume of prepayments as borrowers refinance their loans, which may reduce the size and adversely impact the income received from the loan servicing portfolio. See "BUSINESS OF THE SAVINGS BANK -- Lending Activities -- Loan Servicing."

     Absence of Prior Market for the Common Stock

          The Holding Company has never issued capital stock and, consequently, there is no existing market for the Common Stock. Although the Holding Company has received conditional approval to list the Common Stock on the Nasdaq SmallCap Market under the symbol "____," there can be no assurance that the Holding Company will meet Nasdaq SmallCap Market listing requirements, which include a minimum market capitalization, at least two market makers and a minimum number of holders of record. While Trident Securities has agreed to act as a market maker and will use its best efforts to assist the Holding Company in encouraging another market maker to establish and maintain a market in the Common Stock, there can be assurance that another market maker will make a market in the Common Stock. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Holding Company, the Savings Bank or any market maker. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or once developed, will continue. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "MARKET FOR COMMON STOCK."

     Possible Dilutive Effect of Benefit Programs

          At a meeting to be held no earlier than six months following consummation of the Conversion, the Holding Company intends to seek stockholder approval of the MRP. If approved, the MRP intends to acquire an amount of Common Stock of the Holding Company equal to 4% of the shares issued in the Conversion. Such shares of Common Stock of the Holding Company may be acquired by the Holding Company in the open market or from authorized but unissued shares of Common Stock of the Holding Company. In the event that the MRP acquires authorized but unissued shares of Common Stock from the Holding Company, the voting interests of existing stockholders will be diluted and net income per share and stockholders' equity per share will be decreased. See "PRO FORMA DATA" and "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- Management Recognition Plan."

          At a meeting to be held no earlier than six months following consummation of the Conversion, the Holding Company intends to seek stockholder approval of the Stock Option Plan. If approved, the Stock Option Plan will provide for options for up to a number of shares of Common Stock of the Holding Company equal to 10% of the shares issued in the Conversion. Such shares may be authorized but unissued shares of Common Stock of the Holding Company and, upon exercise of the options, will result in the dilution of the voting interests of existing stockholders and may decrease net income per share and stockholders' equity per share. See "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- 1996 Stock Option Plan."

          If the ESOP is not able to purchase 8% of the shares of Common Stock issued in the Offerings, the ESOP may purchase newly issued shares from the Holding Company. In such event, the voting interests of existing stockholders will be diluted and net income per share and stockholders' equity per share will be decreased. See "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- Employee Stock Ownership Plan."

     Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

          If the Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Savings Bank are deemed to have an ascertainable value, receipt of such rights may be a taxable event (either as capital gain or ordinary income) to those Eligible Account Holders, Supplemental Eligible Account Holders or Other Members who receive and/or exercise the Subscription Rights in an amount equal to such value. Additionally, the Savings Bank could be required to recognize a gain for tax purposes on such distribution. Whether Subscription Rights are considered to have ascertainable value is an inherently factual determination. The Savings Bank has been advised by RP Financial that such rights have no value; however, RP Financial's conclusion is not binding on the Internal Revenue Service ("IRS"). See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank -- Tax Effects."

     Regulatory Oversight and Possible Legislation

          The Savings Bank is subject to extensive regulation, supervision and examination by the OTS, as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Savings Bank is a member of the FHLB System and is subject to certain limited regulations promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve"). As the holding company of the Savings Bank, the Holding Company also will be subject to regulation and oversight by the OTS. Such regulation and supervision govern the activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether by the OTS, the FDIC or Congress, could have a material impact on the Holding Company, the Savings Bank and their respective operations. See "REGULATION." Legislation proposing a comprehensive reform of the banking and thrift industries has recently been discussed in the United States Congress. Under such legislation, (i) the BIF and the SAIF would be merged, at which time thrifts and banks would pay the same deposit insurance premiums, (ii) federal savings associations would be required to convert to a national bank or a state-chartered bank or thrift, (iii) thrifts' 8% bad-debt tax deduction would be eliminated, (iv) all savings and loan holding companies would become bank holding companies and (v) the OTS would be merged with the Office of the Comptroller of the Currency. It is uncertain when or if such legislation may be passed and, if passed, in what form such legislation may be passed.

                              FULTON BANCORP, INC.

          The Holding Company was organized as a Delaware corporation at the direction of the Savings Bank in May 1996 to acquire all of the outstanding capital stock of the Savings Bank to be issued in the Conversion. The Holding Company has received the approval of the OTS to become a savings and loan holding company and to acquire 100% of the capital stock of the Savings Bank. Prior to the Conversion, the Holding Company will not engage in any material operations. After the Conversion, the Holding Company will be classified as a unitary savings and loan holding company subject to regulation by the OTS, and its principal business will be the ownership of the Savings Bank. Immediately following the Conversion, the only significant assets of the Holding Company will be the capital stock of the Savings Bank, that portion of the net proceeds of the Offerings to be retained by the Holding Company and a note receivable from the ESOP evidencing a loan from the Holding Company to fund the Savings Bank's ESOP. See "BUSINESS OF THE HOLDING COMPANY."

          The holding company structure will permit the Holding Company to expand the financial services currently offered through the Savings Bank. Management believes that the holding company structure and retention of a portion of the proceeds of the Offerings will, should it decide to do so, facilitate the expansion and diversification of its operations. The holding company structure will also enable the Holding Company to repurchase its stock without adverse tax consequences. There are no present plans, arrangements, agreements, or understandings, written or oral, regarding any such activities or repurchases. See "REGULATION -- Savings and Loan Holding Company Regulations."

                            FULTON SAVINGS BANK, FSB

          The Savings Bank, founded in 1912, is a federally chartered mutual savings bank located in Fulton, Missouri. The Savings Bank amended its charter from that of a state-chartered mutual savings bank to become a federal mutual savings bank in April 1995. In connection with the Conversion, the Savings Bank will convert to a federally chartered capital stock savings bank and will become a subsidiary of the Holding Company.
     The Savings Bank is regulated by the OTS, its primary federal regulator, and the FDIC, the insurer of its deposits. The Savings Bank's deposits are insured by the SAIF and have been federally insured since 1965. The Savings Bank has been a member of the FHLB System since 1942. At April 30, 1996, the Savings Bank had total assets of $85.5 million, total deposits of $70.3 million and retained earnings of $9.1 million on a consolidated basis.

          The Savings Bank is a community oriented financial institution that engages primarily in the business of attracting deposits from the general public and using those funds to originate residential and commercial mortgage loans within the Savings Bank's market area. The Savings Bank generally sells all of the fixed-rate and some of the adjustable-rate residential mortgage loans that it originates while retaining the servicing rights on such loans. At April 30, 1996, one- to four-family residential mortgage loans totalled $46.7 million, or 59.6% of the Savings Bank's total gross loans. The Savings Bank also originates multi-family, commercial real estate, construction, land and consumer and other loans. The Savings Bank frequently sells participation interests in the non-residential mortgage loans it originates. At April 30, 1996, multi-family and commercial real estate loans accounted for 16.0% of the Savings Bank's total gross loans, construction loans accounted for 9.8% of total gross loans and consumer and other loans accounted for 12.7% of total gross loans. The Savings Bank has a branch office located in Holts Summit, Missouri.

                                USE OF PROCEEDS

          The net proceeds from the sale of the Common Stock offered hereby are estimated to range from $10.5 million to $13.9 million, or up to $16.7 million if the Estimated Valuation Range is increased by 15%. See "PRO FORMA DATA" for the assumptions used to arrive at such amounts. The Holding Company has received the approval of the OTS to purchase all of the capital stock of the Savings Bank to be issued in the Conversion in exchange for 50% of the net proceeds of the Offerings. This will result in the Holding Company retaining approximately $5.3 million to $6.9 million of net proceeds, or up to $8.3 million if the Estimated Valuation Range is increased by 15%, and the Savings Bank receiving an equal amount.

          Receipt of 50% of the net proceeds of the sale of the Common Stock will increase the Savings Bank's capital and will support the expansion of the Savings Bank's existing business activities. The Savings Bank will use the funds contributed to it for general corporate purposes, including increased local lending. The Savings Bank may also use a portion of the funds contributed to it to retire outstanding FHLB advances. Pending deployment of funds, the Savings Bank plans initially to invest the net proceeds in short- to intermediate-term U.S. Treasury and agency securities with laddered maturities up to two years. Shares of Common Stock may be purchased with funds on deposit at the Savings Bank, which will reduce deposits by the amount of such purchases. As a result, the net amount of funds available to the Savings Bank for investment following receipt of the Conversion proceeds will be reduced by the amount of deposit withdrawals used to fund stock purchases.

          In connection with the Conversion and the establishment of the ESOP, the Holding Company intends to loan the ESOP the amount necessary to purchase 8% of the shares of Common Stock sold in the Conversion. The Holding Company's loan to fund the ESOP may range from $884,000 to $1,196,000 based on the sale of 88,400 shares to the ESOP (at the minimum of the Estimated Valuation Range) and 119,600 shares (at the maximum of the Estimated Valuation Range), respectively, at $10.00 per share. If 15% above the maximum of the Estimated Valuation Range, or 1,719,250 shares, are sold in the Conversion, the Holding Company's loan to the ESOP would be approximately $1.4 million. It is anticipated that the ESOP loan will have a ten-year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the Conversion. The loan will be repaid principally from the Savings Bank's contributions to the ESOP and from any dividends paid on shares of Common Stock held by the ESOP.

          The Holding Company expects to lend a portion of the net proceeds to the Savings Bank to be utilized for general corporate purposes, including increased local lending. The remaining proceeds retained by the Holding Company initially will be invested in cash and equivalents and short- to intermediate-term U.S. Government and agency securities with laddered maturities up to two years. Such proceeds will be available for additional contributions to the Savings Bank in the form of debt or equity, to support future diversification or acquisition activities, as a source of dividends to the stockholders of the Holding Company and for future repurchases of Common Stock to the extent permitted under Delaware law and federal regulations. Currently, there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any diversification activities.

          Following consummation of the Conversion, the Board of Directors will have the authority to adopt plans for repurchases of Common Stock or other returns of capital to stockholders, subject to statutory and regulatory requirements. Since the Holding Company has not yet issued stock, there currently is insufficient information upon which an intention to repurchase stock could be based. The facts and circumstances upon which the Board of Directors may determine to repurchase stock in the future may include but are not limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the ability to improve the Holding Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Holding Company and its stockholders. Any stock repurchases or return of capital will be subject to a determination by the Board of Directors that both the Holding Company and the Savings Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases or return of capital and that capital will be adequate, taking into account, among other things, the level of nonperforming and classified assets, the Holding Company's and the Savings Bank's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. See "THE CONVERSION -- Restrictions on Repurchase of Stock."


                                DIVIDEND POLICY

     General

          The Board of Directors of the Holding Company intends to adopt a policy of paying regular cash dividends following consummation of the Conversion. However, no decision has been made as to the amount or timing of such dividends. Declarations or payments of dividends will be subject to determination by the Holding Company's Board of Directors, which will take into account the amount of the net proceeds retained by the Holding Company, the Holding Company's financial condition, results of operations, tax considerations, capital requirements, industry standards, economic conditions and other factors, including the regulatory restrictions that affect the payment of dividends by the Savings Bank to the Holding Company discussed below. In addition, from time to time in an effort to manage capital to a reasonable level, the Board of Directors may determine to pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Under Delaware law, the Holding Company will be permitted to pay cash dividends after the Conversion either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In order to pay such cash dividends, however, the Holding Company must have available cash either from the net proceeds raised in the Offerings and retained by the Holding Company, dividends received from the Savings Bank or earnings on Holding Company assets. No assurances can be given that any dividends, either regular or special, will be declared or, if declared, what the amount of dividends will be or whether such dividends, once declared, will continue.

     Current Regulatory Restrictions

          Dividends from the Holding Company may depend, in part, upon receipt of dividends from the Savings Bank because the Holding Company initially will have no source of income other than dividends from the Savings Bank and earnings from the investment of the net proceeds from the Offerings retained by the Holding Company. OTS regulations require the Savings Bank to give the OTS 30 days' advance notice of any proposed declaration of dividends to the Holding Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Holding Company. The OTS imposes certain limitations on the payment of dividends from the Savings Bank to the Holding Company which utilizes a three-tiered approach that permits various levels of distributions based primarily upon a savings association's capital level. In addition, the Savings Bank may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of the Savings Bank below the amount required for the liquidation account to be established pursuant to the Savings Bank's Plan of Conversion. See "REGULATION -- Federal Regulation of Savings Associations -- Limitations on Capital Distributions," "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank -- Liquidation Account" and Note O of Notes to the Consolidated Financial Statements included elsewhere herein.

          The Savings Bank currently meets the criteria to be designated a Tier 1 association, as hereinafter defined, and consequently could at its option (after prior notice to and no objection made by the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year.

Tax Considerations

     In addition to the foregoing, retained earnings of the Savings Bank appropriated to bad debt reserves and deducted for federal income tax purposes cannot be used by the Savings Bank to pay cash dividends to the Holding Company without the payment of federal income taxes by the Savings Bank at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "TAXATION -- Federal Taxation" and Note G of Notes to the Consolidated Financial Statements included elsewhere herein. The Holding Company does not contemplate any distribution by the Savings Bank that would result in a recapture of the Savings Bank's bad debt reserve or create the above-mentioned federal tax liabilities.


                            MARKET FOR COMMON STOCK

     The Holding Company has never issued capital stock and, consequently, there is no existing market for the Common Stock. Although the Holding Company has received conditional approval to list the Common Stock on the Nasdaq SmallCap Market under the symbol "____," there can be no assurance that the Holding Company will meet Nasdaq SmallCap Market listing requirements, which include a minimum market capitalization, at least two market makers and a minimum number of record holders. Trident Securities has agreed to make a market for the Holding Company's Common Stock following consummation of the Conversion and will assist the Holding Company in seeking to encourage at least one additional market maker to establish and maintain a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. While the Holding Company has attempted to obtain commitments from broker-dealers to act as market makers, and anticipates that prior to the completion of the Conversion it will be able to obtain the commitment from at least one additional broker-dealer to act as market maker for the Common Stock, there can be no assurance there will be two or more market makers for the Common Stock. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Holding Company, the Savings Bank or any market maker. There can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue. The number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares on short notice and should not view the Common Stock as a short-term investment. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price or that quotations will be available on the Nasdaq SmallCap Market as contemplated.

                                CAPITALIZATION

     The following table presents the historical capitalization of the Savings Bank at April 30, 1996, and the pro forma consolidated capitalization of the Holding Company after giving effect to the assumptions set forth under "PRO FORMA DATA," based on the sale of the number of shares of Common Stock set forth below in the Conversion at the minimum, midpoint and maximum of the Estimated Valuation Range, and based on the sale of 1,719,250 shares (representing the shares that would be issued in the Conversion after giving effect to an additional 15% increase in the maximum valuation in the Estimated Valuation Range, subject to receipt of an updated appraisal confirming such valuation and OTS approval). A change in the number of shares to be issued in the Conversion may materially affect pro forma consolidation capitalization.


                                                                              Holding Company
                                                                   ProForma Consolidated Capitalization
                                                                          Based Upon the Sale of
                                                         ---------------------------------------------------------------
                                                         1,105,000        1,300,000        1,495,000        1,719,250
                                     Capitalization      Shares at        Shares at        Shares at        Shares at
                                     as of               $10.00           $10.00           $10.00           $10.00
                                     April 30, 1996      Per Share(1)     Per Share(1)     Per Share(1)     Per Share(1)
                                     --------------      ------------     ------------     ------------     ------------
                                                                          (In Thousands)

Deposits(3)                              $70,316         $70,316          $70,316          $70,316          $70,316
FHLB advances and other borrowings         5,000           5,000            5,000            5,000            5,000
                                         -------         -------           ------           ------           ------
Total deposits and
borrowed funds                           $75,316         $75,316          $75,316          $75,316          $75,316
                                         =======         =======          =======          =======          =======

Stockholders' equity:

   Preferred stock:
     1,000,000 shares, $.01
     par value per share.
     authorized; none issued
     or outstanding                         $ --            $ --             $ --             $ --             $ --

   Common Shock:
     6,000,000 shares, $.01 par
     value per share, authorized;
     specified number of shares
     assumed to be issued and
     outstanding(4)                           --              11               13               15               17

   Additional paid-in-capital                 --          10,497           12,445           14,393           16,633

   Retained earnings(5)                    9,117           9,117            9,117            9,117            9,117
   Less:
     Common Stock acquied
      by ESOP(6)                              --            (884)          (1,040)          (1,196)          (1,375)
     Common Stock to be acquired
      by MRP(7)                               --            (442)            (520)            (598)            (688)
                                         -------         -------          -------          -------          -------
                                         $ 9,117         $18,299          $20,015          $21,731          $23,704
                                         =======         =======          =======          =======          =======

                         (footnotes on following page)

- ----------------
(1) Does not reflect the possible increase in the Estimated Valuation Range to reflect material changes in the financial condition or performance of the Savings Bank or changes in market conditions or general financial and economic conditions, or the issuance of additional shares under the Stock Option Plan.
(2) This column represents the pro forma capitalization of the Holding Company in the event the aggregate number of shares of Common Stock issued in the Conversion is 15% above the maximum of the Estimated Valuation Range. See "PRO FORMA DATA" and Footnote 1 thereto.
(3) Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Such withdrawals will reduce pro forma deposits by the amounts thereof.
(4) The Savings Bank's authorized capital will consist solely of 1,000 shares of common stock, par value $1.00 per share, 1,000 shares of which will be issued to the Holding Company, and 9,000 shares of preferred stock, no par value per share, none of which will be issued in connection with the Conversion.
(5) Retained earnings are substantially restricted by applicable regulatory capital requirements. Additionally, the Savings Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account, which will be established for the benefit of the Savings Bank's Eligible Account Holders and Supplemental Eligible Account Holders at the time of the Conversion and adjusted downward thereafter as such account holders reduce their balances or cease to be depositors. See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank -- Liquidation Account." Amount shown does not reflect the possible payment of a one-time assessment to recapitalize the SAIF. See "RISK FACTORS -- Recapitalization of SAIF and its Impact on SAIF Premiums." Based on assessable deposits of $68.6 million at April 30, 1996, the payment of a one-time assessment of 80 basis points would reduce retained earnings by $549,000.
(6) Assumes that 8% of the Common Stock sold in the Conversion will be acquired by the ESOP in the Conversion with funds borrowed from the Holding Company. In accordance with generally accepted accounting principles ("GAAP"), the amount of Common Stock to be purchased by the ESOP represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to ESOP participants' accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from the Holding Company, the borrowing will be eliminated in consolidation and no liability will be reflected in the consolidated financial statements of the Holding Company. See "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- Employee Stock Ownership Plan."
(7) Assumes the purchase in the open market at the Purchase Price, pursuant to the proposed MRP, of a number of shares equal to 4% of the shares of Common Stock issued in the Conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The issuance of an additional 4% of the shares of Common Stock for the MRP from authorized but unissued shares of Holding Company Common Stock would dilute the voting and ownership interest of stockholders by 3.85%. The shares are reflected as a reduction of stockholders' equity. See "RISK FACTORS -- Possible Dilutive Effect of Benefit Programs." "PRO FORMA DATA" and "MANAGEMENT OF THE
    SAVINGS BANK -- Benefits -- Management Recognition Plan." The MRP is subject to stockholder approval, which is expected to be sought at a meeting to be held no earlier than six months following consummation of the Conversion.

                  HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

        The following table presents the Savings Bank's historical and pro forma capital position relative to its capital requirements at April 30, 1996. The amount of capital infused into the Savings Bank for purposes of the following table is 50% of the net proceeds of the Offerings. For the purpose of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the MRP are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "USE OF PROCEEDS," "CAPITALIZATION" and "PRO FORMA DATA." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Savings Bank, see "REGULATION -- Federal Regulation of Savings Associations -- Capital Requirements."


                                           April 30, 1996
                                        -------------------
                                                 Percent of
                                                   Total
                                        Amount    Assets(1)
                                        ------    ---------
GAAP capital........................    $9,117      10.66%

Tangible capital....................    $9,096      10.64%
Tangible capital requirement........     1,282       1.50
                                        ------      -----
Excess..............................    $7,814       9.14%
                                        ======      =====

Core capital........................    $9,096      10.64%
Core capital requirement(2).........     2,564       3.00
                                        ------      -----
Excess..............................    $6,532       7.64%
                                        ======      =====

Total capital(3)....................    $9,486      18.46%
Risk-based
 capital requirement................     4,111       8.00
                                        ------      -----
Excess..............................    $5,375      10.46%
                                        ======      =====

                                                                         PRO FORMA AT APRIL 30, 1996
                                       ------------------------------------------------------------------------------------------
                                                                                                                  15% above
                                       Minimum of Estimated   Midpoint of Estimated   Maximum of Estimated   Maximum of Estimated
                                         Valuation Range         Valuation Range        Valuation Range        Valuation Range
                                       --------------------   ---------------------   --------------------   --------------------
                                         1,105,000 Shares       1,300,000 Shares         1,495,000 Shares      1,179,250 Shares
                                       at $10.00 Per Share     at $10.00 Per Share     at $10.00 Per Share    at $10.00 Per Share
                                       --------------------   ---------------------   --------------------   --------------------
                                                 Percent of             Percent of              Percent of             Percent of
                                                   Total                  Total                   Total                  Total
                                        Amount    Assets(1)    Amount    Assets(1)     Amount    Assets(1)    Amount    Assets(1)
                                        ------    ---------    ------    ---------     ------    ---------    ------    ---------
                                                               (Dollars in Thousands)

GAAP capital........................    $13,045   14.45%       $13,786   15.12%        $14,527   15.77%       $15,379   16.51%

Tangible capital....................    $13,024   14.43%       $13,765   15.10%        $14,506   15.75%       $15,358   16.49%
Tangible capital requirement........      1,354    1.50          1,368    1.50           1,381    1.50          1,397    1.50
                                        -------   -----        -------   -----         -------   -----        -------   -----
Excess..............................    $11,670   12.93%       $12,397   13.60%        $13,125   14.25%       $13,961   14.99%
                                        =======   =====        =======   =====         =======   =====        =======   =====

Core capital........................    $13,024   14.43%       $13,765   15.10%        $14,506   15.75%       $15,358   16.49%
Core capital requirement(2).........      2,709    3.00          2,736    3.00           2,762    3.00          2,793    3.00
                                        -------   -----        -------   -----         -------   -----        -------   -----
Excess..............................    $10,315   11.43%       $11,029   12.10%        $11,744   12.75%       $12,565   13.49%
                                        =======   =====        =======   =====         =======   =====        =======   =====

Total capital(3)....................    $13,414   25.62%       $14,155   26.95%        $14,896   28.26%       $15,748   29.76%
Risk-based
 capital requirement................      4,188    8.00          4,202    8.00           4,217    8.00          4,233    8.00
                                        -------   -----        -------   -----         -------   -----        -------   -----
Excess..............................    $ 9,226   17.62%       $ 9,953   18.95%        $10,679   20.26%       $11,515   21.76%
                                        =======   =====        =======   =====         =======   =====        =======   =====

- -----------------------------------
(1) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk based capital levels are shown as a percentage of risk-weighted assets.
(2) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a core capital ratio of 4% to 5% for all other thrifts.
(3) Percentage represents total core and supplementary capital divided by total risk-weighted assets. Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

                                PRO FORMA DATA

     Under the Plan of Conversion, the Common Stock must be sold at a price equal to the estimated pro forma market value of the Holding Company and the Savings Bank as converted, based upon an independent valuation. The Estimated Valuation Range as of July 12, 1996 is from a minimum of $11,050,000 to a maximum of $14,950,000 with midpoint of $13,000,000 or, at a price per share of $10.00, a minimum number of shares of 1,105,000, a maximum number of shares of 1,495,000 and a midpoint number of shares of 1,300,000. The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds set forth on the following table are based upon the following assumptions: (i) Trident Securities will receive a management fee of $157,500; (ii) all of the Common Stock will be sold in the Subscription and Direct Community Offerings; and (iii) Conversion expenses, excluding the fees paid to Trident Securities, will total approximately $384,500. Actual expenses may vary from this estimate, and the fees paid will depend upon the percentages and total number of shares sold in the Subscription, Direct Community and Syndicated Community Offerings and other factors.

     The pro forma consolidated net income of the Savings Bank for the year ended April 30, 1996 has been calculated as if the Conversion has been consummated at the beginning of the period and the estimated net proceeds received by the Holding Company and the Savings Bank had been invested at 6.40% at the beginning of the period, which represents the arithmetic average of the Savings Bank's yield on interest-earning assets and interest-bearing deposits as of April 30, 1996. As discussed under "USE OF PROCEEDS," the Holding Company expects to retain 50% of the net proceeds of the Offerings from which it will fund the ESOP loan. A pro forma after-tax return of 4.02% is used for both the Holding Company and the Savings Bank for the period, after giving effect to an incremental combined federal and state tax rate of 37.12%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of Common Stock indicated in the footnotes to the table. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the period or at April 30, 1996, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

     The following table summarizes the historical net income and retained earnings of the Savings Bank and the pro forma consolidated net income and stockholders' equity of the Holding Company for the period and at the date indicated, based on the minimum, midpoint and maximum of the Estimated Valuation Range and based on a 15% increase in the maximum of the Estimated Valuation Range. No effect has been given to: (i) the shares to be reserved for the issuance under the Holding Company's Stock Option Plan, which is expected to be voted upon by stockholders at a meeting to be held no earlier than six months following consummation of the Conversion; (ii) withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion; (iii) the issuance of shares from authorized but unissued shares to the MRP, which is expected to be voted upon by stockholders at a meeting to be held no earlier than six months following consummation of the Conversion; or (iv) the establishment of a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "MANAGEMENT OF THE SAVINGS BANK--Benefits--1996 Stock Option Plan" and "THE CONVERSION--Stock Pricing and Number of Shares Issued." Shares of Common Stock may be purchased with funds on deposit at the Savings Bank, which will reduce deposits by the amounts of such purchases. Accordingly, the net amount of funds available for investment will be reduced by the amount of deposit withdrawals used to fund stock purchases.

     The following pro forma information may not be representative of the financial effects of the Conversion at the date on which the Conversion actually occurs and should not be taken as indicative of future results of operations. Stockholders' equity represents the difference between the stated amounts of consolidated assets and liabilities of the Holding Company computed in accordance with GAAP. Stockholders' equity has not been increased or decreased to reflect the difference between the carrying value of loans and other assets and market value. Stockholders' equity is not intended to represent fair market value nor does it represent amounts that would be available for distribution to stockholders in the event of liquidation.

                                                            At or For the Year Ended April 30, 1996
                                                   -----------------------------------------------------------
                                                   Minimum of      Midpoint of      Maximum of       15% Above
                                                   Estimated       Estimated        Estimated        Maximum of
                                                   Valuation       Valuation        Valuation        Estimated
                                                   Range           Range            Range            Valuation Range
                                                   ---------       ---------        ---------        ---------------
                                                   1,105,000       1,300,000        1,495,000        1,719,250(1)
                                                   Shares          Shares           Shares           Shares
                                                   at $10.00       at $10.00        at $10.00        at $10.00
                                                   Per Share       Per Share        Per Share        Per Share
                                                   ---------       ---------        ---------        ---------
                                                             (In Thousands, Except Per Share Amounts)

Gross proceeds..................................   $11,050         $13,000          $14,950          $17,193
Less: estimated expenses........................       542             542              542              542
                                                   -------         -------          -------          -------
Estimated net proceeds..........................    10,508          12,458           14,408           16,651
Less:  Common Stock acquired by ESOP............      (884)         (1,040)          (1,196)          (1,375)
Less:  Common Stock to be acquired by MRP.......      (442)           (520)            (598)            (688)
                                                   -------         -------          -------          -------
   Net investable proceeds......................   $ 9,182         $10,898          $12,614          $14,587
                                                   =======         =======          =======          =======
Consolidated net income:
 Historical.....................................   $   620         $   620          $   620          $   620
 Pro forma income on net proceeds(2)............       370             439              508              587
 Pro forma ESOP adjustments(3)..................       (56)            (65)             (75)             (86)
 Pro forma MRP adjustments(4)...................       (56)            (65)             (75)             (86)
                                                   -------         -------          -------          -------
   Pro forma net income.........................   $   878         $   929          $   978          $ 1,035
                                                   =======         =======          =======          =======

Consolidated net income per share (5)(6):
 Historical.....................................   $  0.60         $  0.51          $  0.45          $  0.39
 Pro forma income on net proceeds...............      0.36            0.36             0.37             0.37
 Pro forma ESOP adjustments(3)..................     (0.05)          (0.05)           (0.05)           (0.05)
 Pro forma MRP adjustments(4)...................     (0.05)          (0.05)           (0.05)           (0.05)
                                                   -------         -------          -------          -------
   Pro forma net income per share...............   $  0.86         $  0.77          $  0.72          $  0.66
                                                   =======         =======          =======          =======
Consolidated stockholders' equity (book value):
 Historical.....................................   $ 9,117         $ 9,117          $ 9,117          $ 9,117
 Estimated net proceeds.........................    10,508          12,458           14,408           16,651
 Less:  Common Stock acquired by ESOP...........      (884)         (1,040)          (1,196)          (1,375)
 Less:  Common Stock to be acquired by MRP(4)...      (442)           (520)            (598)            (688)
                                                   -------         -------          -------          -------
   Pro forma stockholders' equity(7)............   $18,299         $20,015          $21,731          $23,704
                                                   =======         =======          =======          =======

 Consolidated stockholders' equity per share(6)(8):
  Historical(6).................................   $  8.25         $  7.01          $  6.10          $  5.30
  Estimated net proceeds........................      9.51            9.58             9.64             9.68
  Less:  Common Stock acquired by ESOP..........     (0.80)          (0.80)           (0.80)           (0.80)
  Less:  Common Stock to be acquired by MRP(4)..     (0.40)          (0.40)           (0.40)           (0.40)
                                                   -------         -------          -------          -------
    Pro forma stockholders' equity per share(9).   $ 16.56         $ 15.39          $ 14.54          $ 13.78
                                                   =======         =======          =======          =======
 Purchase Price as a multiple of pro forma
  net income per share..........................     11.63x          12.99x           13.89x           15.15x

 Purchase Price as a percentage of pro forma
 stockholders' equity per share.................     60.39%          64.98%           68.78%           72.57%

                          (footnotes on following page)

- --------------
(1) Gives effect to the sale of an additional 224,250 shares in the Conversion, which may be issued to cover an increase in the pro forma market value of the Holding Company and the Savings Bank as converted, without the resolicitation of subscribers or any right of cancellation. The issuance of such additional shares will be conditioned on a determination of the independent appraiser that such issuance is compatible with its determination of the estimated pro forma market value of the Holding Company and the Savings Bank as converted. See "THE CONVERSION - Stock Pricing and Number of Shares to be Issued."
(2) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Conversion.
(3) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP (at an interest rate equal to the prime rate as published in The Wall Street Journal on the closing date of the Conversion, which rate is currently ___%) from the net proceeds from the Offerings retained by the Holding Company. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. The Savings Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders' equity will be increased. The Savings Bank's payment of the ESOP debt is based upon equal installments of principal over a ten-year period, assuming a combined federal and state tax rate of 37.12%. Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Interest income earned by the Holding Company on the ESOP debt offsets the interest paid by the Savings Bank on the ESOP loan. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense reflects adoption of Statement of Position ("SOP") 93-6, which will require recognition of expense based upon shares committed to be released and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share Purchase Price. See "MANAGEMENT OF THE SAVINGS BANK - Benefits- Employee Stock Ownership Plan."
(4) Gives effect to the MRP expected to be adopted by the Holding Company following the Conversion. If the MRP is approved by stockholders, the MRP intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion either through open market purchases or from authorized but unissued shares of Common Stock. In calculating the pro forma effect of the MRP, it is assumed that the required stockholder approval has been received, that the shares were acquired by the MRP at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Common Stock instead of open market purchases would dilute the voting and ownership interests of existing stockholders by approximately 3.85% and pro forma net income per share would be $0.84, $0.75, $0.69 and $0.64 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended April 30, 1996, respectively, and pro forma stockholders' equity per share would be $16.31, $15.19, $14.36 and $13.64 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at April 30, 1996. Shares issued under the MRP vest over a five-year period at 20% per year and, for purposes of this table, compensation expense is recognized on a straight-line basis over each vesting period. In the event the fair market value per share is greater than $10.00 per share on the date of stockholder approval of the MRP, total MRP expense would increase. The total estimated MRP expense was multiplied by 20% (the total percent of shares for which expense is recognized in the first year) resulting in pre-tax MRP expense of $88,000, $104,000, $120,000 and $138,000 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended April 30, 1996, respectively. No effect has been given to the shares reserved for issuance under the proposed Stock Option Plan. If stockholders approve the Stock Option Plan following the Conversion, the Holding Company will have reserved for issuance under the Stock Option Plan authorized but unissued shares of Common Stock representing an amount of shares equal to 10% of the shares sold in the Conversion. If all of the options were to be exercised utilizing these authorized but unissued shares rather than treasury shares which could be acquired, the voting and ownership interests of existing stockholders would be diluted by approximately 9.1%. Assuming stockholder approval of the Stock Option Plan and that all options were exercised at the end of the period at an exercise price of $10.00 per share, pro forma net earnings per share would be $0.77, $0.70, $0.64 and $0.59, respectively, and pro forma stockholders' equity per share would be $15.96, $14.91, $14.12 and $13.44, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "MANAGEMENT OF THE SAVINGS BANK --Benefits -- 1996 Stock Option Plan" and "--Management Recognition Plan" and "RISK FACTORS --Possible Dilutive Effect of Benefit Programs."
(5) Per share amounts are based upon shares outstanding of 1,025,440, 1,206,400, 1,387,360, 1,595,464 at the minimum, midpoint, maximum and 15%
     above the maximum of the Estimated Valuation Range for the year ended April 30, 1996, respectively, which includes the shares of Common Stock sold in the Conversion less the number of shares assumed to be held by the ESOP not committed to be released within the first year following the Conversion.
(6) Historical per share amounts have been computed as if the shares of Common Stock expected to be issued in the Conversion had been outstanding at the beginning of the period or on the date shown, but without any adjustment of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion, the additional ESOP expense or the proposed MRP expense, as described above.
(7) "Book value" represents the difference between the stated amounts of the Savings Bank's assets and liabilities. The amounts shown do not reflect the liquidation account which will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Savings Bank's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank" and "TAXATION." The amounts shown for book value do not represent fair market values or amounts distributable to stockholders in the unlikely event of liquidation. Amounts shown do not reflect the possible payment of a one-time assessment to recapitalize the SAIF. See "RISK FACTORS --Recapitalization of SAIF and its Impact on SAIF Premiums." Based on assessable deposits of $68.6 million at April 30, 1996, a one-time assessment of 30 basis points would reduce book value by $549,000, or $0.37, $0.42, $0.50 and $0.32 per share, respectively, at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range.
(8) Per share amounts are based upon shares outstanding of 1,105,000, 1,300,000, 1,495,000 and 1,719,250 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.
(9) Does not represent possible future price appreciation or depreciation of the Common Stock.

      SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

     The following table sets forth certain information as to the approximate purchases of Common Stock by each director (and director emeritus) and executive officer of the Savings Bank, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement with respect to such intended purchases. Directors and officers of the Savings Bank and their associates may not purchase in excess of 34% of the shares sold in the Conversion and, therefore, actual purchases could be more or less than indicated below. For purposes of the following table, it has been assumed that sufficient shares will be available to satisfy subscriptions in all categories. Directors, officers and employees will pay the same price for the shares for which they subscribe as the price that will be paid by all other subscribers.

                                                        Percent of   Percent of
                                                         Shares at   Shares at
                             Anticipated   Anticipated  Minimum of   Maximum of
                              Number of       Dollar     Estimated   Estimated
         Name and               Shares        Amount     Valuation   Valuation
         Position             Purchased     Purchased      Range       Range
        ----------           ------------  ------------  ----------  ----------
Dennis J. Adrian                20,000    $  200,000       1.81%        1.34
  Director

Billy M. Conner                 20,000       200,000       1.81         1.34
  Director

Kermit D. Gohring               20,000       200,000       1.81         1.34
  President, Chief
   Executive
  Officer and Director

Richard W. Gohring               7,500        75,000       0.68         0.50
  Executive Vice President
  and Director

Clifford E. Hamilton            20,000       200,000       1.81         1.34
  Director

Bonnie K. Smith                 10,000       100,000       0.90         0.67
  Senior Vice President,
   Secretary-
  Treasurer and Director

David W. West                   20,000       200,000       1.81         1.34
  Director

Virgil A. Johnson                4,000        40,000       0.36         0.27
  Director Emeritus

Millard F. Stewart               2,500        25,000       0.23         0.17
  Director Emeritus

Cecil M. Stock                   3,000        30,000       0.27         0.20
  Director Emeritus

Marcia Lamons                    1,000        10,000       0.09         0.07
  Vice President               -------    ----------      -----         ----

                               128,000    $1,280,000      11.58%        8.56%
                               =======    ==========      =====         ====
- --------------

(1) Excludes any shares awarded pursuant to the ESOP and MRP and options to acquire shares pursuant to the Stock Option Plan. For a description of the number of shares to be purchased by the ESOP and intended awards under the MRP and Stock Option Plan, see "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- Employee Stock Ownership Plan," "-- Benefits -- 1996 Stock Option Plan" and "-- Benefits -- Management Recognition Plan."

                    FULTON SAVINGS BANK, FSB AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

          The following Consolidated Statements of Income of Fulton Savings Bank, FSB and Subsidiary for the fiscal years ended April 30, 1996, 1995 and 1994 have been audited by Moore, Horton & Carlson, P.C., Mexico, Missouri, independent auditors, whose report thereon appears elsewhere in this Prospectus. These statements should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere herein.

                                                 Year Ended April 30,
                                      -------------------------------------------
                                         1996            1995             1994
                                        ------          ------           ------
Interest Income:
  Mortgage loans...................   $4,914,438      $4,264,882       $4,351,093
  Consumer and other loans.........      774,757         648,032          536,980
  Investment securities............      297,716         334,147          387,849
  Interest-earning deposits........      184,777         108,381          136,679
                                      ----------      ----------       ----------
                                       6,171,688       5,355,442        5,412,601

Interest Expense:
  Deposits.........................    3,463,533       2,746,790        2,670,677
  Advances from Federal Home
   Loan Bank of Des Moines.........      317,497         197,451               --
                                      ----------      ----------       ----------
                                       3,781,030       2,944,241        2,670,677
                                      ----------      ----------       ----------
    Net interest income............    2,390,658       2,411,201        2,741,924

Provision for loan losses..........       44,242         118,000           48,214
                                      ----------      ----------       ----------
    Net interest income after
     provision for loan losses.....    2,346,416       2,293,201        2,693,710

Other Income (Loss):
  Loan servicing fees..............      280,525         255,386          261,600
  Service charges and other
   fees............................      129,588         117,469          117,586
  Income from foreclosed assets           10,282          24,783           25,216
  Loss on sale of investment -
   Note B..........................           --         (55,290)         (11,496)
  Other............................       65,113          17,260           20,100
                                      ----------      ----------       ----------
                                         485,508         359,608          413,006

Other Expense:
  Employee salaries and
   benefits........................      878,770         884,224          864,547
  Occupancy costs..................      222,514         197,101          184,824
  Advertising......................       31,751          78,403           42,739
  Data processing..................      152,755         178,193          145,743
  Federal insurance premiums.......      153,182         148,711          149,810
  Directors' fees..................       87,223          56,875           49,200
  Other............................      322,653         265,067          304,304
                                      ----------      ----------       ----------
    Total noninterest expense......    1,848,848       1,808,574        1,741,167
                                      ----------      ----------       ----------
    Income before income taxes.....      983,076         844,235        1,365,549

Income Taxes - Note G..............      363,000         301,500          484,500
                                      ----------      ----------       ----------
    Net income.....................   $  620,076      $  542,735       $  881,049
                                      ==========      ==========       ==========

          See accompanying Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

     Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Savings Bank. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto and the other sections contained in this Prospectus.

Operating Strategy

     The business of the Savings Bank consists principally of attracting deposits from the general public and using such deposits to originate mortgage loans secured primarily by one- to four-family residences. The Savings Bank also originates multi-family, commercial real estate, and construction, land and consumer and other loans. The Savings Bank plans to continue to fund its assets primarily with deposits, although FHLB advances may continue to be used as a supplemental source of funds.

     The Savings Bank's profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The Savings Bank's profitability is also affected by the level of other income and expenses. Other income consists primarily of loan servicing fees and service charges and other fees. Other expenses include employee salaries and benefits, occupancy costs, deposit insurance premiums, data processing expenses and other operating costs. The Savings Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the attendant actions of the regulatory authorities.

     The Savings Bank strives to operate a conservative, well capitalized, profitable thrift dedicated to providing quality service to its customers. The Savings Bank believes that it has successfully implemented its strategy by: (i) maintaining a strong capital level; (ii) maintaining a high level of asset quality; (iii) limiting its exposure to fluctuations in market interest rates;
(iv) enhancing net income by developing a portfolio of loans serviced for others as a means of generating current income through loan servicing fees; (v) emphasizing local loan origination; and (vi) emphasizing high quality customer service with a competitive fee structure. The Savings Bank has attempted to limit its interest rate risk by matching the interest rate sensitivity of its interest-earning assets with its funding sources. The Savings Bank has pursued this objective by selling substantially all of the fixed-rate mortgage loans that it originates, retaining ARM loans for portfolio, and promoting transaction accounts and certificates of deposit with terms up to five years.

Results of Operations

     The earnings of the Savings Bank depend primarily on its level of net interest income, which is the difference between interest earned on the Savings Bank's interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of the Savings Bank's interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to the average balance of interest-bearing liabilities. The Savings Bank operates as a community oriented financial institution, with a focus on servicing customers in Boone and Callaway Counties in Missouri. Because the Savings Bank serves a limited growth market area with a relatively small population base, the Savings Bank's ability to achieve loan and deposit growth is limited. Moreover, a downturn in the economy of the Savings Bank's market area could have an adverse effect on the quality of the Savings Bank's loan portfolio. See "RISK FACTORS -- Dependence on Local Economy and Competition Within Market Area" and "BUSINESS OF THE SAVINGS BANK -- Market Area."

Comparison of Financial Condition at April 30, 1996 and 1995

     Total assets increased to $85.5 million at April 30, 1996 from $79.4 million at April 30, 1995. Cash, including interest-bearing deposits, decreased to $2.9 million at April 30, 1996 from $4.2 million at April 30, 1995, and investment securities decreased to $3.2 million from $4.2 million as these funds were used to originate loans. Loans receivable increased to $73.9 million at April 30, 1996 from $67.8 million at April 30, 1995, and loans held for sale increased to $2.3 million from $573,000. Deposits increased to $70.3 million at April 30, 1996 from $65.2 million at April 30, 1995. FHLB advances increased slightly to $5.0 million from $4.5 million as the Savings Bank continued to use FHLB advances as a supplemental source of lendable funds. Total equity increased to $9.1 million at April 30, 1996 from $8.5 million at April 30, 1995 as a result of retained earnings.

Comparison of Operating Results for the Years Ended April 30, 1996 and 1995

     Net Income. Net income increased $77,000, or 14.3%, to $620,000 for the year ended April 30, 1996 from $543,000 for the year ended April 30, 1995. Income before taxes increased $139,000, or 16.4%. Net interest income decreased slightly between the periods as a result of a smaller interest rate margin as the Savings Bank's yield on interest-earning assets increased less than its cost of interest-bearing liabilities. A decrease in the provision for loan losses of $74,000, an increase in other income of $126,000 and an increase in other expenses of $40,000 accounted for the change in income before taxes. The Savings Bank's return on equity for fiscal 1996 was 7.00% compared with 6.55% for fiscal 1995.

     Net Interest Income. Net interest income decreased $21,000 to $2.4 million for the year ended April 30, 1996. Total interest income increased $816,000, or 15.2%, to $6.2 million for the year ended April 30, 1996 from $5.4 million for the year ended April 30, 1995. Although total interest income increased from fiscal 1995 to fiscal 1996, this increase was offset by a greater increase in total interest expense as the Savings Bank's interest rate spread decreased to 2.60% for fiscal 1996 from 2.96% for fiscal 1995. Interest income on loans receivable increased $776,000 between the periods primarily as a result of an increase in the average balance of loans to $71.4 million in fiscal 1996 from $64.9 million in fiscal 1996. An increase in the average yield on loans to 7.97% in fiscal 1996 from 7.57% in fiscal 1995, as interest rates moved up slightly and adjustable-rate loans adjusted upwards, also contributed to the increase in interest income on loans. Interest income on investment securities decreased $36,000 primarily due to the elimination of the Savings Bank's mortgage-backed securities portfolio. The Savings Bank began liquidating its remaining mortgage-backed securities portfolio in fiscal 1995 after receiving significant principal repayments in fiscal 1994 and 1993 so that the funds could be invested in higher yielding loans. The decrease in interest income from mortgage-backed securities was partially offset by an increase in interest income on U.S. Government and federal agency obligations, which resulted from an increase in the average yield on such securities despite a reduction in the average balance from fiscal 1995 to fiscal 1996. Interest income on interest-bearing deposits increased $76,000 between the periods as a result of an increase in the average balance to $3.1 million in fiscal 1996 from $2.2 million in fiscal 1995, as the Savings Bank increased its liquidity in connection with increased loan originations and sales, and an increase in the average yield to 5.90% from 4.89%, which was due to higher market interest rates. Total interest expense increased $837,000, or 28.4%, to $3.8 million for the year ended April 30, 1996 from $2.9 million for the year ended April 30, 1995. Interest paid on deposits increased $717,000 between the periods while interest paid on FHLB advances increased $120,000. Interest paid on deposits increased due to a larger average balance of deposits in fiscal 1996 and an increase in the average rate paid. Though the average balance of NOW, money market, and passbook accounts decreased to $14.7 million in fiscal 1996 from $17.1 million in fiscal 1995, the average balance of certificates of deposit increased to $53.3 million from $47.2 million. This shift from lower paying transaction accounts to higher paying certificate accounts together with an increase in market interest rates caused the average rate paid on deposits to increase to 5.09% in fiscal 1996 from 4.27% in fiscal 1995. Interest paid on FHLB advances increased primarily as a result of higher average balances in fiscal 1996 despite a decrease in the average rate paid on such advances.

     Provision for Loan Losses. Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management to be adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. The provision for loan losses decreased to $44,000 for the year ended April 30, 1996 from $118,000 for the year ended April 30, 1995. The provision for loan losses was significantly larger in fiscal 1995 as the allowance was increased in response to increased delinquencies in the loan portfolio in fiscal 1994.

     Other Income. Other income increased $126,000, or 35.0%, to $486,000 for the year ended April 30, 1996 from $360,000 for the year ended April 30, 1995. Loan servicing fees increased $25,000 to $280,000 as a result of an increase in the amount of loans serviced for others. Service charges and fees increased $12,000 as a result of a larger number of accounts. Income from foreclosed assets decreased $15,000 as a result of the sale of such properties. In fiscal 1995, the Savings Bank incurred a loss of $55,000 on the sale of mortgage-backed securities as the Savings Bank liquidated its mortgage-backed securities portfolio. There were no comparable losses in fiscal 1996.In fiscal 1996, the Savings Bank received a patronage dividend of $55,000 from the Savings Bank's data processor.

     Other Expense. Other expense increased $40,000 to $1.8 million for the year ended April 30, 1996. Employee salaries and benefits were essentially unchanged between fiscal 1996 and fiscal 1995. Occupancy costs increased $25,000, or 12.9%, between the periods due in part to the expansion of the Savings Bank's main office. Advertising costs decreased $47,000, or 59.5% due to an effort to reduce expenses. Data processing costs decreased $25,000, or 14.3%, as a result of entering into a five-year contract. Directors' fees increased $30,000 as three directors took emeritus status and three new directors were appointed. The Savings Bank anticipates that other expense will increase in fiscal 1997 as the result of increased costs associated with operating as a public company and increased compensation expense as result of adoption of the ESOP.

     Income Taxes. The provision for income taxes increased to $363,000 in fiscal 1996 from $302,000 in fiscal 1995 as a result of greater taxable income.

Comparison of Operating Results for the Years Ended April 30, 1995 and 1994

     Net Income. Net income decreased $338,000, or 38.4%, to $543,000 for the year ended April 30, 1995 from $881,000 for the year ended April 30, 1994. Income before taxes decreased $521,000, or 38.2%. Operating results were primarily influenced by the rise in short-term interest rates, which resulted in a decrease in the Savings Bank's interest rate spread to 2.96% for the year ended April 30, 1995 from 3.58% for the year ended April 30, 1994. An increase in the provision for loan losses of $70,000, a decrease in other income of $53,000 and an increase in other expenses of $67,000 also contributed to the decrease in net income. The Savings Bank's return on equity for the year ended April 30, 1995 was 6.55% compared to 11.92% for the year ended April 30, 1994.

     Net Interest Income. Net interest income decreased $331,000, or 12.1%, to $2.4 million for the year ended April 30, 1995, from $2.7 million for the year ended April 30, 1994. The decrease in net income was primarily the result of the decrease in the Savings Bank's interest rate spread to 2.96% in fiscal 1995 from 3.58% in fiscal 1994. Total interest income decreased $57,000 to $5.4 million for the year ended April 30, 1995. Interest income on loans receivable decreased $25,000 between the periods as the increase in the average balance of loans to $64.9 million in fiscal 1995 from $59.2 million in fiscal 1994 was offset by the decrease in the average yield on loans receivable to 7.57% from 8.26%. The average yield on loans receivable decreased as a result of a decline in the index used for the Savings Bank's ARM loans. Interest income on investment securities decreased $54,000 primarily as a result of a decrease in the average balance of mortgage-backed securities to $370,000 in fiscal 1995 from $1.5 million in fiscal 1994. The decrease in interest income from mortgage-backed securities was partially offset by an increase in interest income from U.S. Government and federal agency obligations, which increased due to a higher average yield. Interest income on interest-bearing deposits decreased $28,000 a result of a decrease in the average balance of such deposits to $2.2 million in fiscal 1995 from $4.4 million in fiscal 1994 that was partially offset by an increase in the average yield to 4.89% from 3.12%. Total interest expense increased $274,000, or 10.2%, to $2.9 million for the year ended April 30, 1995 from $2.7 million for the year ended April 30, 1994. Interest expense on deposits increased $76,000 between the periods as a result of an increase in the average rate paid on deposits to 4.27% in fiscal 1995 from 4.13% in fiscal 1994, which was partially offset by a decrease in the average balance of deposits. In fiscal 1995, the Savings Bank had interest expense of $197,000 on FHLB advances with no such expense in fiscal 1994. In fiscal 1995, the Savings Bank began using FHLB advances as a supplemental source of lendable funds.

     Provision of Loan Losses. The provision for loan losses was $118,000 in the year ended April 30, 1995 compared to $48,000 in the year ended April 30, 1994. The provision for loan losses was larger in fiscal 1995 as the allowance was increased in response to a larger amount of delinquencies in the loan portfolio.

     Other Income. Other income decreased $53,000, or 12.9%, to $360,000 for the year ended April 30, 1995 from $413,000 for the year ended April 30, 1994. The decrease was primarily due to an increase in the loss on sale of investments to a loss of $55,000 in fiscal 1995 from a loss of $11,000 in fiscal 1994. Loan servicing fees decreased $6,000 between the periods while service charges and other fees and income from foreclosed assets were unchanged between the periods.

     Other Expense. Other expense increased $67,000, or 3.9%, to $1.8 million for the year ended April 30, 1995 from $1.7 million for the year ended April 30, 1994. Employee salaries and benefits increased $20,000, or 2.3%, between the periods primarily due to ordinary salary increases. Occupancy costs increased $12,000, or 6.6%. Advertising costs increased $36,000, or 83.4%, as the Savings Bank sought to increase lending activity during a period of low interest rates.

     Income Taxes. The provision for income taxes decreased to $302,000 for the year ended April 30, 1995 from $485,000 for the year ended April 30, 1994 due to a lower level of taxable earnings.

Average Balances, Interest and Average Yields/Cost

     The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

                                                                   Year Ended April 30,
                                     ----------------------------------------------------------------------------------
                                                   1996                      1995                       1994
                                     ----------------------------  -------------------------  -------------------------
                                                          Average                    Average                    Average
                                      Average              Yield/  Average            Yield/  Average            Yield/
                                      Balance    Interest  Cost    Balance  Interest  Cost    Balance  Interest  Cost
                                      ---------  --------  ------  -------  --------  ------  -------  --------  ------
                                                                   (Dollars in Thousands)
Interest-earning assets:
  Loans receivable, net (1)...........  $71,380   $5,689   7.97%  $64,942   $4,913    7.57%  $59,206   $4,888   8.26%
  Mortgage-backed securities
     available for sale...............        1       --   9.18       370       44   11.92        --       --     --
  Mortgage-backed securities
     held to maturity.................       --       --     --        --       --      --     1,530      121   7.87
  U.S. Government and federal agency
     securities available for sale....    3,895      253   6.48     4,335      240    5.54        --       --     --
  U.S. Government and federal agency
     securities held to maturity......       --       --     --        --       --      --     4,503      218   4.85
  FHLB stock..........................      628       45   7.17       616       50    8.07       622       49   7.92
  Interest-bearing deposits...........    3,133      185   5.90     2,216      108    4.89     4,381      137   3.12
                                        -------   ------          -------   ------           -------   ------
    Total interest-earning assets.....   79,037    6,172   7.81    72,479    5,355    7.39    70,242    5,413   7.71

Noninterest-earning assets............    3,695                     3,308                      3,248
                                        -------                   -------                    -------

    Total average assets..............  $82,732                   $75,787                    $73,490
                                        =======                   =======                    =======

Interest-bearing liabilities:
  NOW, money market and passbook
     accounts.........................  $14,728      387   2.62   $17,090      485    2.84   $17,906      485   2.71
  Certificates of deposit.............   53,273    3,077   5.78    47,237    2,262    4.79    46,752    2,186   4.68
                                        -------   ------          -------   ------           -------   ------
    Total average deposits............   68,001    3,464   5.09    64,327    2,747    4.27    64,658    2,671   4.13
  FHLB advances.......................    4,616      317   6.88     2,077      197    9.51        --       --     --
                                        -------   ------          -------   ------           -------   ------
    Total interest-bearing
     liabilities......................   72,617    3,781   5.21    66,404    2,944    4.43    64,658    2,671   4.13
                                                  ------                    ------                     ------

Noninterest-bearing liabilities.......    1,261                     1,097                      1,442
                                        -------                   -------                    -------

    Total average liabilities.........   73,878                    67,501                     66,100

Average retained earnings.............    8,854                     8,286                      7,390
                                        -------                   -------                    -------

    Total liabilities and retained
     earnings.........................  $82,732                   $75,787                    $73,490
                                        =======                   =======                    =======

Net interest income...................            $2,391                    $2,411                     $2,742
                                                  ======                    ======                     ======
Interest rate spread..................                     2.60                       2.96                      3.58
Net interest margin...................              3.02%                     3.33%                      3.90%
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities..........................   108.84%                   109.15%                    108.64%

- ------------------------
(1) Average loans receivable includes nonaccruing loans. Interest income does not include interest on loans 90 days or more past due.

Yields Earned and Rates Paid

     The following table sets forth (on a consolidated basis) for the periods and at the date indicated the weighted average yields earned on the Savings Bank's assets and the weighted average interest rates paid on the Savings Bank's liabilities, together with the net yield on interest-earning assets.


                                                              Year Ended April 30,
                                         At April 30,     ----------------------------
                                            1996          1996        1995        1994
                                         ------------     ----        ----        ----

Weighted average yield on:
   Loans receivable, net.........           7.76%         7.97%       7.57%       8.26%
   Mortgage-backed securities
      available for sale.........             --          9.18       11.92          --
   Mortgage-backed securities
      held to maturity...........             --            --          --        7.87
   U.S. Government and federal
    agency obligations available
       for sale..................           6.08          6.48        5.54          --
   U.S. Government and federal
    agency obligations held to
       maturity..................             --            --          --        4.85
   FHLB stock....................           6.71          7.17        8.07        7.92
   Interest-bearing deposits.....           3.42          5.90        4.89        3.12

   All interest-earning assets...           7.61          7.81        7.39        7.71

Weighted average rate paid on:
   NOW, money market and
      passbook accounts..........           2.63          2.62        2.84        2.71
   Certificate accounts..........           5.80          5.78        4.79        4.68
   FHLB advances.................           6.75          6.88        9.51          --

   All interest-bearing
    liabilities..................           5.28          5.21        4.43        4.13

Interest rate spread (spread
 between weighted average rate
 on all interest-earning assets
 and all interest-bearing
 liabilities)....................           2.38          2.60        2.96        3.58

Net interest margin (net
 interest income as a percentage
 of average interest-earning
 assets).........................            n/a          3.02        3.33        3.90

  The following table sets forth the effects of changing rates and volumes on the interest income and interest expense of the Savings Bank. Information is provided with respect to: (i) effects attributable to changes in rate (changes in rate multiplied by prior volume); (ii) effects attributable to changes in volume (changes in volume multiplied by prior rate); and (iii) effects attributable to changes in rate/volume (change in rate multiplied by change in volume).



                                               Year Ended April 30,                         Year Ended April 30,
                                              1996 Compared to Year                        1995 Compared to Year
                                               Ended April 30, 1995                         Ended April 30, 1994
                                             Increase (Decrease) Due to                   Increase (Decrease) Due to
                                      ---------------------------------------      ---------------------------------------
                                                             Rate/                                       Rate/
                                       Rate     Volume       Volume    Total        Rate     Volume      Volume     Total
                                      ------  -----------  ----------  ------      ------  ----------  ----------  -------
                                                                         (In Thousands)
Interest income:
 Loans receivable, net..............   $263         $487        $ 26    $776       $(409)       $474       $ (40)   $  25
 Mortgage-backed securities.........    (10)         (44)         10     (44)         62         (91)        (47)     (76)
 U.S. Government and federal
    agency obligations..............     41          (25)         (4)     12          31          (8)         (1)      22
 FHLB stock.........................     (5)           1          --      (4)          1          (1)         --       --
 Interest-bearing deposits..........     22           45           9      76          78         (68)        (38)     (28)
                                       ----         ----        ----    ----       -----        ----       -----    -----

Total net change in income
   on interest-earning assets.......    311          464          41     816        (237)        306        (126)     (57)

Interest expense:
 NOW, money market and
   passbook accounts................    (36)         (67)          5     (98)         23         (22)         (1)      --
 Certificates of deposit............    466          289          60     815          53          23          --       76
 FHLB advances......................    (54)         241         (67)    120          --          --         198      198
                                       ----         ----        ----    ----       -----        ----       -----    -----

Total net change in expense
   on interest-bearing liabilities      376          463          (2)    837          76           1         197      274
                                       ----         ----        ----    ----       -----        ----       -----    -----

Net change in net interest
   income...........................   $(65)        $  1        $ 43    $(21)      $(313)       $305       $(323)   $(331)
                                       ====         ====        ====    ====       =====        ====       =====    =====

Asset and Liability Management

          The Savings Bank's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating interest rates. The Savings Bank has sought to reduce exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Savings Bank's interest-earning assets by retaining for its portfolio loans with interest rates subject to periodic adjustment to market conditions and selling substantially all of its fixed-rate one- to four-family mortgage loans. The Savings Bank relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds. As part of its interest rate risk management strategy, the Savings Bank promotes certificates of deposit with longer maturities (up to five years) to reduce the interest sensitivity of its interest-bearing liabilities.

          In order to encourage institutions to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. Using data from the Savings Bank's quarterly reports to the OTS, the Savings Bank receives a report which measures interest rate risk by modeling the change in Net Portfolio Value ("NPV") over a variety of interest rate scenarios. This procedure for measuring interest rate risk was developed by the OTS to replace the "gap" analysis (the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a specific time period). NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The calculation is intended to illustrate the change in NPV that will occur in the event of an immediate change in interest rates of at least 200 basis points with no effect given to any steps that management might take to counter the effect of that interest rate movement. Under proposed OTS regulations, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction from total capital for purposes of calculating its risk-based capital. An institution with a "normal" level of interest rate risk is defined as one whose "measured interest rate risk" is less than 2.0%. Institutions with assets of less than $300 million and a risk-based capital ratio of more than 12.0% are exempt. The Savings Bank meets these qualifications and therefore is exempt. Assuming this proposed rule was in effect at April 30, 1996 and the Savings Bank was not exempt from the rule, the Savings Bank's level of interest rate risk would not have caused it to be treated as an institution with greater than "normal" interest rate risk.

          The following table is provided by the OTS and illustrates the change in NPV at March 31, 1996, based on OTS assumptions, that would occur in the event of an immediate change in interest rate, with no effect given to any steps that management might take to counter the effect of that interest rate movement.


                                                   Net Portfolio as % of
                                    Net Portfolio Value             Portfolio Value of Assets
                           ------------------------------------  -------------------------------

    Basis Point ("bp")
     Change in Rates       $ Amount  $ Change(1)     % Change    NPV Ratio(2)     Change(3)
     ---------------       --------  -----------     ---------   ------------     ---------
                                        (Dollars in Thousands)
           400              $ 8,925      $(2,611)      (23)%          10.77%       (234) bp
           300                9,795       (1,742)       (15)          11.61        (150) bp
           200               10,572         (964)        (8)          12.33         (78) bp
           100               11,189         (347)        (3)          12.86         (25) bp
             0               11,537           --         --           13.11              --
          (100)              11,566           30         --           13.04          (7) bp
          (200)              11,385         (152)        (1)          12.77         (34) bp
          (300)              11,211         (325)        (3)          12.50         (61) bp
          (400)              11,241         (296)        (3)          12.43         (68) bp

- --------------------
(1) Represents the increase (decrease) of the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.
(2) Calculated as the estimated NPV divided by the portfolio value of total assets ("PV").
(3) Calculated as the increase (decrease) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

     The following table is provided by the OTS and is based on the calculations in the above table. It sets forth the IRR capital component that will be deducted from risk-based capital in determining the level of risk-based capital. At March 31, 1996, the change in NPV as a percentage of portfolio value of total assets is negative 1.10%, which is less than negative 2.0%, indicating that the Savings Bank has a "normal" level of interest rate risk.


                                              At           At            At
                                           March 31,   December 31,   March 31,
                                             1996         1995          1995
                                          ----------  -------------  ----------

RISK MEASURES:  200 BP RATE SHOCK:

Pre-Shock NPV Ratio:  NPV as % of PV of
 Assets.................................    13.11%       12.41%         13.03%
Exposure Measure:  Post-Shock NPV Ratio.    12.33        11.95          11.90
Sensitivity Measure:  Change in NPV
 Ratio..................................      (78)bp       (45)bp        (113)bp

CALCULATION OF CAPITAL COMPONENT:

Change in NPV as % of PV of Assets......    (1.10)%      (0.72)%        (1.49)%
Interest Rate Risk Capital Component (1)       --           --             --

- ------------------------

(1) No amounts are shown on the IRR capital component line because the Savings Bank is exempt from the IRR capital component.


     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

Liquidity and Capital Resources

     The Savings Bank's primary sources of funds are customer deposits, proceeds from principal and interest payments on loans, proceeds from sales of loans and loan participations, maturing securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     The Savings Bank must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. The Savings Bank generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At April 30, 1996, cash (including interest-bearing deposits) totalled $2.9 million, or 3.4% of total assets, and investment securities that matured in one year or less totalled $2.5 million, or 2.9% of total assets. All of the Savings Bank's investment securities are classified as available for sale. In addition, the Savings Bank maintains a credit facility with the FHLB-Des Moines, which provides for immediately available advances. Advances under this credit facility totalled $5.0 million at April 30, 1996.

     The OTS requires a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 5.0% of the average daily balance of its net withdrawable deposits and short-term borrowings. In addition, short-term liquid assets currently must constitute 1.0% of the sum of net withdrawable deposit accounts plus short-term borrowings. The Savings Bank's actual short- and long-term liquidity ratios at April 30, 1996 were 5.08% and 6.60%, respectively. The Savings Bank consistently maintains liquidity levels in excess of regulatory requirements, and believes this is an appropriate strategy for proper asset and liability management.

     The primary investing activity of the Savings Bank is the origination of mortgage loans. During years ended April 30, 1996, 1995 and 1994, the Savings Bank originated loans in the amounts of $51.3 million, $36.0 million, and $43.1 million, respectively. At April 30, 1996, the Savings Bank had loan commitments and undisbursed equity lines of credit totalling $4.1 million and undisbursed loans in process totalling $3.7 million. The Savings Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from April 30, 1996 totalled $34.0 million. Historically, the Savings Bank has been able to retain a significant amount of its deposits as they mature.

     Proposed federal legislation to recapitalize the SAIF would require savings associations like the Savings Bank to pay a one-time assessment to increase the SAIF's reserves to $1.25 per $100 of deposits. Such assessment is expected to be approximately 80 basis points on the amount of deposits held by a SAIF-member institution. Based on the Savings Bank's assessable deposits of $68.6 million April 30, 1996, a one-time assessment of 80 basis points would equal approximately $549,000 million. The Savings Bank believes that it has adequate resources to pay such assessment from cash and other liquid investments, including short-term investment securities.

     The Savings Bank is required to maintain specific amounts of capital pursuant to OTS requirements. As of April 30, 1996, the Savings Bank was in compliance with all regulatory capital requirements which were effective as of such date with tangible, core and risk-based capital ratios of 10.64%, 10.64% and 18.46%, respectively. For a detailed discussion of regulatory capital requirements, see "REGULATION -- Federal Regulation of Savings Associations -- Capital Requirements." See also "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE."

Impact of New Accounting Pronouncements and Regulatory Policies

     Accounting by Creditors for Impairment of a Loan. In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," which became effective for the Savings Bank for the fiscal year beginning May 1, 1995. This statement requires a lender to consider a loan to be impaired if the lender believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the lender will be required to record a loan valuation allowance equal to the present value of the estimated future cash flows discounted at the loan's effective rate or at the loan's observable market price or fair value of the collateral. This accounting change will significantly change the accounting by lenders presently allowed under SFAS No.
15. In October 1994, FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and eliminates the income recognition provisions in SFAS No. 114. SFAS No. 118 also requires disclosure of certain information about the recorded investment in impaired loans and how the creditor recognizes interest income related to impaired loans. SFAS No. 118 became effective for the Savings Bank for the fiscal year beginning May 1, 1995. The adoption of these statements did not have a material effect on the Savings Bank's financial condition or results of operations at April 30, 1996.

     Accounting for Employee Stock Ownership Plans. In November 1993, the American Institute of Certified Public Accountants issued SOP 93-6, which requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan and to exclude unallocated shares from earnings per share computations. The effect of SOP 93-6 on net income and book value per share in 1996 and future periods cannot be predicted due to the uncertainty of the fair value of the shares at the time they will be committed to be released.

     Disclosure of Certain Significant Risks and Uncertainties. In December 1994, the Accounting Standards Executive Committee issued SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." This SOP applies to financial statements prepared in conformity with GAAP by all nongovernmental entities.
The disclosure requirements in SOP 94-6 focus primarily on risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near-term functioning of the reporting entity. The risks and uncertainties discussed in SOP 94-6 stem from the nature of the entity's operations, from the necessary use of estimates in the preparation of the entity's financial statements and from significant concentrations in certain aspects of the entity's operations. SOP 94-6 is effective for financial statements issued for fiscal years ending after December 15, 1995 and did not have a material impact on the financial condition or results of operations of the Savings Bank.

     Accounting for the Impairment of Long-Lived Assets. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The statement does not apply to financial instruments, long-term customer relationships of a financial institution (core deposits), mortgage and other servicing rights and deferred tax assets. SFAS No. 121 requires the review of long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances include, for example, a significant decrease in market value of an asset, a significant change in use of an asset, or an adverse change in a legal factor that could effect the value of an asset. If such an event occurs and it is determined that the carrying value of the asset may not be recoverable, an impairment loss should be recognized as measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value can be determined by a current transaction, quoted market prices or present value of estimated expected future cash flows discounted at the appropriate rate. The statement is effective for fiscal years beginning after December 15, 1995. The Holding Company does not anticipate that implementation of SFAS No. 121 will have a material impact on its results of operations or financial position.

     Accounting for Mortgage Servicing Rights. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 eliminates distinctions between servicing rights that were purchased and those that were retained upon the sale of loans. The statement requires mortgage servicers to recognize as separate assets rights to service loans, no matter how the rights were acquired. Institutions who sell loans and retain the servicing rights will be required to allocate the total cost of the loans to servicing rights and loans based on their relative fair values if that value can be estimated. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. Furthermore, SFAS No. 122 requires that all capitalized mortgage servicing rights be periodically evaluated for impairment based upon the current fair value of these rights. The Holding Company anticipates that adoption of this statement beginning May 1, 1996 will not have a material impact on its results of operations or financial position.

     Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting method are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. Management of the Savings Bank has not completed an analysis of the potential effects of this statement on its financial condition or results of operations.

Effect of Inflation and Changing Prices

     The consolidated financial statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Savings Bank's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


                        BUSINESS OF THE HOLDING COMPANY

General

     The Holding Company was organized as a Delaware business corporation at the direction of the Savings Bank in May 1996 for the purpose of becoming a holding company for the Savings Bank upon completion of the Conversion. Upon completion of the Conversion, the Savings Bank will be a wholly-owned subsidiary of the Holding Company.

Business

     Prior to the Conversion, the Holding Company will not engage in any significant operations. Upon completion of the Conversion, the Holding Company's sole business activity will be the ownership of the stock of the Savings Bank. In the future, the Holding Company may acquire or organize other operating subsidiaries, although there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

     Initially, the Holding Company will neither own nor lease any property but will instead use the premises, equipment and furniture of the Savings Bank with the payment of appropriate rental fees, as required by applicable law.

     Since the Holding Company will only hold the capital stock of the Savings Bank, the competitive conditions applicable to the Holding Company will be the same as those confronting the Savings Bank. See "BUSINESS OF THE SAVINGS BANK -
- - Competition."


                          BUSINESS OF THE SAVINGS BANK

General

     The Savings Bank operates as a community oriented financial institution and is committed to serving the needs of its customers in its market area. The Savings Bank's business consists primarily of attracting deposits from the general public and using those funds to originate and purchase real estate loans.

Market Area

     The Savings Bank conducts operations in central Missouri through its main office in Fulton, Missouri and its branch office in Holts Summit, Missouri, both of which are in Callaway County. The Savings Bank also serves Boone County and, to a lesser extent, Cole and Audrian Counties. Fulton, which is the county seat, serves as the economic and employment center of Callaway County. Additional employment is available in the nearby metropolitan areas of Columbia (in Boone County) and Jefferson City (in Cole County). Columbia is the location of the University of Missouri and provides significant employment in education and medicine. Jefferson City is the state capital of Missouri, resulting in a significant concentration of government employment and an historically stable economy. Callaway County represents the Savings Bank's primary market area for deposit generation as most of its depositors live in this county, particularly in the areas surrounding the Savings Bank's offices. The Savings Bank's lending activities have been concentrated in Callaway County and the city of Columbia.

     While Callaway County is a more rural county with a much lower population base and overall smaller economy than Cole and Boone Counties, the economy has been stable historically due to the economies in the contiguous counties. The Callaway County economy, which had been based on agriculture, has diversified in recent years to include employment in health care, education, manufacturing and local/state government. A large electrical generation plant is located in the county. The economy of Columbia and Boone County has historically been very stable due to the presence of the University of Missouri. Callaway and Boone Counties have an estimated combined population of 159,000, with Callaway County having an estimated population of only 35,000. Unemployment is currently low, with unemployment rates of 3.5% in Callaway County and 1.1% in Boone County in March 1996.

     The Savings Bank faces competition from many financial institutions for deposits and loan originations. See "-- Competition" and "RISK FACTORS -- Dependence on Local Economy and Competition Within Market Area."

Lending Activities

     General. The principal lending activity of the Savings Bank is the origination and purchase of conventional mortgage loans for the purpose of purchasing or refinancing owner-occupied, one- to four-family residential property. The Savings Bank also originates multi-family, commercial real estate, construction, land and consumer and other loans. The Savings Bank's net loans receivable totalled $73.9 million at April 30, 1996, representing 86.4% of consolidated total assets.

     Loan Portfolio Analysis. The following table sets forth the composition of the Savings Bank's loan portfolio by type of loan at the dates indicated. The Savings Bank had no concentration of loans exceeding 10% of total gross loans other than as disclosed below.


                                                   At April 30,
                              -------------------------------------------------------
                                    1996               1995               1994
                              -----------------  --------------     -----------------
                              Amount   Percent   Amount   Percent   Amount   Percent
                              -------  --------  -------  --------  -------  --------
                                              (Dollars in Thousands)
Mortgage loans:
 One- to four-family........  $46,741    59.61%  $46,244    65.37%  $42,088    66.46%
 Multi-family...............    3,845     4.90     3,588     5.07     3,379     5.34
 Commercial.................    8,706    11.10     6,560     9.27     5,877     9.28
 Construction...............    7,686     9.80     5,142     7.27     3,938     6.22
 Land.......................    1,518     1.94     1,188     1.68     1,129     1.78
                              -------   ------   -------   ------   -------   ------
   Total mortgage loans.....   68,496    87.35    62,722    88.66    56,411    89.08

Consumer and other loans....    9,922    12.65     8,020    11.34     6,917    10.92
                              -------   ------   -------   ------   -------   ------
   Total loans..............   78,418   100.00%   70,742   100.00%   63,328   100.00%
                                        ======             ======             ======

Less:
 Undisbursed loan funds.....    3,743              2,175              2,381
 Allowance for loan losses..      782                762                665
                              -------            -------            -------
   Loan receivable, net.....  $73,893            $67,805            $60,282
                              =======            =======            =======


     Residential Real Estate Lending. The primary lending activity of the Savings Bank is the origination of mortgage loans to enable borrowers to purchase existing one- to four-family homes. At April 30, 1996, $46.7 million, or 59.6% of the Savings Bank's total gross loan portfolio, consisted of loans secured by one- to four-family residences. The Savings Bank presently originates both ARM loans and fixed-rate mortgage loans. The Savings Bank's loans are generally underwritten and documented in accordance with the guidelines established by the Federal Home Loan Mortgage Corporation ("FHLMC"). The Savings Bank generally sells to FHLMC or Fannie Mae (formerly known as the Federal National Mortgage Association) all of the fixed-rate mortgage loans that it originates. Generally, the Savings Bank sells whole loans to FHLMC and Fannie Mae on a servicing-retained basis. All loans are sold without recourse. The Savings Bank also sells a portion of the ARM loans that it originates to other financial institutions. Such loans generally are sold on a servicing-retained basis and the Savings Bank occasionally retains a participation interest in the loan. The Savings Bank's decision to hold or sell loans is based on its asset/liability management policies and goals and the market conditions for mortgages. See "-- Lending Activities -- Loan Originations, Sales and Purchases." At April 30, 1996 $62.3 million, or 79.5% of the Savings Bank's total gross loans, were subject to periodic interest rate adjustments.

     The Savings Bank offers ARM loans at rates and terms competitive with market conditions. Substantially all of the ARM loans originated by the Savings Bank meet the underwriting standards of FHLMC. The Savings Bank offers ARM products that adjust either annually or every three years. These ARM products utilize the national quarterly cost of funds index as published by the OTS plus a margin of 3.0%. The initial interest rate on the Savings Bank's ARM loans is generally at or near the fully indexed rate. Until recently, the Savings Bank's ARM loans utilized the 8th District Cost of Funds Index. Accordingly, most of the Savings Bank's ARM portfolio is based on this index. The Savings Bank switched from the 8th District to the national cost of funds index because it believes that the national cost of funds index is more stable and cannot easily be influenced by the deposit pricing and borrowing costs of a few institutions. Both the 8th District and the national cost of funds indices are lagging market indices, which means that upward adjustments in these indices may occur more slowly than changes in the Savings Bank's cost of interest-bearing liabilities, especially during periods of rapidly increasing interest rates. ARM loans held in the Savings Bank's portfolio do not permit negative amortization of principal and carry no prepayment restrictions. The periodic interest rate cap (the maximum amount by which the interest rate may be increased or decreased in a given period) on the Savings Bank's ARM loans is generally 1.0% to 1.5% per adjustment period and the lifetime interest rate cap is generally 4.5% to 6.0% over the initial interest rate of the loan. The terms and conditions of the ARM loans offered by the Savings Bank, including the index for interest rates, may vary from time to time. Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

     The Savings Bank also offers ARM loans for non-owner-occupied one- to four-family homes. The rates on such loans are generally slightly higher than for a comparable loan for an owner-occupied residence. Loans secured by non-owner-occupied residences generally involve greater risks than loans secured by owner-occupied residences. Payments on loans secured by such properties are often dependent on the successful operation or management of the properties. In addition, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Savings Bank requires that borrowers with loans secured by non-owner-occupied homes submit annual
financial statements.   See "RISK FACTORS -- Certain Lending Risks."

     The retention of ARM loans in the Savings Bank's loan portfolio helps reduce the Savings Bank's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to increased rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased payments required by the borrower. See "RISK FACTORS -- Potential Adverse Impact of Changes in Interest Rates." Another consideration is that although ARM loans allow the Savings Bank to increase the sensitivity of its asset base to changes in the interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limits. Because of these considerations, the Savings Bank has no assurance that yields on ARM loans will be sufficient to offset increases in the Savings Bank's cost of funds.

     While one- to four-family residential real estate loans are normally originated with 15 to 30 year terms, such loans typically remain outstanding for substantially shorter periods. This is because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. In addition, substantially all mortgage loans in the Savings Bank's loan portfolio contain due-on-sale clauses providing that the Savings Bank may declare the unpaid amount due and payable upon the sale of the property securing the loan. Typically, the Savings Bank enforces these due-on-sale clauses to the extent permitted by law and as business judgment dictates. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

     The Savings Bank generally requires title insurance insuring the status of its lien or a title abstract and acceptable attorney's opinion on all loans where real estate is the primary source of security. The Savings Bank also requires that fire and casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance.

     The Savings Bank's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or the purchase price, with the condition that private mortgage insurance is generally required on loans with loan-to-value ratios greater than 80%. The maximum loan-to-value ratio on mortgage loans secured by non-owner-occupied properties is generally 80%.

     Multi-Family Residential and Commercial Real Estate Lending. Multi-family residential and commercial real estate lending has been a constant part of the Savings Bank's lending strategy in recent years. At April 30, 1996, the Savings Bank's loan portfolio included $3.8 million in multi-family real estate loans and $8.7 million in commercial real estate loans. The Savings Bank frequently sells participation interests in the larger multi-family and commercial real estate loans that it originates. The Savings Bank retains the servicing rights on such loans and generally retains 10% or 20% of the loan balance.

     Multi-family and commercial real estate loans originated by the Savings Bank are predominately adjustable rate loans and are generally for terms of up to 20 years. The maximum loan-to-value ratio for multi-family and commercial real estate loans is generally 75%. Multi-family loans typically are secured by small to medium sized projects. The Savings Bank's commercial real estate loan portfolio consists predominantly of loans secured by residential care facilities, nursing homes, medical buildings, small shopping centers, small office buildings and churches, most of which are located in the Savings Bank's market area. Appraisals on properties that secure multi-family and commercial real estate loans are performed by an independent appraiser engaged by the Savings Bank before the loan is made. Underwriting of multi-family loans includes a thorough analysis of the cash flows generated by the real estate to support the debt service and the financial resources, experience, and income level of the borrowers. Annual operating statements on each multi-family and commercial real estate loan are required and reviewed by management.

     Multi-family and commercial real estate lending affords the Savings Bank an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by such properties usually are greater in amount, more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family and commercial properties are often dependent on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. The Savings Bank seeks to minimize these risks by limiting the maximum loan-to-value ratio to 75% and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. The Savings Bank also obtains loan guarantees from financially capable parties based on a review of personal financial statements.

     Construction Lending. The Savings Bank originates residential construction loans to individuals and, occasionally, to builders, to construct one- to four-family homes. In addition, the Savings Bank occasionally originates construction loans for multi-family or commercial properties. In addition, the Savings Bank occasionally originates speculative construction loans, i.e, where purchasers for the finished homes may be identified either during or following the construction period. The Savings Bank limits the number of speculative loans to a single builder in order to limit risk. At April 30, 1996, the Savings Bank's construction loan portfolio totalled $7.7 million, or 9.8% of total gross loans. At such date, the Savings Bank's construction loan portfolio consisted of 56 residential construction loans totalling $6.3 million and four commercial real estate construction loans totalling $1.4 million.

     Construction loans are generally made in connection with permanent financing. Construction loans that are not made in connection with the granting of permanent financing on the property are for terms of six months.

     Construction lending is considered to involve a higher level of risk as compared to one- to four-family residential lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are more difficult to evaluate and monitor. If the estimate of value proves to be inaccurate, the Savings Bank may be confronted at, or prior to, the maturity of the loan, with a project the value of which is insufficient to assure full repayment. The Savings Bank attempts to minimize these risks by limiting the maximum loan-to-value ratio on construction loans to 85% for residential construction loans and 80% for non-residential construction loans and by conditioning disbursements on the presentation of itemized bills and an inspection of the construction site. For non-residential construction loans, the Savings Bank generally obtains personal guarantees and requires borrowers to submit annual financial statements.

     Land Lending. The Savings Bank occasionally originates loans for the acquisition of land upon which the purchaser can then build or make improvements necessary to build or to sell as improved lots. At April 30, 1996, the Savings Bank's land loan portfolio totalled $1.5 million and consisted of 30 loans.
Land loans originated by the Savings Bank are generally adjustable-rate loans and have maturities of ten to 20 years.

     Loans secured by undeveloped land or improved lots involve greater risks than one- to four-family residential mortgage loans because such loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, in the event of default and foreclosure the Savings Bank may be confronted with a property the value of which is insufficient to assure full repayment. The Savings Bank attempts to minimize this risk by limiting the maximum loan-to-value ratio on land loans to 65%.

     Consumer and Other Lending. The Savings Bank originates a variety of consumer and other non-mortgage loans. Consumer loans generally have shorter terms to maturity and higher interest rates than mortgage loans. The Savings Bank's consumer and other loans consist primarily of secured consumer loans, automobile loans, home improvement loans, deposit account loans and student loans. The Savings Bank also engages in a small amount of commercial business lending. Such loans include asset-based loans secured by inventory and short-term working capital loans. At April 30, 1996, the Savings Bank's consumer and other loans totalled approximately $9.9 million, or 12.6%, of the Savings Bank's total gross loans.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. At April 30, 1996, the Savings Bank had no material delinquencies in its consumer loan portfolio.

     Maturity of Loan Portfolio. The following table sets forth certain information at April 30, 1996 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. All loans are included in the period in which the final contractual payment is due. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause the Savings Bank's actual repayment experience to differ from that shown below.

                                          After       After           After
                                         One Year    3 Years         5 Years
                              Within     Through     Through         Through    Beyond
                             One Year    3 Years     5 Years        10 Years  10 Years   Total
                            -----------  -------     -------        --------  --------  -------
                                                        (In Thousands)
Mortgage loans:
  One- to four-family.....   $   307      $1,142     $1,194          $4,837   $39,261  $46,741
  Multi-family............         4          55         49             266     3,471    3,845
  Commercial..............        --         285        444             613     7,364    8,706
  Construction............     7,686(1)       --         --              --        --    7,686
  Land....................       347          56         27              79     1,009    1,518
Consumer and other loans..     3,556       3,478      1,566             974       348    9,922
                             -------      ------     ------          ------   -------  -------
    Total gross loans.....   $11,900      $5,016     $3,280          $6,769   $51,453  $78,418
                             =======      ======     ======          ======   =======  =======

- --------------

(1) Includes 32 loans totalling $4.5 million that will convert to permanent loans.

  The following table sets forth the dollar amount of all loans due after April 30, 1997, which have fixed interest rates and have floating or adjustable interest rates.

                            Fixed-               Floating- or
                             Rates             Adjustable-Rates
                            -------            ----------------
                                  (In Thousands)
Mortgage loans:
 One- to four-family......  $ 4,677                $41,757
 Multi-family.............       --                  3,841
 Commercial...............    1,301                  7,405
 Construction.............       --                     --
 Land.....................       57                  1,114
Consumer and other loans..    5,835                    531
                            -------                -------
  Total gross loans         $11,870                $54,648
                            =======                =======

     Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Savings Bank the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

    Loan Solicitation and Processing. Loan applicants come primarily through existing customers, referrals by realtors, homebuilders and existing customers, and walk-ins. The Savings Bank also uses radio and newspaper advertising to create awareness of its loan products. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate offered as collateral generally is undertaken by an independent fee appraiser certified by the State of Missouri.

     Real estate loans up to $250,000 must be approved by the Loan Committee, which consists of the President and three non-employee Directors. Loans exceeding $250,000 must be approved by the entire Board of Directors. The Savings Bank's loan approval process allows mortgage loans to be approved in approximately five days and closed in 20 days. Consumer loans may be approved by any loan officer. Non-mortgage loans exceeding $100,000 must be approved by the entire Board of Directors.

     Loan Originations, Sales and Purchases. While the Savings Bank originates both adjustable-rate and fixed-rate loans, its ability to generate each type of loan is dependent upon relative customer demand for loans in its market. For the years ended April 30, 1996, 1995 and 1994, the Savings Bank originated $51.3 million, $35.7 million and $43.1 million of loans, respectively. Of the $51.3 million of loans originated during the year ended April 30, 1996, 81.2% were adjustable-rate loans and 18.8% were fixed-rate loans.

     The Savings Bank generally sells all of its fixed-rate single-family residential mortgage loans to the FHLMC or Fannie Mae and a portion of its residential ARM loans to other financial institutions. Sales are made on a non-recourse basis with servicing retained. Sales of loans to FHLMC and Fannie Mae are whole loans, whereas the Savings Bank frequently retains a participation interest in residential ARM loans sold to other financial institutions. The Savings Bank also sells participation interests to other financial institutions in the larger multi-family, commercial real estate and construction loans that it originates. Such sales are also made on a non-recourse basis with servicing retained. The Savings Bank has obtained commitments from several financial institutions to purchase loans up to a specified aggregate amount. Sales of loans and loan participations for the years ended April 30, 1996, 1995, and 1994 totalled $22.6 million, $11.8 million and $20.3 million, respectively. Sales of loans generally are beneficial to the Savings Bank since these sales increase the size of the Savings Bank's loan servicing portfolio. See "-- Lending Activities -- Loan Servicing." Loan sales also provide funds for additional lending and other investments and increase liquidity. In addition, sales of participation interests in non-residential mortgage loans help to reduce the risks associated with this type of lending. At April 30, 1996, the Savings Bank had $2.3 million in loans held for sale.

     The following table shows total loans originated, purchased, sold and repaid during the periods indicated.


                                     Year Ended April 30,
                                   -------------------------
                                    1996     1995     1994
                                   -------  -------  -------
                                        (In Thousands)
Loans originated:
Mortgage loans:
  One- to four-family............  $25,263  $19,150  $28,856
  Multi-family...................    4,519      545      308
  Commercial.....................    4,415    1,167    2,242
  Construction...................    8,365    7,683    5,355
  Land...........................      655      108      110
Consumer and other loans.........    8,079    7,002    6,249
                                   -------  -------  -------
    Total loans originated.......   51,296   35,655   43,120

Loans purchased:
Mortgage loans:
  One- to four-family............       --      669       --
  Construction...................      484      277       --
                                   -------  -------  -------
    Total loans purchased........      484      946       --

Loans sold:
  Whole loans....................    3,812    1,617   13,311
  Participations.................   18,820   10,191    7,032
                                   -------  -------  -------
   Total loans sold..............   22,632   11,808   20,343

Less:
  Principal repayments...........   20,463   16,507   18,823
  Transfer to real estate owned..      271       93       49
  Loans held for sale............    2,306      573       --
                                   -------  -------  -------
                                    23,040   17,173   18,872
                                   -------  -------  -------
Net increase in loans
 receivable, net.................   $6,108   $7,620   $3,905
                                   =======  =======  =======

     Loan Commitments. The Savings Bank occasionally issues commitments to originate loans conditioned upon the occurrence of certain events. Such commitments are made on specified terms and conditions and are honored for up to 45 days from the date of loan approval. The Savings Bank had outstanding net loan commitments of approximately $7.8 million at April 30, 1996.

     Loan Origination and Other Fees. The Savings Bank, in some instances, receives loan origination fees. Loan fees are a fixed dollar amount or a percentage of the principal amount of the mortgage loan which is charged to the borrower for funding the loan. The amount of fees charged by the Savings Bank is currently $300 for loans secured by owner-occupied, single-family homes and $500 for most larger loans. Current accounting standards require fees received (net of certain loan origination costs) for originating loans to be deferred and amortized into interest income over the contractual life of the loan. Net deferred fees or costs associated with loans that are prepaid are recognized as income at the time of prepayment.

     Loan Servicing. The Savings Bank sells loans to FHLMC, Fannie Mae and other financial institutions on a servicing-retained basis and receives fees in return for performing the traditional services of collecting individual payments and managing the loans. At April 30, 1996, the Bank was servicing $84.4 million of loans for others. Loan servicing includes processing payments, accounting for loan funds and collecting and paying real estate taxes, hazard insurance and other loan-related items such as private mortgage insurance. When the Savings Bank receives the gross mortgage payment from individual borrowers, it remits to the investor in the mortgage a predetermined net amount based on the yield on that mortgage. The difference between the coupon on the underlying mortgage and the predetermined net amount paid to the investor is the gross loan servicing fee. For the year ended April 30, 1996, loan servicing fees totalled $281,000. In addition, the Savings Bank retains certain amounts in escrow for the benefit of the investor for which the Savings Bank incurs no interest expense but is able to invest. At April 30, 1996, the Savings Bank held $213,000 in escrow for its portfolio of loans serviced for others.

    Nonperforming Assets and Delinquencies. When a mortgage loan borrower fails to make a required payment when due, the Savings Bank institutes collection procedures. The first notice is mailed to the borrower approximately ten days after the payment is due in order to permit the borrower to make the payment before the imposition of a late fee. A second notice is generated when a payment becomes 20 days past due. Attempts to contact the borrower by telephone or letter generally begin when a payment becomes 30 days past due. If a satisfactory response is not obtained, continuous follow-up contacts are attempted until the loan has been brought current. Before the 90th day of delinquency, attempts to interview the borrower, preferably in person, are made to establish (i) the cause of the delinquency, (ii) whether the cause is temporary, (iii) the attitude of the borrower toward the debt, and (iv) a mutually satisfactory arrangement for curing the default.

    In most cases, delinquencies are cured promptly; however, if by the 91st day of delinquency, or sooner if the borrower is chronically delinquent and all reasonable means of obtaining payment on time have been exhausted, foreclosure, according to the terms of the security instrument and applicable law, is initiated. Interest income on loans is reduced by the full amount of accrued and uncollected interest.

    The Savings Bank's Board of Directors is informed on a monthly basis as to the status of all loans that are delinquent more than 60 days, the status on all loans currently in foreclosure, and the status of all foreclosed and repossessed property owned by the Savings Bank.

    The following table sets forth information with respect to the Savings Bank's nonperforming assets and restructured loans within the meaning of SFAS No. 15 at the dates indicated. It is the policy of the Savings Bank to cease accruing interest on loans 90 days or more past due.



                                                       At April 30,
                                                 -------------------------
                                                  1996     1995     1994
                                                 -------  ------  --------
                                                  (Dollars in Thousands)

Loans accounted for on
 a nonaccrual basis:
 Mortgage loans:
  One- to four-family..........................   $ 175   $ 135    $  247
  Commercial...................................      69      --       642
 Consumer and other loans......................      75      18        32
                                                  -----   -----    ------
       Total...................................     319     153       921

Accruing loans which are
 contractually past due 90 days or more........      --      --        --
                                                  -----   -----    ------

Total of nonaccrual and
 90 days past due loans........................     319     153       921

Real estate owned, net.........................     197       5       203
                                                  -----   -----    ------

     Total nonperforming assets................   $ 516   $ 158    $1,124
                                                  =====   =====    ======

Restructured loans.............................   $ 271   $ 273    $  260

Nonaccrual and 90 days or more past due loans
 as a percentage of loans receivable, net......    0.43%   0.23%     1.53%

Nonaccrual and 90 days or more past due loans
 as a percentage of total assets...............    0.37    0.19      1.25

Nonperforming assets as a percentage of
 total assets..................................    0.60    0.20      1.53

    Interest income that would have been recorded for the year ended April 30, 1996 had nonaccruing loans been current in accordance with their original terms amounted to approximately $10,000. The amount of interest included in interest income on such loans for the year ended April 30, 1996 amounted to approximately $6,000.

    Real Estate Owned and Held for Investment. Real estate acquired by the Savings Bank as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned ("REO") until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid principal balance of the related loan plus foreclosure costs, or fair market value. Subsequent to foreclosure, REO is carried at the lower of the foreclosed amount or fair value, less estimated selling costs. At April 30, 1996, the Savings Bank had $197,000 of REO, which consisted of one commercial building lot.

    Real estate held for investment ("REI") is carried at the lower of cost or net realizable value. All costs of anticipated disposition are considered in the determination of net realizable value. At April 30, 1996, the Savings Bank's REI totalled $253,000 and consisted of seven condominium units and additional building lots, all of which are part of a single development consisting of ten units. The Savings Bank acquired five units and the additional building lots through foreclosure and purchased two additional units. The Savings Bank has subsequently purchased the remaining three units, which it believes will facilitate the sale of the entire development.

    Asset Classification. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are classified as special mention and monitored by the Savings Bank.

    At April 30, 1996, assets classified as substandard or special mention totalled $1.5 million and included 30 substandard loans, which consisted of 15 one- to four-family mortgage loans totalling $664,000, 5 commercial real estate loans totalling $84,000 and 10 consumer loans totalling $50,000, and 27 special mention loans, which consisted of 20 one- to four-family mortgage loans totalling $667,000 and 7 consumer loans totalling $41,000. The aggregate amounts of the Savings Bank's classified assets at the dates indicated were as follows:


                                At April 30,
                                -----------
                             1996         1995
                             ----         ----
                                (In Thousands)
Loss......................  $   --        $   --
Doubtful..................      --            --
Substandard...............     798         1,135
Special mention...........     708           201
                            ------        ------
 Total classified assets..  $1,506        $1,336
                            ======        ======


    Allowance for Loan Losses. The Savings Bank has established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans.

    In originating loans, the Savings Bank recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The Savings Bank increases its allowance for loan losses by charging provisions for loan losses against income.

    The general valuation allowance is maintained to cover losses inherent in the portfolio of performing loans. Management's periodic evaluation of the adequacy of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Specific valuation allowances are established to absorb losses on loans for which full collectibility may not be reasonably assured.
The amount of the allowance is based on the estimated value of the collateral securing the loan and other analyses pertinent to each situation. Generally, a provision for losses is charged against income on a quarterly basis to maintain the allowances.

    At April 30, 1996, the Savings Bank had an allowance for loan losses of $782,000. The allowance for loan losses is maintained at an amount management considers adequate to absorb losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations.

    While the Savings Bank believes it has established its existing allowance for loan losses in accordance with GAAP, there can be no assurance that regulators, in reviewing the Savings Bank's loan portfolio, will not request the Savings Bank to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Savings Bank's financial condition and results of operations.

     The following table sets forth an analysis of the Savings Bank's allowance for loan losses for the periods indicated. Where specific loan loss reserves have been established, any differences between the loss allowances and the amount of loss realized has been charged or credited to current income.


                                                                Year Ended April 30,
                                                     -----------------------------------
                                                     1996            1995            1994
                                                     ----            ----            ----
                                                                (Dollars in Thousands)
Allowance at beginning of period...................    $762             $665          $719
Provision for loan losses..........................      44              118            48
Recoveries:
 Mortgage loans:
  One- to four-family..............................       1               --            --
  Multi-family.....................................      --               --            --
  Commercial.......................................      --               --            --
  Construction.....................................      --               --            --
  Land.............................................      --                2             4
 Consumer and other loans..........................       2               26             6
                                                      -----             ----          ----
    Total recoveries...............................       3               28            10

Charge-offs:
 Mortgage loans:
  One- to four-family..............................       1              --             --
  Multi-family.....................................      --              --             --
  Commercial.......................................      --              --             --
  Construction.....................................      --              --             --
  Land.............................................      10              22             61
 Consumer and other loans..........................      16              27             51
                                                      -----            ----           ----
    Total charge-offs..............................      27              49            112
                                                      -----            ----           ----
    Net charge-offs................................      24              21            102
                                                      -----            ----           ----
    Balance at end of period.......................    $782            $762           $665
                                                      =====            ====           ====

Allowance for loan losses as a percentage of
 total loans outstanding at the end of the period..   0.97%            1.07%          1.05%

Net charge-offs as a percentage of average
 loans outstanding during the period...............   0.03             0.03           0.17

Allowance for loan losses as a percentage of
 nonperforming loans at end of period.............. 245.44           498.05          72.18

    The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.


                                                          At April 30,
                                     ----------------------------------------------------------------
                                                 1996              1995                    1994
                                     ---------------------   ---------------    ---------------------
                                                    % of              % of                   % of
                                                   Loans              Loans                   Loans
                                                  in Each             in Each                 in Each
                                                  Category            Category                Category
                                                  to Total            to Total                to Total
                                     Amount       Loans       Amount  Loans        Amount     Loans
                                     ------       --------    ------  ------       ------     --------
                                                              (Dollars in Thousands)

Mortgage loans:
  One- to four-family.....           $ 322        59.61%      $ 319     65.37%       $251      66.46%
  Multi-family............              38         4.90          36      5.07          34       5.34
  Commercial..............              78        11.10         118      9.27         211       9.28
  Construction............              83         9.80          41      7.27          25       6.22
  Land....................              15         1.94          12      1.68          11       1.78
Consumer and other loans..             104        12.65          78     11.34          79      10.92
Unallocated...............             142         N/A          158      N/A           54       N/A
                                     -----                     ----                  ----

    Total allowance for
     loan losses..........           $ 782                    $ 762                  $665
                                     =====                    =====                  ====


Investment Activities
- ---------------------

     The Savings Bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Des Moines, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, the Savings Bank may also invest a portion of its assets in commercial paper and corporate debt securities. Savings institutions like the Savings Bank are also required to maintain an investment in FHLB stock. The Savings Bank is required under federal regulations to maintain a minimum amount of liquid assets. See "REGULATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

     SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires the investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading securities." Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity. It is currently the intention of management to classify all securities in the Savings Bank's investment portfolio as available for sale.

     A committee consisting of the Chief Executive Officer, the Chief Financial Officer and three outside Directors determines appropriate investments in accordance with the Board of Directors' approved investment policies and procedures. The Savings Bank's investment policies generally limit investments to U.S. Government and agency securities, municipal bonds, certificates of deposits, marketable corporate debt obligations, mortgage-backed securities and certain types of mutual funds. The Savings Bank's investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products or corporate bonds rated less than BBB. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the Savings Bank's liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated
loan amortization and repayments).   The effect that the proposed investment
would have on the Savings Bank's credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

     The following table sets forth the composition of the Savings Bank's investment and mortgage-backed securities portfolios at the dates indicated.

                                                                   At April 30,
                                     ---------------------------------------------------------------------------------
                                                1996                      1995                        1994
                                     -------------------------   ------------------------   --------------------------
                                       Carrying    Percent of    Carrying      Percent of   Carrying        Percent of
                                       Value       Portfolio     Value         Portfolio    Value           Portfolio
                                       ----        ----------    -----         ---------    -----           ----------
                                                                  (Dollars in Thousands)
Available for sale:
Investment securities:
  U.S. Government and federal
    agency obligations..........      $3,216       100.00%       $4,201         99.98%      $   --                --%
  Mortgage-backed securities....          --           --             1           .02           --                --
                                      ------       ------        ------        ------       ------            ------
      Total available for sale..       3,216       100.00         4,202        100.00           --                --

Held to maturity:
Investment securities:
  U.S. Government and federal
    agency obligations..........          --          --             --           --         4,260             78.08
  Mortgage-backed securities....          --          --             --           --         1,196             21.92
                                      ------      ------         ------       ------        ------            ------
       Total held to maturity...          --          --             --           --         5,456            100.00
                                      ------      ------         ------       ------        ------            ------

      Total                           $3,126      100.00%        $4,202       100.00%       $5,456            100.00%
                                      ======      ======         ======       ======        ======            ======

    The table below sets forth certain information regarding the carrying value, weighted average yields and maturities or periods to repricing of the Savings Bank's investment and mortgage-backed securities at April 30, 1996.

                                              At April 30, 1996
                       ----------------------------------------------------------------
                             Amount Due or Repricing within:
                                                  Over One to
                         One Year or Less         Five Years               Totals
                       -------------------  ----------------------  -------------------
                                 Weighted               Weighted              Weighted
                       Carrying   Average   Carrying    Average     Carrying   Average
                        Value      Yield     Value       Yield       Value      Yield
                       --------  ---------  --------  ------------  --------  ---------
                                            (Dollars in Thousands)

U.S. Government and
  federal agency
  obligations........    $2,511      5.92%      $705         6.65%    $3,216      6.08%


Deposit Activities and Other Sources of Funds

     General. Deposits and loan repayments are the major sources of the Savings Bank's funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings through the FHLB-Des Moines are used to compensate for reductions in the availability of funds from other sources. Presently, the Savings Bank has no other borrowing arrangements.

     Deposit Accounts. Savings deposits are the primary source of funds for the Savings Bank's lending and investment activities and for its general business purposes. Substantially all of the Savings Bank's depositors are residents of the State of Missouri. Deposits are attracted from within the Savings Bank's market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market deposit accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, the Savings Bank considers current market interest rates, profitability to the Savings Bank, matching deposit and loan products and its customer preferences and concerns. The Savings Bank reviews its deposit mix and pricing weekly. The Savings Bank does not accept brokered deposits, nor has it aggressively sought jumbo certificates of deposit.

     The Savings Bank currently offers certificates of deposit for terms not exceeding 60 months. As a result, the Savings Bank believes that it is better able to match the repricing of its liabilities to the repricing of its loan portfolio. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management."

     In the unlikely event the Savings Bank is liquidated after the Conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the Holding Company, as the sole stockholder of the Savings Bank.

     The following table sets forth information concerning the Savings Bank's time deposits and other interest-bearing deposits at April 30, 1996.

Weighted                                                                                               Percentage
Average                                                                      Minimum                   of Total
Interest Rate        Term                Checking and Savings Deposits       Amount      Balance       Deposits
- -------------        ----                -----------------------------       ------      -------       ----------
                                                                                     (In Thousands)
 --%                 None                Non-interest bearing                $  200      $ 1,710         2.43%
2.62                 None                NOW                                    400        4,259         6.06
3.43                 None                Money Market Deposit                 1,500        3,040         4.32
3.03                 None                Passbook                              none        5,910         8.41

                                         Certificates of Deposit
                                         -----------------------
3.70                 91 Day              Fixed term, fixed rate               1,000          105         0.15
5.21                 6 Mo.               Fixed term, fixed rate               1,000        6,858         9.75
4.95                 9 Mo.               Fixed term, fixed rate               1,000           51         0.07
5.62                 12 Mo.              Fixed term, fixed rate               1,000       14,654        20.84
6.05                 18 Mo.              Fixed term, fixed rate               1,000          724         1.03
6.75                 20 Mo.              Fixed term, fixed rate               1,000          100         0.14
6.11                 24 Mo.              Fixed term, fixed rate               1,000       13,746        19.55
6.18                 30 Mo.              Fixed term, fixed rate               1,000        2,211         3.15
5.66                 36 Mo.              Fixed term, fixed rate               1,000        6,078         8.64
5.17                 42 Mo.              Fixed term, fixed rate               1,000          185         0.26
5.96                 48 Mo.              Fixed term, fixed rate               1,000        4,793         6.82
6.04                 60 Mo.              Fixed term, fixed rate               1,000        5,871         8.35
7.59                 96 Mo.              Fixed term, fixed rate               1,000           21         0.03
                                                                                         -------       ------
                                         Total                                       $70,316      100.00%
                                                                                     =======      ======


     The following table indicates the amount of the Savings Bank's jumbo certificates of deposit by time remaining until maturity as of April 30, 1996. Jumbo certificates of deposit are certificates in amounts of $100,000 or more.


              Maturity Period                      Amount
              ---------------                  --------------
                                               (In Thousands)

Three months or less................              $  418
Over three through six months.......               1,123
Over six through 12 months..........               2,221
Over 12 months......................               2,117
                                                  ------
     Total jumbo certificates
      of deposit....................              $5,879
                                                  ======

    Deposit Flow. The following table sets forth the balances (inclusive of interest credited) and changes in dollar amounts of deposits in the various types of accounts offered by the Savings Bank between the dates indicated.


                                                                            At April 30,
                                       -------------------------------------------------------------------------------
                                                  1996                                1995                        1994
                                       ----------------------------        ---------------------------       -----------------
                                                Percent                             Percent                           Percent
                                                   of      Increase                    of      Increase                  of
                                       Amount    Total    (Decrease)       Amount    Total    (Decrease)     Amount    Total
                                       -------  --------  ----------       -------  --------  ----------     -------  --------
                                                                              (Dollars in Thousands)
Passbook.............................  $ 5,910     8.41%    $   417        $ 5,493     8.42%    $  (995)     $ 6,488    10.04%
NOW accounts.........................    4,259     6.06         379          3,880     5.95        (583)       4,463     6.90
Money market deposit.................    3,040     4.32      (1,526)         4,566     7.00      (2,871)       7,437    11.51
Fixed-rate certificates which
 mature:
  Within 1 year......................   33,966    48.30       5,286         28,680    43.99         896       27,784    42.99
  After 1 year, but within 2 years...   13,322    18.95         940         12,382    18.99       4,097        8,285    12.82
  After 2 years, but within 4 years..    7,662    10.90      (1,017)         8,679    13.31         750        7,929    12.27
  After 4 years......................      447     0.63        (590)         1,037     1.59        (808)       1,845     2.85
Other................................    1,710     2.43       1,222            488     0.75          89          399     0.62
                                       -------   ------     -------        -------   ------     -------      -------   ------

  Total..............................  $70,316   100.00%    $ 5,111        $65,205   100.00%    $   575      $64,630   100.00%
                                       =======   ======     =======        =======   ======     =======      =======   ======

    Time Deposits by Rates. The following table sets forth the time deposits in the Savings Bank categorized by rates at the dates indicated.

                                              At April 30,
                                    --------------------------------------
                                    1996            1995            1994
                                    ----            ----            ----
                                               (In Thousands)

      2.00 - 2.99%...........      $    --         $     8       $    77
      3.00 - 3.99%...........          105             451        14,348
      4.00 - 4.99%...........        6,119          12,879        18,785
      5.00 - 5.99%...........       26,144          16,993         8,148
      6.00 - 6.99%...........       20,261          17,539         3,005
      7.00 - 7.99%...........        2,751           2,862         1,424
      8.00 - 8.99%...........           17              45            55
      9.00 - 9.99%...........           --              --            --
      10.00 - 10.99%.........           --               1             1
                                   -------         -------       -------
      Total..................      $55,397         $50,778       $45,843
                                   =======         =======       =======


    The following table sets forth the amount and maturities of time deposits at April 30, 1996.



                                                         Amount Due
                          -----------------------------------------------------------------------
                          Less Than         1-2          2-3         3-4       After
                          One  Year        Years        Years       Years     4 Years     Total
                          --------         -----        -----       -----     -------     -----
                                              (In Thousands)
      3.00 - 3.99%.....   $   105         $    --       $   --      $   --    $   --      $   105
      4.00 - 4.99%.....     5,962             157           --          --        --        6,119
      5.00 - 5.99%.....    17,458           6,404        2,130         140        12       26,144
      6.00 - 6.99%.....     8,674           6,628        2,117       2,506       336       20,261
      7.00 - 7.99%.....     1,767             133          505         261        85        2,751
      8.00 - 8.99%.....        --              --            3          --        14           17
                          -------         -------       ------      ------      ----      -------
      Total............   $33,966         $13,322       $4,755      $2,907    $  447      $55,397
                          =======         =======       ======      ======      ====      =======


    Deposit Activity. The following table sets forth the deposit activities of the Savings Bank for the periods indicated.


                                           Year Ended April 30,
                                        ---------------------------
                                         1996      1995      1994
                                        -------  --------  --------
                                              (In Thousands)

Beginning balance.................      $65,205  $64,630   $65,235
                                        -------  -------   -------
Net deposits (withdrawals)
 before interest credited.........        2,941   (1,037)   (2,149)
Interest credited.................        2,170    1,612     1,544
                                        -------  -------   -------

Net increase (decrease) in
 deposits.........................        5,111      575      (605)
                                        -------  -------   -------

Ending balance....................      $70,316  $65,205   $64,630
                                        =======  =======   =======

     Borrowings.  The Savings Bank utilizes advances from the FHLB-Des
Moines to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB-Des Moines functions as a central reserve bank providing credit for savings associations and certain other member financial institutions. As a member of the FHLB-Des Moines, the Savings Bank is required to own capital stock in the FHLB-Des Moines and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit.

     The following tables sets forth certain information regarding short-term borrowings by the Bank at the dates and for the periods indicated:


                                                        At of For the
                                                      Year Ended April 30,
                                                  ----------------------------
                                                  1996        1995        1994
                                                  ----        ----        ----
                                                     (Dollars in Thousands)
Maximum amount of FHLB advances outstanding
  at any month end during the period .........     $5,500    $4,500         --
Approximate average FHLB advances
  outstanding.................................      4,555     3,093         --
Approximate weighted average rate paid on
  FHLB advances during the period.............       6.62%     7.23%        --
Balance of FHLB advances outstanding
  at end of period............................     $5,000    $4,500         --
Weighted average rate paid on
  FHLB advances at end of period..............       6.75%     6.84%        --

Competition

    The Savings Bank operates in a competitive market for the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Its most direct competition for savings deposits has historically come from local commercial banks and other thrifts operating in its market area. As of April 30, 1996, there were five commercial banks and two other thrifts operating in Callaway County, Missouri, of which only one commercial bank was larger in terms of deposits than the Savings Bank. All of the other financial institutions in Callaway County are locally owned. A portion of the Callaway County residents commute to work in either Columbia or Jefferson City and, thus, there is strong competition from other financial institutions in these larger metropolitan areas. Particularly in times of high interest rates, the Savings Bank has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The Savings Bank's competition for loans also comes from mortgage bankers. Such competition for deposits and the origination of loans may limit the Savings Bank's growth in the future.

Subsidiary Activities

    The Savings Bank has one subsidiary, Multi-Purpose Service Agency, Inc. ("Service Corporation"), whose activities consist primarily of selling credit life insurance to the Savings Bank's customers. At April 30, 1996, the Savings Bank's equity investment in its subsidiary was a deficit of $68,000.

    Federal savings associations generally may invest up to 3% of their assets in service corporations, provided that at least one-half of any amount in excess of 1% is used primarily for community, inner-city and community development projects. The Savings Bank's investment in its subsidiary did not exceed these limits at April 30, 1996.

Properties

    The Savings Bank operates two full service facilities, both of which it owns. At April 30, 1996, the net book value of the property (including land and building) and the Savings Bank's fixtures, furniture and equipment was $1.3 million.

Personnel

    As of April 30, 1996, the Savings Bank had 33 full-time and five part-time employees. The employees are not represented by a collective bargaining unit and the Savings Bank believes its relationship with its employees to be good.

Legal Proceedings

    Periodically, there have been various claims and lawsuits involving the Savings Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Savings Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Savings Bank's business. In September 1994, a former employee of the Savings Bank filed a charge of race discrimination against the Savings Bank with the Missouri Commission on Human Rights and the Equal Employment Opportunity Commission based on the termination of her employment. The charge is being investigated by the Missouri Commission on Human Rights. The Savings Bank has vigorously contested the charge and believes the charge is without merit. No lawsuit based on this charge has been filed against the Savings Bank. In the opinion of management, the Savings Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Savings Bank.

                       MANAGEMENT OF THE HOLDING COMPANY

     The Board of Directors of the Holding Company consists of seven persons divided into three classes, each of which contains approximately one third of the Board. The Directors shall be elected by the stockholders of the Holding Company for staggered three-year terms, or until their successors are elected and qualified. One class of Directors, consisting of Messrs. Richard W. Gohring and Dennis J. Adrian, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Mrs. Bonnie K. Smith and Mr. David W. West, has a term of office expiring at the second annual meeting of stockholders, and a third class, consisting of Messrs. Kermit D. Gohring, Clifford E. Hamilton and Billy M. Conner has a term of office expiring at the third annual meeting of stockholders. The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

     The following individuals hold the offices set forth opposite their names below.

       Name              Position held with Holding Company
       ----              ----------------------------------

     Kermit D. Gohring   President and Chief Executive Officer
     Richard W. Gohring  Vice-President
     Bonnie K. Smith     Secretary-Treasurer

     Since the formation of the Holding Company, none of the executive officers, directors or other personnel has received remuneration from the Holding Company. Information concerning the principal occupations, employment and compensation of the directors and executive officers of the Holding Company during the past five years is set forth under "MANAGEMENT OF THE SAVINGS BANK -- Biographical Information."


                         MANAGEMENT OF THE SAVINGS BANK

Directors and Executive Officers

     The Board of Directors of the Savings Bank is presently composed of seven members who are elected for terms of three years, approximately one third of whom are elected annually in accordance with the Bylaws of the Savings Bank. The Savings Bank also has three emeritus directors, Millard F. Stewart, Virgil
A. Johnston and Cecil M. Stock. The executive officers of the Savings Bank are elected annually by the Board of Directors and serve at the Board's discretion. The following table sets forth information with respect to the Directors and executive officers of the Savings Bank.

                                                                                       Current
                                                                            Director   Term
Name                       Age (1)     Position with Savings Bank           Since      Expires
- ----                       -------     --------------------------           --------   -------
Dennis J. Adrian             47         Director                            1995       1999
Billy M. Conner              65         Director                            1995       1997
Kermit D. Gohring            60         Chief Executive Officer, President  1967       1998
                                        and Director
Richard W. Gohring           41         Executive Vice President            1989       1998
                                        and Director
Clifford E. Hamilton, Jr.    53         Director                            1989       1997
Bonnie K. Smith              51         Senior Vice President, Secretary-   1985       1998
 Treasurer and Director
David W. West                58         Director                            1995       1999


- -------------------
(1)  As of April 30, 1996.

Biographical Information

          Set forth below is certain information regarding the Directors and executive officers of the Savings Bank. Unless otherwise stated, each Director and executive officer has held his or her current occupation for the last five years.

          Dennis J. Adrian is the sole owner of Vandelicht Trucking, Inc., a local trucking company. He is also the President and majority owner of Mo-Con, Inc., a local concrete mixing and delivery firm with which he has been associated since 1968.

          Billy M. Conner is the co-owner and operator of BCGC, Inc., a local family farming operation.

          Kermit D. Gohring is the President and Chief Executive Officer and a Director of the Holding Company and the Savings Bank. He has been associated with the Savings Bank since 1964 and President since 1974.

          Richard W. Gohring is Executive Vice President and a Director of the Savings Bank and Vice-President and a Director of the Holding Company. He has been associated with the Savings Bank since 1985.

          Clifford E. Hamilton, Jr. is a Circuit Judge in Columbia, Missouri and presently serves as a general jurisdiction judge in the Thirteenth Judicial Circuit of Missouri, which includes Fulton and Columbia. He currently serves as the Vice Chairman of the Board.

          Bonnie K. Smith is Senior Vice President, Secretary-Treasurer and a Director of the Savings Bank and Secretary-Treasurer of the Holding Company. She has been associated with the Savings Bank since 1971.

          David W. West is the co-owner and operator of a local family farming operation.

Meetings and Committees of the Board of Directors

          The business of the Savings Bank is conducted through meetings and activities of the Board of Directors and its committees. During the fiscal year ended April 30, 1996, the Board of Directors held 15 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and of committees on which such director served.

          The Audit Committee, consisting of Directors Hamilton (Chairman), Conner and West, meets with the Savings Bank's outside auditor to discuss the results of the annual audit. The Audit Committee met one time during the fiscal year ended April 30, 1996.

          The Salary Committee, consisting of Directors Kermit Gohring (Chairman), Conner and Hamilton, is responsible for determining compensation for all employees. The Salary Committee met one time during the fiscal year ended April 30, 1996.

          The Savings Bank also maintains standing Loan, Interest Rate Risk, Community Reinvestment Act, Nominating and Compliance Committees.

Directors' Compensation

          Non-employee Directors receive a fee of $1,000 per month. Employee Directors receive a fee of $500 per month. It is currently anticipated that, after completion of the Conversion, directors' fees will continue to be paid by the Savings Bank and no separate fees will be paid for service on the Board of Directors of the Holding Company.

Executive Compensation

          Summary Compensation Table. The following information is furnished for the President of the Savings Bank for the year ended April 30, 1996. No other executive officers of the Savings Bank received salary and bonus in excess of $100,000 during the year ended April 30, 1996.

                       Annual Compensation(1)
                     -------------------------
Name and                                               Other Annual             All Other
Position             Year  Salary($)  Bonus($)     Compensation($)(2)       Compensation($)(3)
- -------------------  ----  -------    --------     --------------------     ------------------

Kermit D. Gohring    1996  $58,015     $51,029                   $6,000             $3,271
 President

- ---------------------------------------
(1) Compensation information for fiscal years ended April 30, 1995 and 1994 has been omitted as the Savings Bank was not a public company nor a subsidiary thereof at such time.
(2) Consists of directors' fees. The aggregate amount of perquisites and other personal benefits was less than 10% of the total annual salary and bonus reported.
(3)   Amount contributed by the Savings Bank to 410(k) plan.


      Employment Agreements. In connection with the Conversion, the Holding Company and the Savings Bank (collectively, the "Employers") will enter into a three-year employment agreement with Mr. Kermit Gohring. The Savings Bank has eliminated its bonus program, and under the agreement the initial salary level for Mr. Gohring will be $96,000, which amount will be paid by the Savings Bank and may be increased at the discretion of the Board of Directors or an authorized committee of the Board. On each anniversary of the commencement date of the agreement, the term of the agreement may be extended for an additional year. The agreement is terminable by the Employers at any time or upon the occurrence of certain events specified by federal regulations.

     The employment agreement provides for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Employers. Severance payments also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, Mr. Gohring is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control. The term "change in control" is defined in the agreements as having occurred when, among other things, (a) a person other than the Holding Company purchases shares of Common Stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) is or becomes the beneficial owner, directly or indirectly, of securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company's then outstanding securities, (c) the membership of the Board of Directors changes as the result of a contested election, or (d) shareholders of the Holding Company approve a merger, consolidation, sale or disposition of all or substantially all of the Holding Company's assets, or a plan of partial or complete liquidation.

    The severance payment from the Employers will equal 2.99 times Mr. Gohring's average annual compensation during the five-year period preceding the change in control. Such amount will be paid in a lump sum within ten business days following the termination of employment. Assuming that a change in control had occurred at April 30, 1996, Mr. Gohring would be entitled to a severance payments of approximately $271,500. Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), states that severance payments which equal or exceed three times the base compensation of the individual are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of such excess payments, and the Employers would not be entitled to deduct the amount of such excess payments.

    The agreement restricts Mr. Gohring's right to compete against the Employers for a period of one year from the date of termination of the agreement if he voluntarily terminates employment, except in the event of a change in control.

    Th Holding Company and the Savings Bank intend to enter into similar employment agreements with Mr. Richard Gohring and Mrs. Bonnie Smith. The Board of Directors of the Holding Company or the Savings Bank may, from time to time, also enter into employment agreements with other senior executive officers.

Benefits

    General. The Savings Bank currently pays the premiums for medical, dental, life and disability insurance benefits for full-time employees, subject to certain deductibles.

    401(k) Plan. The Savings Bank maintains the Fulton Savings Bank 401(k) Plan (the "401(k) Plan") for the benefit of eligible employees of the Savings Bank. The 401(k) Plan is intended to be a tax-qualified plan under Sections 401(a) and 401(k) of the Code. Employees of the Savings Bank who have completed 1,000 hours of service during 12 consecutive months and who have attained age 19 are eligible to participate in the 401(k) Plan. Participants may contribute a portion of their annual compensation to the 401(k) Plan through a salary reduction election in an amount not in excess of applicable Code limits. The limit for 1996 is $9,500. The Savings Bank matches participant contributions on a discretionary basis. In addition to employer matching contributions, the Savings Bank may contribute a discretionary amount to the 401(k) Plan in any plan year which is allocated to individual participants in the proportion that their annual compensation (excluding commissions) bears to the total compensation of all participants during the plan year. To be eligible to receive a discretionary employer contribution, the participant must complete 1,000 hours of service during the plan year and remain employed by the Savings Bank on the last day of the plan year. Participants are at all times 100% vested in salary reduction contributions. With respect to employer matching and discretionary employer contributions, participants vest in such contributions at the rate of 20% per year beginning with the completion of their third year of service with full vesting occurring after seven years of service. For the fiscal year ended April 30, 1996, the Savings Bank incurred total contribution-related expenses of $19,000 in connection with the 401(k) Plan.

    In general, the investment of 401(k) Plan assets is directed by an investment committee authorized by the Board of Directors of the Savings Bank. However, in connection with the Conversion, the 401(k) Plan has been amended to provide participants with the opportunity to direct the investment of up to ___% of their vested account balance to purchase shares of the Common Stock. A participant in the 401(k) Plan who elects to purchase Common Stock in the Conversion through the 401(k) Plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See "THE CONVERSION -- Limitations on Purchases of Shares."

    Employee Stock Ownership Plan. The Board of Directors has authorized the adoption by the Savings Bank of an ESOP for employees of the Savings Bank to become effective upon the completion of the Conversion. The ESOP is intended to satisfy the requirements for an employee stock ownership plan under the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Full-time employees of the Holding Company and the Savings Bank who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 19 will be eligible to participate in the ESOP.

    In order to fund the purchase of up to 8% of the Common Stock to be issued in the Conversion, it is anticipated that the ESOP will borrow funds from the Holding Company. Such loan will equal 100% of the aggregate purchase price of the Common Stock. The loan to the ESOP will be repaid principally from the Savings Bank's contributions to the ESOP and dividends payable on Common Stock held by the ESOP over the anticipated ten-year term of the loan. The interest rate for the ESOP loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the Conversion. See "PRO FORMA DATA." In any plan year, the Savings Bank may make additional discretionary contributions to the ESOP for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by the Holding Company. The timing, amount, and manner of such discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

    Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Forfeitures will be reallocated among the remaining plan participants.

    Participants will vest in their accrued benefits under the ESOP upon the completion of five years of service. Benefits may be payable upon a participant's retirement, early retirement, death, disability, or termination of employment. The Savings Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

    It is anticipated that Messrs. ______, _____ and ________ will be appointed by the Board of Directors of the Savings Bank to serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of plan participants and allocated shares for which no instructions are received must be voted in the same ratio on any matter as those shares for which instructions are given.

    Pursuant to SOP 93-6, the Savings Bank will recognize compensation expense in an amount equal to the fair market value of the ESOP shares when such shares are committed to be released to participants' accounts.

    If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease. However, on a per share basis, stockholders' equity and per share net earnings would decrease because of the increase in the number of outstanding shares.

    The ESOP will be subject to the requirements of ERISA and the regulations of the IRS and the Department of Labor issued thereunder. The Savings Bank intends to request a determination letter from the IRS regarding the tax-qualified status of the ESOP. Although no assurance can be given that a favorable determination letter will be issued, the Savings Bank expects that a favorable determination letter will be received by the ESOP.

    1996 Stock Option Plan. The Board of Directors of the Holding Company intends to adopt the Stock Option Plan and to submit the Stock Option Plan to the stockholders for approval at a meeting held no earlier than six months following consummation of the Conversion. The approval of a majority vote of the Holding Company's outstanding shares is required prior to the implementation of the Stock Option Plan within one year of the consummation of the Conversion. The Stock Option Plan will comply with all applicable regulatory requirements. However, the Stock Option Plan will not be approved or endorsed by the OTS.

    The Stock Option Plan will be designed to attract and retain qualified management personnel and nonemployee directors, to provide such officers, key employees and nonemployee directors with a proprietary interest in the Holding Company as a incentive to contribute to the success of the Holding Company and the Savings Bank, and to reward officers and key employees for outstanding performance. The Stock Option Plan will provide for the grant of incentive stock options ("ISOs") intended to comply with the requirements of Section 422 of the Code and for nonqualified stock options ("NQOs"). Upon receipt of stockholder approval of the Stock Option Plan, stock options may be granted to key employees of the Holding Company and its subsidiaries, including the Savings Bank. Unless sooner terminated, the Stock Option Plan will continue in effect for a period of ten years from the date the Stock Option Plan is approved by stockholders.

    A number of authorized shares of Common Stock equal to 10% of the number of shares of Common Stock issued in connection with the Conversion will be reserved for future issuance under the Stock Option Plan (149,500 shares based on the issuance of 1,495,000 shares at the maximum of the Estimated Valuation Range). Shares acquired upon exercise of options will be authorized but unissued shares or treasury shares. In the event of a stock split, reverse stock split, stock dividend, or similar event, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any award relates and the exercise price per share under any option may be adjusted by the Committee to reflect the increase or decrease in the total number of shares of Common Stock outstanding.

    The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee"). Under the Stock Option Plan, the Committee will determine which officers and key employees will be granted options, whether such options will be ISOs or NQOs, the number of shares subject to each option, and the exercisability of such options. The per share exercise price of an option will equal at least 100% of the fair market value of a share of Common Stock on the date the option is granted. All options granted to nonemployee directors will be NQOs and such options will be granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date the option is granted. Options granted upon the effective date of the Stock Option Plan will become exercisable ratably over a five-year period following the date of grant. However, unvested options will be immediately exercisable in the event of the recipient's death or disability. Unvested options will also be exercisable following a change in control (as defined in the Stock Option Plan) of the Holding Company or the Savings Bank to the extent authorized or not prohibited by applicable law or regulations.

    Each stock option that is awarded to an officer or key employee will remain exercisable at any time on or after the date it vests through the earlier to occur of the tenth anniversary of the date of grant or three months after the date on which the optionee terminates employment (one year in the event of the optionee's termination by reason of death or disability), unless such period is extended by the Committee. Each stock option that is awarded to a nonemployee director will remain exercisable through the earlier to occur of the tenth anniversary of the date of grant or one year (two years in the event of a nonemployee director's death or disability) following the termination of a nonemployee director's service on the Board. All stock options are generally nontransferable except by will or the laws of descent or distribution.

    The Stock Option Plan will also provide that upon the payment of an "extraordinary dividend" by the Holding Company, each optionee will receive a cash payment equivalent to the dividends that would have been payable to such optionee had the options been exercised on or before the record date of such dividend. For purposes of the Stock Option Plan, an "extraordinary dividend" is a dividend payable at a rate in excess of the Savings Bank's weighted average cost of funds on interest-bearing liabilities for the 12-month period preceding the record date of the dividend.

    Under current provisions of the Code, the federal tax treatment of ISOs and NQOs is different. With respect to ISOs, an optionee who satisfies certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised. If the holding period requirements are satisfied, the optionee will generally recognize capital gain or loss upon a subsequent disposition of the shares of Common Stock received upon the exercise of a stock option. If the holding period requirements are not satisfied, the difference between the fair market value of the Common Stock on the date of grant and the option exercise price, if any, will be taxable to the optionee at ordinary income tax rates. A federal income tax deduction generally will not be available to the Holding Company as a result of the grant or exercise of an ISO, unless the optionee fails to satisfy the holding period requirements. With respect to NQOs, the grant of an NQO generally is not a taxable event for the optionee and no tax deduction will be available to the Holding Company. However, upon the exercise of an NQO, the difference between the fair market value of the Common Stock on the date of exercise and the option exercise price generally will be treated as compensation to the optionee upon exercise, and the Holding Company will be entitled to a compensation expense deduction in the amount of income realized by the optionee.

    Although no specific award determinations have been made, the Savings Bank anticipates that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent permitted by applicable regulations. OTS regulations currently provide that no individual officer or employee may receive more than 25% of the shares reserved for issuance under any stock compensation plan and that non-employee directors may not receive more than 5% of such shares individually or 30% in the aggregate for all non-employee directors.

    Management Recognition Plan. Following the Conversion, the Board of Directors of the Holding Company intends to adopt an MRP for officers, employees, and nonemployee directors of the Holding Company and the Savings Bank. The MRP will enable the Holding Company and the Savings Bank to provide participants with a proprietary interest in the Holding Company as an incentive to contribute to the success of the Holding Company and the Savings Bank.

    The MRP will be submitted to stockholders for approval at a meeting to be held no earlier than six months following consummation of the Conversion. The approval of a majority vote of the Holding Company's stockholders is required prior to implementation of the MRP within one year of the consummation of the Conversion. The MRP will comply with all applicable regulatory requirements. However, the OTS will not approve or endorse the MRP. The MRP expects to acquire a number of shares of Common Stock equal to 4% of the Common Stock issued in connection with the Conversion (59,800 shares based on the issuance of 1,495,000 shares in the Conversion at the maximum of the Estimated Valuation Range). Such shares will be acquired on the open market, if available, with funds contributed by the Holding Company to a trust which the Holding Company may establish in conjunction with the MRP ("MRP Trust") or from authorized but unissued shares or treasury shares of the Holding Company.

    A committee of the Board of Directors of the Holding Company will administer the MRP, the members of which will also serve as trustees of the MRP Trust, if formed. The trustees will be responsible for the investment of all funds contributed by the Holding Company to the MRP Trust.

    Shares of Common Stock granted pursuant to the MRP will be in the form of restricted stock vesting ratably over a five-year period following the date of grant. During the period of restriction, all shares will be held in escrow by the Holding Company or by the MRP Trust. If a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to allocated shares that are then subject to restriction. In the event of the recipient's death or disability, all restrictions will expire and all allocated shares will become unrestricted.

In addition, all allocated shares will become unrestricted in the event of a change in control (as defined in the MRP) of the Holding Company or the Savings Bank to the extent authorized or not prohibited by applicable law or regulations. Compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized during the years in which the shares vest.

    The Board of Directors of the Holding Company may terminate the MRP at any time and, upon termination, all unallocated shares of Common Stock will revert to the Holding Company.

    A recipient of an MRP award in the form of restricted stock generally will not recognize income upon an award of shares of Common Stock, and the Holding Company will not be entitled to a federal income tax deduction, until the termination of the restrictions. Upon such termination, the recipient will recognize ordinary income in an amount equal to the fair market value of the Common Stock at the time and the Holding Company will be entitled to a deduction in the same amount after satisfying federal income tax withholding requirements. However, the recipient may elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In that event, the Holding Company will be entitled to a deduction in such year and in the same amount. Any gain or loss recognized by the recipient upon subsequent disposition of the stock will be either a capital gain or capital loss.

    Although no specific award determinations have been made, the Savings Bank anticipates that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent permitted by applicable regulations. OTS regulations currently provide that no individual officer or employee may receive more than 25% of the shares reserved for issuance under any stock compensation plan.

Transactions with the Savings Bank

    Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Savings Bank is therefore prohibited from making any new loans or extensions of credit to the Savings Bank's executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the Savings Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. See "REGULATION -- Federal Regulation of Savings Associations -- Transactions with Affiliates." The aggregate amount of loans by the Savings Bank to its executive officers and directors was $357,000 at April 30, 1996, or approximately 1.6% of pro forma stockholders' equity (based on the issuance of the maximum of the Estimated Valuation Range).


                                   REGULATION

General

    The Savings Bank is subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDIA") and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, the Savings Bank's relationship with its depositors and borrowers is also regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of the Savings

Bank's mortgage documents. The Savings Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review the Savings Bank's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on the Holding Company, the Savings Bank and their operations. The Holding Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of, the OTS.

Federal Regulation of Savings Associations

    Office of Thrift Supervision. The OTS is an office in the Department of the Treasury subject to the general oversight of the Secretary of the Treasury. The OTS generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.

    Federal Home Loan Bank System. The FHLB System, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to supervise the FHLBs, to ensure that the FHLBs carry out their housing finance mission, to ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital markets, and to ensure that the FHLBs operate in a safe and sound manner.

    The Savings Bank, as a member of the FHLB-Des Moines, is required to acquire and hold shares of capital stock in the FHLB-Des Moines in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB-Des Moines. The Savings Bank is in compliance with this requirement with an investment in FHLB-Des Moines stock of $637,000 at April 30, 1996.

    Among other benefits, the FHLB provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB-Des Moines.

    Federal Deposit Insurance Corporation. The FDIC is an independent federal agency established originally to insure the deposits, up to prescribed statutory limits, of federally insured banks and to preserve the safety and soundness of the banking industry. In 1989 the FDIC also became the insurer, up to the prescribed limits, of the deposit accounts held at federally insured savings associations and established two separate insurance funds: the BIF and the SAIF. As insurer of deposits, the FDIC has examination, supervisory and enforcement authority over all savings associations.

    The Savings Bank's accounts are insured by the SAIF. The FDIC insures deposits at the Savings Bank to the maximum extent permitted by law. The Savings Bank currently pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all SAIF-member institutions. Under applicable regulations, institutions are assigned to one of three capital groups that are based solely on the level of an institution's capital -- "well capitalized," "adequately capitalized," and "undercapitalized"
- -- which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates currently ranging from .23% for well capitalized,

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

financially sound institutions with only a few minor weaknesses to .31% for undercapitalized institutions that pose a substantial risk of loss to the SAIF unless effective corrective action is taken. Until the second half of 1995, the same matrix applied to BIF-member institutions. The FDIC is authorized to raise assessment rates in certain circumstances. The Savings Bank's assessments expensed for the year ended April 30, 1996, totalled $153,000.

    Effective January 1, 1996, the FDIC substantially reduced deposit insurance premiums for well-capitalized, well-managed financial institutions that are members of the BIF. Under the new assessment schedule, rates were reduced to a range of 0 to 27 basis points, with approximately 92% of BIF members paying the statutory minimum annual assessment rate of $2,000. With respect to SAIF member institutions, the FDIC has retained the existing rate schedule of 23 to 31 basis points. The Savings Bank is, and after the Conversion will remain, a member of the SAIF rather than the BIF. See "RISK FACTORS -- Recapitalization of SAIF and Its Impact on SAIF Premiums."

    The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the deposit insurance of the Savings Bank.

    Liquidity Requirements. Under OTS regulations, each savings institution is required to maintain an average daily balance of liquid assets (cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments) equal to a monthly average of not less than a specified percentage (currently 5.0%) of its net withdrawable accounts plus short-term borrowings. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1.0%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

    Prompt Corrective Action. Under the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a leverage ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a leverage ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a leverage ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a leverage ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

    A federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or has received in its most recent examination, and has not corrected, a less than satisfactory rating for asset quality, management, earnings or liquidity. (The OTS may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

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

    An institution generally must file a written capital restoration plan that meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to various mandatory and discretionary restrictions on its operations.

    At April 30, 1996, the Savings Bank was categorized as "well capitalized" under the prompt corrective action regulations of the OTS.

    Standards for Safety and Soundness. The FDIA requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The federal banking agencies adopted regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement safety and soundness standards required by the FDIA. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The agencies also proposed asset quality and earnings standards which, if adopted in final, would be added to the Guidelines. If the OTS determines that the Savings Bank fails to meet any standard prescribed by the Guidelines, the agency may require the Savings Bank to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDIA. OTS regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

    Qualified Thrift Lender Test. All savings associations are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. A savings institution that fails to become or remain a QTL shall either become a national bank or be subject to the following restrictions on its operations: (i) the association may not make any new investment or engage in activities that would not be permissible for national banks; (ii) the association may not establish any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office; (iii) the association shall be ineligible to obtain new advances from any FHLB; and (iv) the payment of dividends by the association shall be subject to the rules regarding the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings institution ceases to be a QTL, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. In addition, within one year of the date on which a savings association controlled by a company ceases to be a QTL, the company must register as a bank holding company and become subject to the rules applicable to such companies. A savings institution may requalify as a QTL if it thereafter complies with the QTL test.

    Currently, the QTL test requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); FHLB stock; and direct or indirect obligations of the FDIC. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer and educational loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or Fannie Mae. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets. At April 30, 1996, the qualified thrift investments of the Savings Bank were approximately 84.1% of its portfolio assets.

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

    Capital Requirements. Under OTS regulations a savings association must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements. The Holding Company is not subject to any minimum capital requirements.

    OTS capital regulations establish a 3% core capital or leverage ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less (i) any intangible assets, except for certain qualifying intangible assets; (ii) certain mortgage servicing rights; and (iii) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to account appropriately for the investments in and assets of both includable and nonincludable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS's prompt corrective action regulation provides that a savings institution that has a leverage ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Federal Regulation of Savings Associations -- Prompt Corrective Action."

    As required by federal law, the OTS has proposed a rule revising its minimum core capital requirement to be no less stringent than that imposed on national banks. The OTS has proposed that only those savings associations rated a composite one (the highest rating) under the CAMEL rating system for savings associations will be permitted to operate at or near the regulatory minimum leverage ratio of 3%. All other savings associations will be required to maintain a minimum leverage ratio of 4% to 5%. The OTS will assess each individual savings association through the supervisory process on a case-by-case basis to determine the applicable requirement. No assurance can be given as to the final form of any such regulation, the date of its effectiveness or the requirement applicable to the Savings Bank.

    Savings associations also must maintain "tangible capital" not less than 1.5% of the Savings Bank's adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets" other than purchased mortgage servicing rights.

    Each savings institution must maintain total risk-based capital equal to at least 8% of risk-weighted assets. Total risk-based capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes (i) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt and mandatory convertible subordinated debt, (ii) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory convertible subordinated debt, subject to an amortization schedule, and (iii) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

    The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans (including multi-family mortgage loans) are assigned a 50% risk weight. Consumer, commercial, home equity and residential construction loans are assigned a 100% risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans that do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the weighing factor (from 0% to 100%) assigned to that category. These products are then totalled to arrive at total risk-weighted assets. Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a

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

conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

    The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing
                     ----
discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate risk component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. Under certain circumstances, a savings association may request an adjustment to its interest rate risk component if it believes that the OTS-calculated interest rate risk component overstates its interest rate risk exposure. In addition, certain "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to calculate their interest rate risk component in lieu of the OTS-calculated amount. The OTS has postponed the date that the component will first be deducted from an institution's total capital until savings associations become familiar with the process for requesting an adjustment to its interest rate risk component.

    See "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE" for a table that sets forth in terms of dollars and percentages the OTS tangible, core and risk-based capital requirements, the Savings Bank's historical amounts and percentages at April 30, 1996 and pro forma amounts and percentages based upon the assumptions stated therein.

    Limitations on Capital Distributions. OTS regulations impose uniform limitations on the ability of all savings associations to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. In addition, OTS regulations require the Savings Bank to give the OTS 30 days' advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings association's capital level.

    A Tier 1 savings association has capital in excess of its fully phased-in capital requirement (both before and after the proposed capital distribution). Tier 1 savings association may make (without application but upon prior notice to, and no objection made by, the OTS) capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one-half its surplus capital ratio (i.e., the amount of capital in excess of its fully
                           ----
phased-in requirement) at the beginning of the calendar year or the amount authorized for a Tier 2 association. Capital distributions in excess of such amount require advance notice to the OTS. A Tier 2 savings association has capital equal to or in excess of its minimum capital requirement but below its fully phased-in capital requirement (both before and after the proposed capital distribution). Such an association may make (without application) capital distributions up to an amount equal to 75% of its net income during the previous four quarters depending on how close the association is to meeting its fully phased-in capital requirement. Capital distributions exceeding this amount require prior OTS approval. Tier 3 associations are savings associations with capital below the minimum capital requirement (either before or after the proposed capital distribution). Tier 3 associations may not make any capital distributions without prior approval from the OTS.

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

    The Savings Bank is currently meeting the criteria to be designated a Tier 1 association and, consequently, could at its option (after prior notice to, and no objection made by, the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year.

    Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of the Savings Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements, including capital requirements, to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. At April 30, 1996, the Savings Bank's limit on loans to one borrower was $1.4 million. At April 30, 1996, the Savings Bank's largest aggregate amount of loans to one borrower was $977,000.

    Activities of Associations and Their Subsidiaries. When a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the association controls, the savings association must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

    The OTS may determine that the continuation by a savings association of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the association or is inconsistent with sound banking practices or with the purposes of the FDIA. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the SAIF. If so, it may require that no SAIF member engage in that activity directly.

    Transactions with Affiliates. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act ("Sections 23A and 23B") relative to transactions with affiliates in the same manner and to the same
extent as if the savings association were a Federal Reserve member bank.   A
savings and loan holding company, its subsidiaries and any other company under common control are considered affiliates of the subsidiary savings association under the HOLA. Generally, Sections 23A and 23B: (i) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, the issuance of a guarantee and similar types of transactions.

    Three additional rules apply to savings associations: (i) a savings association may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies; (ii) a savings association may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary); and (iii) the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations but may not exempt transactions from or otherwise abridge Section 23A or 23B. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve Board, as is currently the case with respect to all FDIC-insured banks. The Savings Bank has not been significantly affected by the rules regarding transactions with affiliates.

    The Savings Bank's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O thereunder. Among other things, these regulations require that such loans be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans the Savings Bank may make to such persons based, in part, on the Savings Bank's capital position, and requires certain board approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

Savings and Loan Holding Company Regulations

    Holding Company Acquisitions. The HOLA and OTS regulations issued thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

    Holding Company Activities. As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary other than in a supervisory acquisition, it would become a multiple savings and loan holding company. There generally are more restrictions on the activities of a multiple savings and loan holding company than on those of a unitary savings and loan holding company. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not an insured association shall commence or continue for more than two years after becoming a multiple savings and loan association holding company or subsidiary thereof, any business activity other than: (i) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary insured institution,
(iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the OTS by regulation, prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above also must be approved by the OTS prior to being engaged in by a multiple holding company.

    Qualified Thrift Lender Test. The HOLA requires any savings and loan holding company that controls a savings association that fails the QTL test, as explained under "-- Federal Regulation of Savings Associations --Qualified Thrift Lender Test," must, within one year after the date on which the association ceases to be a QTL, register as and be deemed a bank holding company subject to all applicable laws and regulations.


                                    TAXATION

Federal Taxation

    General. The Holding Company and the Savings Bank will report their income on a fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Savings Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Savings Bank or the Holding Company.

    Tax Bad Debt Reserves. Savings institutions such as the Savings Bank which meet certain definitional tests primarily relating to their assets and the nature of their business ("qualifying thrifts") are permitted to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, be deducted in arriving at their taxable income. The Savings Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, may be computed using an amount based on

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

the Savings Bank's actual loss experience, or a percentage equal to 8% of the Savings Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the nonqualifying reserve. The Savings Bank's deduction with respect to nonqualifying loans must be computed under the experience method which essentially allows a deduction based on the Savings Bank's actual loss experience over a period of several years. Each year the Savings Bank selects the most favorable way to calculate the deduction attributable to an addition to the tax bad debt reserve. The Savings Bank used the percentage method bad debt deduction for the years ended April 30, 1996, 1995 and 1994.

    The Savings Bank currently satisfies the qualifying thrift definitional tests. If the Savings Bank failed to satisfy such tests in any taxable year, it would be unable to make additions to its bad debt reserve. Instead, the Savings Bank would be required to deduct bad debts as they occur and would additionally be required to recapture its bad debt reserve deductions ratably over a multi-year period. Among other things, the qualifying thrift definitional tests require the Savings Bank to hold at least 60% of its assets as "qualifying assets." Qualifying assets generally include cash, obligations of the United States or any agency or instrumentality thereof, certain obligations of a state or political subdivision thereof, loans secured by interests in improved residential real property or by savings accounts, student loans and property used by the Savings Bank in the conduct of its banking business. The Savings Bank's ratio of qualifying assets to total assets exceeded 60% through April 30, 1996. Although there can be no assurance that the Savings Bank will continue to satisfy the 60% test, management believes that this level of qualifying assets can be maintained by the Savings Bank.

    The amount of the addition to the reserve for losses on qualifying real property loans under the percentage-of-taxable-income method cannot exceed the amount necessary to increase the balance of the reserve for losses on qualifying real property loans at the close of the taxable year to 6% of the balance of the qualifying real property loans outstanding. Also, if the qualifying thrift uses the percentage of taxable income method, then the qualifying thrift's aggregate addition to its reserve for losses on qualifying real property loans cannot, when added to the addition to the reserve for losses on nonqualifying loans, exceed the amount by which: (i) 12% of the amount that the total deposits or withdrawable accounts of depositors of the qualifying thrift at the close of the taxable year exceeds (ii) the sum of the qualifying thrift's surplus, undivided profits and reserves at the beginning of such year. For the taxable year of the Savings Bank ended December 31, 1995, the foregoing limitation resulted in a reduction in Savings Bank's otherwise allowable addition to the bad debt reserve for tax purposes. At April 30, 1996, the Savings Bank's total bad debt reserve for tax purposes was approximately $1.9 million.

    Proposed legislation would eliminate future bad debt deductions and would require thrifts to recapture into income over a six-year period their post-1987 additions to their bad debt tax reserves, thereby generating additional tax liability. Under this proposal, the bad debt recapture would be suspended for up to two years if, during those years, the institution satisfies a residential loan requirement. At April 30, 1996, the Savings Bank's post-1987 reserves totalled approximately $174,000. It is uncertain when or if the proposed legislation will be passed, and, if passed, in what form the legislation would be passed.

    Distributions. To the extent that the Savings Bank makes "nondividend distributions" to the Holding Company that are considered as made: (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method; or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Savings Bank's taxable income. Nondividend distributions include distributions in excess of the Savings Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Savings Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Savings Bank's bad debt reserve. Thus, any dividends to the Holding Company that would reduce amounts appropriated to the Savings Bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Savings Bank. The amount of additional taxable income attributable to an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Savings Bank makes a "nondividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 35% corporate income tax rate (exclusive of state and local taxes). See "REGULATION" and "DIVIDEND POLICY" for limits on the payment of dividends by the Savings Bank. The Savings Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

    Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. In addition, only 90% of AMTI can be offset by net operating loss carryovers. AMTI is increased by an amount equal to 75% of the amount by which the Savings Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). For taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modification) over $2.0 million is imposed on corporations, including the Savings Bank, whether or not an Alternative Minimum Tax ("AMT") is paid.

    Dividends-Received Deduction and Other Matters. The Holding Company may exclude from its income 100% of dividends received from the Savings Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Holding Company and the Savings Bank will not file a consolidated tax return, except that if the Holding Company or the Savings Bank owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted.

    There have not been any IRS audits of the Savings Bank's federal income tax returns during the past five years.

State Taxation

    Missouri. Missouri-based thrift institutions, such as the Savings Bank, are subject to a special financial institutions tax, based on net income without regard to net operating loss carryforwards, at the rate of 7% of net income. This tax is in lieu of certain other state taxes on thrift institutions, on their property, capital or income, except taxes on tangible personal property owned by the Savings Bank and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales taxes and use taxes. In addition, the Savings Bank is entitled to credit against this tax all taxes paid to the State of Missouri or any political subdivision, except taxes on tangible personal property owned by the Savings Bank and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales and use taxes, and taxes imposed by the Missouri Financial Institutions Tax Law. Missouri thrift institutions are not subject to the regular corporate income tax.

    Delaware. As a Delaware holding company not earning income in Delaware, the Holding Company is exempted from Delaware corporate income tax, but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

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

                                 THE CONVERSION

     The OTS has given approval to the Plan subject to the Plan's approval by the members of the Savings Bank entitled to vote on the matter and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan.

General

     On January 9, 1996, the Board of Directors of the Savings Bank unanimously adopted the Plan of Conversion, pursuant to which the Savings Bank will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank to be held as a wholly-owned subsidiary of the Holding Company, a newly formed Delaware corporation. The following discussion of the Plan of Conversion is qualified in its entirety by reference to the Plan of Conversion, which is attached as Exhibit A to the Savings Bank's Proxy Statement and is available from the Savings Bank upon request. The OTS has approved the Plan of Conversion subject to the Plan's approval by the members of the Savings Bank entitled to vote on the matter at a Special Meeting called for that purpose to be held on ________, 1996, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval.

     The Conversion will be accomplished through adoption of a Federal Stock Charter and Bylaws to authorize the issuance of capital stock by the Savings Bank. Under the Plan, 1,105,000 to 1,495,000 shares of Common Stock are being offered for sale by the Holding Company at the Purchase Price of $10.00 per share. As part of the Conversion, the Savings Bank will issue all of its newly issued common stock (1,000 shares) to the Holding Company in exchange for 50% of the net proceeds from the sale of Common Stock by the Holding Company.

     The Plan of Conversion provides generally that: (i) the Savings Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank; (ii) the Common Stock will be offered by the Holding Company in the Subscription Offering to persons having Subscription Rights, subject to certain limitations; (iii) if necessary, shares of Common Stock not subscribed for in the Subscription Offering will be offered in a Direct Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in the Local Community, and then to certain members of the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers pursuant to selected dealers agreements; and (iv) the Holding Company will purchase all of the capital stock of the Savings Bank to be issued in connection with the Conversion. The Conversion will be effected only upon completion of the sale of at least $11,050,000 of Common Stock to be issued pursuant to the Plan of Conversion.

     As part of the Conversion, the Holding Company is making a Subscription Offering of its Common Stock to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders (depositors with $50.00 or more on deposit as of December 31, 1994); (ii) the Savings Bank's ESOP; (iii) Supplemental Eligible Account Holders (depositors with $50.00 or more on deposit as of June 30, 1996); and (iv) Other Members (depositors of the Savings Bank as of _____, 1996 and borrowers of the Savings Bank with loans outstanding as of April 15, 1995 which continue to be outstanding as of April 24, 1996).

     Shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in the Direct Community Offering to members of the general public, with priority being given to natural persons and trusts of natural persons residing in the Local Community. The Direct Community Offering, if one is held, is expected to begin immediately after the Expiration Date, but may begin at anytime during the Subscription Offering. Shares of Common Stock not sold in the Subscription and Direct Community Offerings may be offered in the Syndicated Community Offering. Regulations require that the Direct Community and Syndicated Community Offerings be completed within 45 days after completion of the Subscription Offering unless extended by the Savings Bank or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible, the Board of Directors of the Savings Bank will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of Common Stock. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the Savings Bank.

     No sales of Common Stock may be completed, either in the Subscription, Direct Community or Syndicated Community Offerings, unless the Plan of Conversion is approved by the members of the Savings Bank.

     The completion of the Offerings, however, is subject to market conditions and other factors beyond the Savings Bank's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Direct Community or Syndicated Community Offerings or other sale of the Common Stock. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company and the Savings Bank as converted, together with corresponding changes in the net proceeds realized by the Holding Company from the sale of the Common Stock. In the event the Conversion is terminated, the Savings Bank would be required to charge all Conversion expenses against current income.

     Orders for shares of Common Stock will not be filled until at least 1,105,000 shares of Common Stock have been subscribed for or sold and the OTS approves the final valuation and the Conversion closes. If the Conversion is not completed within 45 days after the last day of the fully extended Subscription Offering and the OTS consents to an extension of time to complete the Conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at the Savings Bank's passbook rate from the date payment is received until the funds are returned to the subscriber. If such period is not extended, or, in any event, if the Conversion is not completed, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at the Savings Bank's passbook rate from the date payment is received until the Conversion is terminated.

Purposes of Conversion

     The Savings Bank's Board of Directors has formed the Holding Company to serve upon consummation of the Conversion as a holding company with the Savings Bank as its subsidiary. The Savings Bank, as a mutual savings association, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, the Holding Company and the Savings Bank will be structured in the form used by holding companies of commercial banks and by a large number of savings institutions. Management of the Savings Bank believes that the Conversion offers a number of advantages which will be important to the future growth and performance of the Savings Bank in that it is intended: (i) to improve the overall competitive position of the Savings Bank in its market area and to support possible future expansion and diversification of operations (currently there are no specific plans, arrangements or understandings, written or oral, regarding any such activities);
(ii) to afford members of the Savings Bank and others the opportunity to become stockholders of the Holding Company and thereby participate more directly in, and contribute to, any future growth of the Holding Company and the Savings Bank; and (iii) to provide future access to capital markets.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank

     Voting Rights. Savings members and borrowers will have no voting rights in the converted Savings Bank or the Holding Company and therefore will not be able to elect directors of the Savings Bank or the Holding Company or to control their affairs. Currently, these rights are accorded to savings members of the Savings Bank. Subsequent to the Conversion, voting rights will be vested exclusively in the Holding Company with respect to the Savings Bank and the holders of the Common Stock as to matters pertaining to the Holding Company. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Holding Company. A stockholder will be entitled to one vote for each share of Common Stock owned.

     Savings Accounts and Loans. The Savings Bank's savings accounts, account balances and existing FDIC insurance coverage of savings accounts will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with the Savings Bank.

     Tax Effects. The Savings Bank has received an opinion from Breyer & Aguggia, Washington, D.C., that the Conversion will constitute a nontaxable reorganization under Section 368(a)(1)(F) of the Code. Among other things, the opinion states that: (i) no gain or loss will be recognized to the Savings Bank in its mutual or stock form by reason of its Conversion; (ii) no gain or loss will be recognized to its account holders upon the issuance to them of accounts in the Savings Bank immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Savings Bank in its mutual form plus interest in the liquidation account; (iii) the tax basis of account holders' accounts in the Savings Bank immediately after the Conversion will be the same as the tax basis of their accounts immediately prior to Conversion; (iv) the tax basis of each account holder's interest in the liquidation account will be zero; (v) the tax basis of the Common Stock purchased in the Conversion will be the amount paid and the holding period for such stock will commence at the date of purchase; and (vi) no gain or loss will be recognized to account holders upon the receipt or exercise of Subscription Rights in the Conversion, except to the extent Subscription Rights are deemed to have value as discussed below. Unlike a private letter ruling issued by the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the IRS.

       Based upon past rulings issued by the IRS, the opinion provides that the receipt of Subscription Rights by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members under the Plan will be taxable to the extent, if any, that the Subscription Rights are deemed to have a fair market value. RP Financial, a financial consulting firm retained by the Savings Bank, whose findings are not binding on the IRS, has indicated that the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the Direct Community Offering for unsubscribed shares of Common Stock. If the Subscription Rights are deemed to have a fair market value, the receipt of such rights may only be taxable to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their Subscription Rights. The Savings Bank could also recognize a gain on the distribution of such Subscription Rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event the Subscription Rights are deemed to have a fair market value.

     The Savings Bank has also received an opinion from Moore, Horton & Carlson, P.C., Mexico, Missouri, that, assuming the Conversion does not result in any federal income tax liability to the Savings Bank, its account holders, or the Holding Company, implementation of the Plan of Conversion will not result in any Missouri income tax liability to such entities or persons.

     The opinions of Breyer & Aguggia and Moore, Horton & Carlson, P.C. and the letter from RP Financial are filed as exhibits to the Registration Statement. See "ADDITIONAL INFORMATION."

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONVERSION PARTICULAR TO THEM.

     Liquidation Account. In the unlikely event of a complete liquidation of the Savings Bank in its present mutual form, each depositor in the Savings Bank would receive a pro rata share of any assets of the Savings Bank remaining after payment of claims of all creditors (including the claims of all depositors up to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account to the total value of all deposit accounts in the Savings Bank at the time of liquidation.

     After the Conversion, holders of withdrawable deposit(s) in the Savings Bank, including certificates of deposit ("Savings Account(s)"), shall not be entitled to share in any residual assets in the event of liquidation of the Savings Bank. However, pursuant to OTS regulations, the Savings Bank shall, at the time of the Conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained herein.

     The liquidation account shall be maintained by the Savings Bank subsequent to the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their Savings Accounts in the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Savings Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount").

     The initial subaccount balance for a Savings Account held by an Eligible Account Holder or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of such holder's "qualifying deposit" in the Savings Account and the denominator is the total amount of the "qualifying deposits" of all such holders. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

     If the deposit balance in any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing day of the Savings Bank subsequent to December 31, 1994 is less than the lesser of (i) the deposit balance in such Savings Account at the close of business on any other annual closing date subsequent to December 31, 1994 or June 30, 1996 or (ii) the amount of the "qualifying deposit" in such Savings Account on December 31, 1994 or June 30, 1996, then the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, such subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Savings Account. If any such Savings Account is closed, the related subaccount balance shall be reduced to zero.

     In the event of a complete liquidation of the Savings Bank (and only in such event) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for Savings Account(s) then held by such holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Savings Accounts and other liabilities or similar transactions with another federally insured institution in which the Savings Bank is not the surviving institution shall be considered to be a complete liquidation. In any such transaction the liquidation account shall be assumed by the surviving institution.

The Subscription, Direct Community and Syndicated Community Offerings

     The Subscription Offering is expected to expire at 4:30 p.m., Central Time, on the Expiration Date, unless extended or continued as described on the cover page of this Prospectus.

     Subscription Offering. In accordance with the Plan, nontransferable Subscription Rights to purchase the Common Stock have been issued to all persons and entities entitled to purchase the Common Stock in the Subscription Offering. The amount of the Common Stock which these parties may purchase will be subject to the availability of the Common Stock for purchase under the categories set forth in the Plan. Subscription priorities have been established for the allocation of stock to the extent that the Common Stock is available. These priorities are as follows:

     Category 1: Eligible Account Holders. Each depositor with $50.00 or more on deposit at the Savings Bank as of December 31, 1994 will receive nontransferable Subscription Rights to subscribe for up to the greater of $150,000 of Common Stock, one-tenth of one percent of the total offering of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If the exercise of Subscription Rights in this category results in an oversubscription, shares of Common Stock will be allocated among subscribing Eligible Account Holders so as to permit each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make such person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Eligible Account Holders. Subscription Rights received by officers and directors in this category based on their increased deposits in the Savings Bank in the one year period preceding December 31, 1994 are subordinated to the Subscription Rights of other Eligible Account Holders.

     Category 2: ESOP. The Plan of Conversion provides that the ESOP shall receive nontransferable Subscription Rights to purchase up to 8% of the shares of Common Stock issued in the Conversion. The ESOP intends to purchase 8% of the shares of Common Stock issued in the Conversion. In the event the number of shares offered in the Conversion is increased above the maximum of the Estimated Valuation Range, the ESOP shall have a priority right to purchase any such shares exceeding the maximum of the Estimated Valuation Range up to an aggregate of 8% of the Common Stock.

     Category 3: Supplemental Eligible Account Holders. Each depositor with $50.00 or more on deposit as of June 30, 1996 will receive nontransferable Subscription Rights to subscribe for up to the greater of $150,000 of Common Stock, one-tenth of one percent of the total offering of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of qualifying deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the exercise of Subscription Rights in this category results in an oversubscription, shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make such person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Supplemental Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Supplemental Eligible Account Holders.

     Category 4: Other Members. Each depositor of the Savings Bank as of the Voting Record Date and each borrower with a loan outstanding on April 15, 1995 which continues to be outstanding as of the Voting Record Date will receive nontransferable Subscription Rights to purchase up to $150,000 of Common Stock in the Conversion to the extent shares are available following subscriptions by Eligible Account Holders, the Savings Bank's ESOP and Supplemental Eligible Account Holders. In the event of an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the respective subscriptions.

     Subscription Rights are nontransferable. Persons selling or otherwise transferring their rights to subscribe for Common Stock in the Subscription Offering or subscribing for Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the OTS or another agency of the U.S. Government. Each person exercising Subscription Rights will be required to certify that he or she is purchasing such shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED OR MODIFIED WITHOUT THE CONSENT OF THE SAVINGS BANK AND THE HOLDING COMPANY.

     The Subscription Offering and all Subscription Rights under the Plan will expire at 4:30 p.m., Central Time, on the Expiration Date, whether or not the Savings Bank has been able to locate each person entitled to such Subscription Rights. The Subscription Offering may be extended by the Holding Company and the Savings Bank up to _______, 1996 without the OTS's approval. OTS regulations require that the Holding Company complete the sale of Common Stock within 45 days after the close of the Subscription Offering. If the sale of Common Stock is not completed within such period, all funds received will be promptly returned with interest at the Savings Bank's passbook rate and all withdrawal authorizations will be canceled. If regulatory approval of an extension of the time period has been granted, all subscribers will be notified of such extension and of the duration of any extension that has been granted, and will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled). No single extension can exceed 90 days.

     Direct Community Offering. Any shares of Common Stock which remain unsubscribed for in the Subscription Offering may be offered by the Holding Company to certain members of the general public in a Direct Community Offering, with preference given to natural persons and trusts of natural persons residing in the Local Community. Purchasers in the Direct Community Offering are eligible to purchase up to $150,000 of Common Stock in the Conversion (or 15,000 shares based on the Purchase Price). No person or entity, together with associates of and persons acting in concert with such person or entity, may purchase in the aggregate shares with an aggregate purchase price of more than $200,000 (or 20,000 shares based on the Purchase Price). In the event an insufficient number of shares are available to fill orders in the Direct Community Offering, the available shares will be allocated on a pro rata basis determined by the amount of the respective orders. The Direct Community Offering, if held, is expected to commence immediately subsequent to the Expiration Date, but may begin at anytime during the Subscription Offering. The Direct Community Offering may terminate on or at any time subsequent to the Expiration Date, but no later than 45 days after the close of the Subscription Offering, unless extended by the Holding Company and the Savings Bank with approval of the OTS. Any extensions beyond 45 days after the close of the Subscription Offering would require a resolicitation of orders, wherein subscribers would be given the opportunity to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Savings Bank's passbook rate, or be permitted to modify or cancel their orders. The right of any person to purchase shares in the Direct Community Offering is subject to the absolute right of the Holding Company and the Savings Bank to accept or reject such purchases in whole or in part. If an order is rejected in part, the purchaser does not have the right to cancel the remainder of the order. The Holding Company presently intends to terminate the Direct Community Offering as soon as it has received orders for all shares available for purchase in the Conversion.

     If all of the Common Stock offered in the Subscription Offering is subscribed for, no Common Stock will be available for purchase in the Direct Community Offering.

     Syndicated Community Offering. The Plan provides that, if necessary, all shares of Common Stock not purchased in the Subscription and Direct Community Offering, if any, may be offered for sale to certain members of the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be managed by Trident Securities acting as agent of the Holding Company. The Holding Company and the Savings Bank have the right to reject orders, in whole or part, in their sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     Stock sold in the Syndicated Community Offering will be sold at the $10.00 Purchase Price, the same price as all other shares in the Offering. See "-- Stock Pricing and Number of Shares to be Issued." No person will be permitted to subscribe in the Syndicated Community Offering for shares of Common Stock with an aggregate purchase price of more than $150,000. See "-- Plan of Distribution for the Subscription, Community and Syndicated Community Offerings" for a description of the commission to be paid to the selected dealers and to Trident Securities.

     Trident Securities may enter into agreements with selected dealers to assist in the sale of shares in the Syndicated Community Offering. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date ("Order Date") for the purchase of shares of Conversion Stock.
When and if Trident Securities and the Holding Company believe that enough indications of interest and orders have been received in the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering to consummate the Conversion, Trident Securities will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations to such customers on the next business day after the Order Date. Selected dealers may debit the accounts of their customers on a date which will be three business days from the Order Date ("Settlement Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account that the Holding Company established for each selected dealer. Each customer's funds so forwarded to the Holding Company, along with all other accounts held in the same title, will be insured by the FDIC up to the applicable $100,000 legal limit. After payment has been received by the Holding Company from selected dealers, funds will earn interest at the Savings Bank's passbook rate until the completion of the Offerings. At the completion of the Conversion, the funds received in the Offerings will be used to purchase the shares of Common Stock ordered. The shares issued in the Conversion cannot and will not be insured by the FDIC or any other government agency. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the selected dealers, who, in turn, will promptly credit their customers' brokerage accounts.

     The Syndicated Community Offering may terminate no more than 45 days following the Expiration Date, unless extended by the Holding Company with the approval of the OTS.

     In the event the Savings Bank is unable to find purchasers from the general public for all unsubscribed shares, other purchase arrangements will be made by the Board of Directors of the Savings Bank, if feasible. Such other arrangements will be subject to the approval of the OTS. The OTS may grant one or more extensions of the offering period, provided that (i) no single extension exceeds 90 days, (ii) subscribers are given the right to increase, decrease or rescind their subscriptions during the extension period, and (iii) the extensions do not go more than two years beyond the date on which the members approved the Plan. If the Conversion is not completed within 45 days after the close of the Subscription Offering, either all funds received will be returned with interest (and withdrawal authorizations canceled) or, if the OTS has granted an extension of time, all subscribers will be given the right to increase, decrease or rescind their subscriptions at any time prior to 20 days before the end of the extension period. If an extension of time is obtained, all subscribers will be notified of such extension and of their rights to modify their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled).

     Persons in Non-Qualified States. The Holding Company and the Savings Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Holding Company and the Savings Bank are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which: (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; (ii) the granting of Subscription Rights or offer or sale of shares of Common Stock to such persons would require the Holding Company to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify the Common Stock for sale in such state; or (iii) such registration or qualification would be impractical for reasons of cost or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Holding Company and the Savings Bank will base their decision as to whether or not to offer the Common stock in such state on a number of factors, including the size of accounts held by account holders in the state and the cost of registering or qualifying the shares.

Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings

     The Savings Bank and the Holding Company have retained Trident Securities to consult with and advise the Savings Bank and to assist the Savings Bank and the Holding Company, on a best efforts basis, in the distribution of shares in the Offerings. Trident Securities is a broker-dealer registered with the SEC and a member of the NASD. Trident Securities will assist the Savings Bank in the Conversion as follows: (i) it will act as marketing advisor with respect to the Subscription Offering and will represent the Savings Bank as placement agent on a best efforts basis in the sale of the Common Stock in the Direct Community Offering if one is held; (ii) it will conduct training sessions to ensure that directors, officers and employees of the Savings Bank are knowledgeable regarding the Conversion process; and (iii) it will provide assistance in the establishment and supervision of the Stock Information Center and will train the Savings Bank's staff to record properly and tabulate orders for the purchase of Common Stock and to respond appropriately to customer inquiries.

     Based upon negotiations between Trident Securities on the one hand and the Holding Company and the Savings Bank on the other hand concerning fee structure, Trident Securities will receive a management fee in the amount of $157,500. Trident and selected dealers participating in the Syndicated Community Offering shall receive a commission in an amount to be agreed upon jointly by Trident Securities and the Savings Bank for shares sold by them in the Syndicated Community Offering. Fees and commissions paid to Trident Securities and to any selected dealers may be deemed to be underwriting fees, and Trident Securities and such selected dealers may be deemed to be underwriters. Trident Securities will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees, not to exceed $38,500 in the aggregate. Trident Securities has received an advance of $10,000 towards its reimbursable expenses. For additional information, see "-- Stock Pricing and Number of Shares to be Issued" and "USE OF PROCEEDS."

     The Holding Company and the Savings Bank have also agreed to indemnify Trident Securities against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the Common Stock or with regard to allocations of shares (in the event of oversubscription) or determinations of eligibility to purchase shares.

Description of Sales Activities

     The Common Stock will be offered in the Subscription and Direct Community Offerings principally by the distribution of this Prospectus and through activities conducted at the Savings Bank's Stock Information Center at its main office facility. The Stock Information Center is expected to operate during normal business hours throughout the Subscription and Direct Community Offerings. It is expected that at any particular time, one or more Trident Securities employees will be working at the Stock Information Center. Such employees of Trident Securities will be responsible for mailing materials relating to the Subscription and Direct Community Offerings, responding to questions regarding the Conversion and the Subscription and Direct Community Offerings and processing stock orders.

     Sales of Common Stock will be made by registered representatives affiliated with Trident Securities or by the selected dealers managed by Trident Securities. The management and employees of the Savings Bank may participate in the Offerings in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the Order Form. Management of the Savings Bank may answer questions regarding the business of the Savings Bank when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives.
The management and employees of the Holding Company and the Savings Bank have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock.

     No officer, director or employee of the Savings Bank or the Holding Company will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the Conversion.

     None of the Savings Bank's personnel participating in the Subscription and Direct Community Offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. The Savings Bank's personnel will assist in the above-described sales activities pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 ("Rule 3a4-1") promulgated under the Exchange Act. Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that such person not be associated with a broker or dealer and that such person observe certain limitations on his participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Direct Community
Offerings

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a Prospectus. The Savings Bank will accept for processing only orders submitted on Order Forms.

     To purchase shares in the Subscription Offering, an executed Order Form with the required full payment for each share subscribed for, or with appropriate authorization for withdrawal of full payment from the subscriber's deposit account with the Savings Bank (which may be given by completing the appropriate blanks in the Order Form), must be received by the Savings Bank by 4:30 p.m., Central Time, on the Expiration Date. Order Forms which are not received by such time or are executed defectively or are received without full payment (or without appropriate withdrawal instructions) are not required to be accepted. In addition, the Savings Bank is not obligated to accept orders submitted on photocopied or telecopied Order Forms. The Holding Company and the Savings Bank have the right to waive or permit the correction of incomplete or improperly executed Order Forms, but do not represent that they will do so. Pursuant to the Plan of Conversion, the interpretation by the Holding Company and the Savings Bank of the terms and conditions of the Plan of Conversion and of the Order Form will be final. In order to purchase shares in the Direct Community Offering, the Stock Order Form, accompanied by the required payment for each share subscribed for, must be received by the Savings Bank prior to the time the Direct Community Offering terminates, which may be at any time subsequent to the Expiration Date. Once received, an executed Order Form may not be modified, amended or rescinded without the consent of the Savings Bank unless the Conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (December 31, 1994) and/or the Supplemental Eligibility Record Date (June 30, 1996) and/or the Voting Record Date (______________, 1996) must list all accounts on the Order Form giving all names in each account, the account number and the approximate account balance as of such date.

     Full payment for subscriptions may be made (i) in cash if delivered in person at the Savings Bank, (ii) by check, bank draft, or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Savings Bank. Appropriate means by which such withdrawals may be authorized are provided on the Order Form. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Savings Bank's passbook rate from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion (unless the certificate matures after the date of receipt of the Order Form but prior to closing, in which case funds will earn interest at the passbook rate from the date of maturity until consummation of the Conversion), but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion. At the completion of the Conversion, the funds received in the Offerings will be used to purchase the shares of Common Stock ordered. The shares issued in the Conversion cannot and will not be insured by the FDIC or any other government agency. In the event that the Conversion is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

     If a subscriber authorizes the Savings Bank to withdraw the amount of the aggregate Purchase Price from his deposit account, the Savings Bank will do so as of the effective date of Conversion, though the account must contain the full amount necessary for payment at the time the subscription order is received.
The Savings Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Savings Bank's passbook rate.

     If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Holding Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

     Individual Retirement Accounts ("IRAs") maintained in the Savings Bank do not permit investment in the Common Stock. A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Savings Bank does not offer such accounts, it will allow such a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Holding Company's Common Stock in the Offerings. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Savings Bank now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Savings Bank IRA to purchase Common Stock should contact the Stock Information Center at the Savings Bank so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date. In addition, the provisions of ERISA and IRS regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription Offering, make such purchases for the exclusive benefit of IRAs.

      Certificates representing shares of Common Stock purchased, and any refund due, will be mailed to purchasers at such address as may be specified in properly completed Order Forms or to the last address of such persons appearing on the records of the Savings Bank as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to purchasers, purchasers may not be able to sell the shares of Common Stock which they purchased, even though trading of the Common Stock may have commenced.

Stock Pricing and Number of Shares to be Issued

     Federal regulations require that the aggregate purchase price of the securities sold in connection with the Conversion be based upon an estimated pro forma value of the Holding Company and the Savings Bank as converted (i.e.,
                                                                      ----
taking into account the expected receipt of proceeds from the sale of securities in the Conversion), as determined by an independent appraisal. The Savings Bank and the Holding Company have retained RP Financial to prepare an appraisal of the pro forma market value of the Holding Company and the Savings Bank as converted, as well as a business plan. RP Financial will receive a fee expected to total approximately $27,500 for its appraisal services and preparation of a business plan, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. The Savings Bank has agreed to indemnify RP Financial under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.

     RP Financial has prepared an appraisal of the estimated pro forma market value of the Holding Company and the Savings Bank as converted taking into account the formation of the Holding Company as the holding company for the Savings Bank. For its analysis, RP Financial undertook substantial investigations to learn about the Savings Bank's business and operations. Management supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed the Savings Bank's Form AC Application for Approval of Conversion and the Holding Company's Form S-1 Registration Statement. Furthermore, RP Financial visited the Savings Bank's facilities and had discussions with the Savings Bank's management and its special conversion legal counsel, Breyer & Aguggia. No detailed individual analysis of the separate components of the Holding Company's or the Savings Bank's assets and liabilities was performed in connection with the evaluation.

     In estimating the pro forma market value of the Holding Company and the Savings Bank as converted, as required by applicable regulatory guidelines, RP Financial's analysis utilized three selected valuation procedures, the Price/Book ("P/B") method, the Price/Earnings ("P/E") method, and Price/Assets ("P/A") method, all of which are described in its report. RP Financial placed the greatest emphasis on the P/E and P/B methods in estimating pro forma market value. In applying these procedures, RP Financial reviewed, among other factors, the economic make-up of the Savings Bank's primary market area, the Savings Bank's financial performance and condition in relation to publicly-traded institutions that RP Financial deemed comparable to the Savings Bank, the specific terms of the offering of the Holding Company's Common Stock, the pro forma impact of the additional capital raised in the Conversion, conditions of securities markets in general, and the market for thrift institution common stock in particular. RP Financial's analysis provides an approximation of the pro forma market value of the Holding Company and the Savings Bank as converted based on the valuation methods applied and the assumptions outlined in its report. Included in its report were certain assumptions as to the pro forma earnings of the Holding Company after the Conversion that were utilized in determining the appraised value. These assumptions included expenses of $542,000, an assumed after-tax rate of return on the net Conversion proceeds of 4.02%, purchases by the ESOP of 8% of the stock sold in the Conversion and purchases in the open market by the MRP of a number of shares equal to 4% of the stock sold in the Conversion at the Purchase Price. See "PRO FORMA DATA" for additional information concerning these assumptions. The use of different assumptions may yield somewhat different results.

     On the basis of the foregoing, RP Financial has advised the Holding Company and the Savings Bank that, in its opinion, as of July 12, 1996, the aggregate estimated pro forma market value of the Holding Company and the Savings Bank as converted and, therefore, the Common Stock was within the valuation range of $11,050,000 to $14,950,000 with a midpoint of $13,000,000. After reviewing the methodology and the assumptions used by RP Financial in the preparation of the appraisal, the Board of Directors established the Estimated Valuation Range which is equal to the valuation range of $11,050,000 to $14,950,000 with a midpoint of $13,000,000. Assuming that the shares are sold at $10.00 per share in the Conversion, the estimated number of shares would be between 1,105,000 and 1,495,000 with a midpoint of 1,300,000. The Purchase Price of $10.00 was determined by discussion among the Boards of Directors of the Savings Bank and the Holding Company and Trident Securities, taking into account, among other factors (i) the requirement under OTS regulations that the Common Stock be offered in a manner that will achieve the widest distribution of the stock and
(ii) desired liquidity in the Common Stock subsequent to the Conversion. Since the outcome of the Offerings relate in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by the Holding Company at this time. The Estimated Valuation Range may be amended, with the approval of the OTS, if necessitated by developments following the date of such appraisal in, among other things, market conditions, the financial condition or operating results of the Savings Bank, regulatory guidelines or national or local economic conditions.

     RP Financial's appraisal report is filed as an exhibit to the Registration Statement. See "ADDITIONAL INFORMATION."

     If, upon completion of the Subscription Offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of the Holding Company and the Savings Bank as converted, as of the close of the Subscription Offering.

     No sale of the shares will take place unless prior thereto RP Financial confirms to the OTS that, to the best of RP Financial's knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price on an aggregate basis was incompatible with its estimate of the total pro forma market value of the Holding Company and the Savings Bank as converted at the time of the sale. If, however, the facts do not justify such a statement, the Offerings or other sale may be canceled, a new Estimated Valuation Range and price per share set and new Subscription, Direct Community and Syndicated Community Offerings held. Under such circumstances, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced.

     Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. In the event the total amount of shares issued is less than 1,105,000 or more than 1,719,250 (15% above the maximum of the Estimated Valuation Range), for aggregate gross proceeds of less than $11,050,000 or more than $17,192,500, subscription funds will be returned promptly with interest to each subscriber unless he indicates otherwise. In the event a new valuation range is established by RP Financial, such new range will be subject to approval by the OTS.

     If purchasers cannot be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of the Savings Bank and the Holding Company, if possible. Such other purchase arrangements will be subject to the approval of the OTS and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the Plan of Conversion and in excess of the proposed director purchases set forth herein, although no such purchases are currently intended. If such other purchase arrangements cannot be made, the Plan will terminate.

     In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents the Savings Bank furnished it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of such information and did not independently verify the financial statements and other data provided by the Savings Bank and the Holding Company or independently value the assets or liabilities of the Holding Company and the Savings Bank. The appraisal by RP Financial is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. Moreover, because the appraisal is necessarily based on many factors which change from time to time, there is no assurance that persons who purchase such shares in the Conversion will later be able to sell shares thereafter at prices at or above the Purchase Price.

Limitations on Purchases of Shares

     The Plan of Conversion provides for certain limitations to be placed upon the purchase of Common Stock by eligible subscribers and others in the Conversion. Each subscriber must subscribe for a minimum of 25 shares. With the exception of the ESOP, which is expected to purchase 8% of the shares of Common Stock issued in the Conversion, no person or entity may purchase shares with an aggregate purchase price of more than $150,000 (or 15,000 shares based on the Purchase Price); and no person or entity, together with associates of and persons acting in concert with such person or entity, may purchase in the aggregate shares with an aggregate purchase price of more than $200,000 (or 20,000 shares based on the Purchase Price). Officers, directors and their associates may not purchase, in the aggregate, more than 34% of the shares of Common Stock offered in the Conversion. For purposes of the Plan, the directors are not deemed to be acting in concert solely by reason of their Board membership. Pro rata reductions within each Subscription Rights category will be made in allocating shares to the extent that the maximum purchase limitations are exceeded.

     The Savings Bank's and the Holding Company's Boards of Directors may, in their sole discretion, increase the maximum purchase limitation set forth above up to 9.99% of the shares of Common Stock sold in the Conversion, provided that orders for shares which exceed 5% of the shares of Common Stock sold in the Conversion may not exceed, in the aggregate, 10% of the shares sold in the Conversion. The Savings Bank and the Holding Company do not intend to increase the maximum purchase limitation unless market conditions are such that an increase in the maximum purchase limitation is necessary to sell a number of shares in excess of the minimum of the Estimated Valuation Range. If the Boards of Directors decide to increase the purchase limitation, all persons who subscribed for the maximum number of shares will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority Subscription Rights.

     The term "acting in concert" is defined in the Plan to mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another other party shall also be deemed to be acting in concert with any person who is also acting in concert with that other party.

     The term "associate" of a person is defined in the Plan to mean (i) any corporation or organization (other than the Savings Bank or a majority-owned subsidiary of the Savings Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and
(iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Savings Bank or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and, therefore, all shares purchased by such corporation would be included with the number of shares which such person could purchase individually under the above limitations.

     The term "officer" is defined in the Plan to mean an executive officer of the Savings Bank, including its Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer.

     Common Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Savings Bank and the Holding Company and by NASD members. See "--Restrictions on Transferability by Directors and Officers and NASD Members."

Restrictions on Repurchase of Stock

     Pursuant to OTS regulations, OTS-regulated savings associations (and their holding companies) may not for a period of three years from the date of an institution's mutual-to-stock conversion repurchase any of its common stock from any person, except in the event of (i) an offer made to all of its stockholders to repurchase the common stock on a pro rata basis, approved by the OTS; or (ii) the repurchase of qualifying shares of a director; or (iii) a purchase in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan. Furthermore, repurchases any of its common stock are prohibited if the effect thereof would cause the association's regulatory capital to be reduced below (a) the amount required for the liquidation account or (b) the regulatory capital requirements imposed by the OTS. Repurchases are generally prohibited during the first year following conversion. However, recent OTS policy has relaxed this restriction, particularly during the second six months after conversion. While an applicant needs to demonstrate the existence of "exceptional circumstances" during the first six months after conversion, the OTS has indicated that it would analyze repurchases during months six through 12 after conversion on a case-by-case basis. Upon ten days' written notice to the OTS, and if the OTS does not object, an institution may make open market repurchases of its outstanding common stock during years two and three following the conversion, provided that (x) no more than 5% of the outstanding common stock is to be purchased during any 12-month period, (y) the repurchases do not cause the association to become undercapitalized as defined under the OTS prompt corrective action regulations and (z) the repurchase would not adversely affect the financial condition of the association. No assurances, however, can be given that the OTS will approve a repurchase program under current policy or that such policy will not change or become more restrictive.

Restrictions on Transferability by Directors and Officers and NASD Members

     Shares of Common Stock purchased in the Offerings by directors and officers of the Holding Company may not be sold for a period of one year following consummation of the Conversion, except in the event of the death of the stockholder or in any exchange of the Common Stock in connection with a merger or acquisition of the Holding Company. Shares of Common Stock received by directors or officers through the ESOP or the MRP or upon exercise of options issued pursuant to the Stock Option Plan or purchased subsequent to the Conversion are not subject to this restriction. Accordingly, shares of Common Stock issued by the Holding Company to directors and officers shall bear a legend giving appropriate notice of the restriction, and, in addition, the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's Common Stock with respect to the restriction on transfers.
Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted Common Stock shall be subject to the same restrictions.

     Purchases of outstanding shares of Common Stock of the Holding Company by directors, executive officers (or any person who was an executive officer or director of the Savings Bank after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Holding Company's outstanding Common Stock or to the purchase of stock pursuant to the Stock Option Plan.

     The Holding Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of Common Stock purchased by persons who are not affiliates of the Holding Company may be resold without registration. Shares purchased by an affiliate of the Holding Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Holding Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Holding Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

     In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

              RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

     The following discussion is a summary of certain provisions of federal law and regulations and Delaware corporate law, as well as the Certificate of Incorporation and Bylaws of the Holding Company, relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Certificate of Incorporation and Bylaws of the Holding Company. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

Conversion Regulations

     OTS regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution (or its holding company) from another person prior to completion of its conversion. Further, without the prior written approval of the OTS, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution (or its holding company) for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution (or its holding company). The OTS has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to an association (or its holding company) or an underwriter or member of a selling group acting on the converting institution's (or its holding company's) behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution (or its holding company) or who controls more than 10% of the outstanding shares or voting rights of a converting or converted institution (or its holding company).

Change of Control Regulations

     Under the Change in Bank Control Act, no person may acquire control of an insured federal savings association or its parent holding company unless the OTS has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, OTS regulations provide that no company may acquire control of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS.

      Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification form that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

     The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

Anti-takeover Provisions in the Holding Company's Certificate of Incorporation and Bylaws and Delaware Law

     A number of provisions of the Holding Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Holding Company's Certificate of Incorporation and Bylaws and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Holding Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent Board of Directors or management of the Holding Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Holding Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

     Limitation on Voting Rights. The Certificate of Incorporation of the Holding Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit, unless permitted by a resolution adopted by a majority of the board of directors. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act and includes shares beneficially owned by such person or any of such person's affiliates (as defined in the Certificate of Incorporation), shares which such person or such person's affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and such person's affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Savings Bank or Holding Company or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by the Holding Company to be beneficially, owned by such person and his affiliates.

     Board of Directors. The Board of Directors of the Holding Company is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. The Holding Company's Certificate of Incorporation provides that the size of the Board shall be as set forth in the Bylaws. The Bylaws currently set the number of directors at seven. The Certificate of Incorporation provides that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Holding Company. The Certificate of Incorporation of the Holding Company provides that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause and only upon the vote of 80% of the outstanding shares of voting stock. In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire Board, but only with cause, and replace it with persons of such holders' choice.

     Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, the Certificate of Incorporation provides that special meetings of stockholders of the Holding Company may be called only by the Board of Directors of the Holding Company and that stockholders may take action only at a meeting and not by written consent.

     Authorized Shares. The Certificate of Incorporation authorizes the issuance of 6,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued in the Conversion to provide the Holding Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits, restricted stock grants and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors, consistent with fiduciary duties, to deter future attempts to gain control of the Holding Company. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of the Holding Company, and thereby assist members of management to retain their positions. The Holding Company's Board currently has no plans for the issuance of additional shares, other than the issuance of shares of Common Stock upon exercise of stock options and in connection with the MRP.

     Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Holding Company's outstanding shares of voting stock to approve certain "Business Combinations" (as defined therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by a majority of those members of the Holding Company's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity (other than the Holding Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Holding Company or an affiliate of such person or entity. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Holding Company with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of the Holding Company or combined assets of the Holding Company and its subsidiaries to a Related Person; (iii) any merger or consolidation of a Related Person with or into the Holding Company or a subsidiary of the Holding Company; (iv) any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to the Holding Company or a subsidiary of the Holding Company; (v) the issuance of any securities of the Holding Company or a subsidiary of the Holding Company to a Related Person; (vi) the acquisition by the Holding Company or a subsidiary of the Holding Company of any securities of a Related Person; (vii) any reclassification of common stock of the Holding Company or any recapitalization involving the common stock of the Holding Company; or (viii) any agreement or other arrangement providing for any of the foregoing.

     Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the Holding Company and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to stockholders owning 15% or more of the common stock of a corporation for a period of less than three years.
Such 15% stockholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% stockholder, or satisfy other requirements under

Delaware law relating to board of director approval of his or her acquisition of the shares of the Holding Company. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

     Amendment of Certificate of Incorporation and Bylaws. Amendments to the Holding Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Holding Company and amendment of the Holding Company's Bylaws and Certificate of Incorporation. The Holding Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     Stockholder Nominations and Proposals. The Certificate of Incorporation of the Holding Company requires a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give not less than 30 nor more than 60 days' advance notice to the Secretary of the Holding Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Holding Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Holding Company with certain information concerning the nominee and the proposing stockholder.

     Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Savings Bank believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Savings Bank in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Savings Bank and Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of the Holding Company and that is in the best interest of all stockholders.

     Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of the Holding Company for its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners became less than 300, thereby allowing for Exchange Act deregistration.

     Despite the belief of the Savings Bank and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board of Directors of the Savings Bank and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

     Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted for a Delaware business corporation. The Holding Company and the Savings Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

     The cumulative effect of the restriction on acquisition of the Holding Company contained in the Certificate of Incorporation and Bylaws of the Holding Company and in Federal and Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of the Holding Company may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.


                          DESCRIPTION OF CAPITAL STOCK
                             OF THE HOLDING COMPANY

General

     The Holding Company is authorized to issue 6,000,000 shares of Common Stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. The Holding Company currently expects to issue up to 1,495,000 shares of Common Stock and no shares of preferred stock in the Conversion. Each share of the Holding Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

     The Common Stock of the Holding Company will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the FDIC or any other government agency.

Common Stock

     Dividends. The Holding Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Holding Company is subject to limitations which are imposed by law and applicable regulation. See "DIVIDEND POLICY" and "REGULATION." The holders of Common Stock of the Holding Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Holding Company out of funds legally available therefor. If the Holding Company issues preferred stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Stock Repurchases. The Plan and OTS regulations place certain limitations on the repurchase of the Holding Company's capital stock. See "THE CONVERSION -
- - Restrictions on Repurchase of Stock" and "USE OF PROCEEDS."

     Voting Rights. Upon Conversion, the holders of Common Stock of the Holding Company will possess exclusive voting rights in the Holding Company. They will elect the Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Except as discussed in "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Holding Company issues preferred stock, holders of the Holding Company preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

     As a federal mutual savings bank, corporate powers and control of the Savings Bank are vested in its Board of Directors, who elect the officers of the Savings Bank and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Savings Bank, all of which will be owned by the Holding Company, and voted at the direction of the Holding Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Savings Bank.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Savings Bank, the Holding Company, as holder of the Savings Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Savings Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "THE CONVERSION"), all assets of the Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. If Holding Company preferred stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the Common Stock of the Holding Company will not be entitled to preemptive rights with respect to any shares that may be issued. The Common Stock is not subject to redemption.

Preferred Stock

     None of the shares of the authorized Holding Company preferred stock will be issued in the Conversion and there are no plans to issue the preferred stock. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

     Acquisitions of the Holding Company are restricted by provisions in its Certificate of Incorporation and Bylaws and by the rules and regulations of various regulatory agencies. See "REGULATION" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

                           REGISTRATION REQUIREMENTS

     The Holding Company will register the Common Stock with the SEC pursuant to
Section 12(g) of the Exchange Act upon the completion of the Conversion and will not deregister its Common Stock for a period of at least three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable.


                             LEGAL AND TAX OPINIONS

     The legality of the Common Stock has been passed upon for the Holding Company by Breyer & Aguggia, Washington, D.C. The federal tax consequences of the Offerings have been opined upon by Breyer & Aguggia and the Missouri tax consequences of the Offerings have been opined upon by Moore, Horton & Carlson, P.C., Mexico, Missouri. Breyer & Aguggia and Moore, Horton & Carlson, P.C. have consented to the references herein to their opinions. Certain legal matters will be passed upon for Trident Securities by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.


                                    EXPERTS

     The consolidated financial statements of the Savings Bank as of April 30, 1996 and 1995 and for each of the three years in the period ended April 30, 1996 included in this Prospectus have been audited by Moore, Horton & Carlson, P.C., independent auditors, as stated in its report appearing herein, and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

     RP Financial has consented to the publication herein of the summary of its report to the Savings Bank setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Savings Bank as converted and its letter with respect to subscription rights and to the use of its name and statements with respect to it appearing herein.


                             ADDITIONAL INFORMATION

     The Holding Company has filed with the SEC a Registration Statement on Form S-1 (File No. 333-_____) under the Securities Act with respect to the Common Stock offered in the Conversion. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Savings Bank has filed with the OTS an Application for Approval of Conversion, which includes proxy materials for the Savings Bank's Special Meeting and certain other information. This Prospectus omits certain information contained in such Application. The Application, including the proxy materials, exhibits and certain other information that are a part thereof, may be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the office of the Regional Director of the OTS at the Midwest Regional Office of the OTS, 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039.

                   Index To Consolidated Financial Statements
                            Fulton Savings Bank, FSB

                                                               Pages

Independent Auditors' Report................................    F-1

Consolidated Statements of Financial Condition as of
 April 30, 1996 and 1995....................................    F-2

Consolidated Statements of Changes in Equity for the Years
 Ended April 30, 1996, 1995 and 1994........................    F-3

Consolidated Statements of Income for the Years Ended
 April 30, 1996, 1995 and 1994..............................     19

Consolidated Statements of Cash Flows for the Years
 Ended April 30, 1996, 1995 and 1994........................    F-4

Notes to Consolidated Financial Statements..................    F-5

                                   *   *   *


     All schedules are omitted as the required information either is not applicable or is included in the Consolidated Financial Statements or related Notes.

     Separate financial statements on the Holding Company have not been included since it will not engage in material transactions, if any, until after the Conversion. The Holding Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

          [LETTERHEAD OF MOORE, HORTON & CARLSON, P.C. APPEARS HERE]

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



Board of Directors
Fulton Savings Bank, FSB and Subsidiary
Fulton, Missouri

We have audited the accompanying consolidated statements of financial condition of Fulton Savings Bank, FSB and Subsidiary ("Bank") as of April 30, 1996 and 1995, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended April 30, 1996. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fulton Savings Bank, FSB and Subsidiary as of April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1996, in conformity with generally accepted accounting principles.

As described in Note A to the consolidated financial statements, the Bank changed its method of accounting for investment securities to conform with Statement of Financial Accounting Standards No. 115 effective May 1, 1994 and accounting for impaired loans to conform with Statements of Financial Accounting Standards Nos. 114 and 118 effective May 1, 1995.



                       /s/ Moore, Horton & Carlson, P.C.


Mexico, Missouri
June 14, 1996

Fulton Savings Bank, FSB and Subsidiary

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                      April 30
                                                                                 1996         1995
                                                                              ------------------------
ASSETS

Cash (includes interest-bearing deposits of $1,081,064 and
  $1,795,987, respectively)                                                   $ 2,923,739  $ 4,188,434
Investment securities, available-for-sale--Note B                               3,216,157    4,202,298
Stock in Federal Home Loan Bank of Des Moines                                     637,200      624,700
Loans held for sale                                                             2,306,090      573,434
Loans receivable--Note C                                                       73,893,045   67,805,044
Accrued interest receivable--Note D                                               607,572      493,053
Premises and equipment--Note E                                                  1,307,144    1,120,410
Foreclosed real estate--Note C                                                    197,525        4,815
Other assets                                                                      407,516      338,419
                                                                              -----------  -----------
                                                                TOTAL ASSETS  $85,495,988  $79,350,607
                                                                              ===========  ===========


LIABILITIES AND EQUITY

Liabilities
 Deposits--Note F                                                             $70,315,921  $65,204,680
 Advances from Federal Home Loan Bank of
   Des Moines--Note H                                                           5,000,000    4,500,000
 Advances from borrowers for property taxes and
   insurance                                                                      619,539      666,932
 Accrued interest payable                                                         299,514      271,642
 Other liabilities                                                                144,271      223,202
                                                                              -----------  -----------
                                                           TOTAL LIABILITIES   76,379,245   70,866,456

Commitments and contingencies--Notes M and N

Equity
 Retained earnings - substantially restricted--Note I                           9,095,894    8,475,818
 Unrealized gain on securities available-for-sale,
   net of taxes--Note G                                                            20,849        8,333
                                                                              -----------  -----------
                                                                TOTAL EQUITY    9,116,743    8,484,151
                                                                              -----------  -----------
                                                TOTAL LIABILITIES AND EQUITY  $85,495,988  $79,350,607
                                                                              ===========  ===========


See accompanying notes to consolidated financial statements.

Fulton Savings Bank, FSB and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years ended April 30, 1996, 1995 and 1994

                                                        Unrealized
                                                        Gain (Loss)
                                                           on
                                                        Securities
                                                        Available-
                                                        For-Sale,
                                           Retained      Net of
                                           Earnings      Taxes      Equity
                                           ---------------------------------
Balance at April 30, 1993                  $7,052,034  $   ---    $7,052,034
Net income                                    881,049      ---       881,049
                                           ----------  -------    ----------
                BALANCE AT APRIL 30, 1994   7,933,083      ---     7,933,083

Adoption of accounting change to record
 net unrealized gain on securities
 available-for-sale at May 1, 1994,
 net of taxes                                     ---   (4,490)       (4,490)
Net income                                    542,735      ---       542,735
Change in unrealized gain (loss) on
 securities available-for-sale, net
 of taxes                                         ---   12,823        12,823
                                           ----------  -------    ----------
                BALANCE AT APRIL 30, 1995   8,475,818    8,333     8,484,151

Net income                                    620,076      ---       620,076
Change in unrealized gain (loss) on
 securities available-for-sale, net
 of taxes                                         ---   12,516        12,516
                                           ----------  -------    ----------
                BALANCE AT APRIL 30, 1996  $9,095,894  $20,849    $9,116,743
                                           ==========  =======    ==========


See accompanying notes to consolidated financial statements.

Fulton Savings Bank, FSB and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Year Ended April 30
                                                                             1996           1995           1994
                                                                     --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                          $    620,076   $    542,735   $    881,049
 Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation and amortization                                         126,863        119,185        106,702
    Amortization of premiums and discounts                                 (1,167)        20,796         49,013
    Provisions for loan losses                                             44,242        118,000         48,214
    Deferred income taxes                                                   5,000          8,000        (21,000)
    Proceeds from sales of loans held for sale                         22,632,003     11,808,305     20,343,296
    Originations of loans held for sale                               (24,364,659)   (12,381,739)   (20,343,296)
    Stock and patronage dividends                                         (44,421)           ---        (12,200)
    Change to assets and liabilities
     increasing (decreasing) cash flows
      Accrued interest receivable                                        (114,519)       (33,641)        51,516
      Other assets                                                        (43,591)       (38,656)         3,099
      Accrued interest payable                                             27,872         68,186        (21,889)
      Other liabilities                                                   (91,319)       (21,191)      (208,575)
                                                                     ------------   ------------   ------------
                                      NET CASH PROVIDED BY (USED IN)
                                                OPERATING ACTIVITIES   (1,203,620)       209,980        875,929
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of available-for-sale securities                               (193,687)    (1,978,521)    (1,475,703)
 Proceeds from maturities and sales of investment securities:
    Held-to-maturity                                                          ---            ---      2,499,307
    Available-for-sale                                                  1,200,899      3,224,483            ---
 Loans originated, net of repayments                                   (5,837,654)    (6,678,253)    (4,007,122)
 Purchase of mortgage loans                                              (484,200)      (946,148)           ---
 Purchase of premises and equipment                                      (307,182)       (85,076)      (167,849)
 Net expenditures on foreclosed real estate
                                                                           (3,099)           ---         77,516
                                                                     ------------   ------------   ------------
                                                   NET CASH USED IN
                                               INVESTING ACTIVITIES    (5,624,923)    (6,463,515)    (3,073,851)
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in deposits                                    5,111,241        574,591       (604,792)
 Net increase in advances from Federal
   Home Loan Bank of Des Moines                                           500,000      4,500,000            ---
  Net increase (decrease) in advance payments
   by borrowers for taxes and insurance
                                                                          (47,393)        44,954        (27,257)
                                                                     ------------   ------------   ------------
                                     NET CASH PROVIDED BY (USED IN)
                                               FINANCING ACTIVITIES     5,563,848      5,119,545       (632,049)
                                                                     ------------   ------------   ------------
                                               NET DECREASE IN CASH    (1,264,695)    (1,133,990)    (2,829,971)

Cash, beginning of period                                               4,188,434      5,322,424      8,152,395
                                                                     ------------   ------------   ------------

                                                CASH, END OF PERIOD  $  2,923,739   $  4,188,434   $  5,322,424
                                                                     ============   ============   ============

See accompanying notes to consolidated financial statements.

Fulton Savings Bank, FSB and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 1996, 1995 and 1994



NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:  The Fulton Savings Bank, FSB and Subsidiary (the "Bank")
- --------------------
provides a variety of financial services to individuals and corporate customers through its headquarters located in Fulton, Missouri and its branch located in Holts Summit, Missouri. The Bank's primary deposit products are interest-bearing checking accounts and certificates of deposit. Its primary lending products are one-to four-family residential loans.

The Bank was formerly known as Fulton Savings and Loan Association prior to its conversion from a state to a federal charter on April 15, 1995.

Principles of Consolidation:  The consolidated financial statements include the
- ---------------------------
accounts of Fulton Savings Bank, FSB and its wholly-owned subsidiary, Multi-Purpose Service Agency, Inc. Multi-Purpose Service Agency, Inc. principally provides insurance products for the Bank's customers. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates:  The preparation of financial statements in conformity with
- ----------------
generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

A majority of the Bank's loan portfolio consist of one-to four-family residential loans in the central Missouri area. The central Missouri economy is primarily dependent upon state government, light manufacturing and agriculture. Accordingly, the ultimate collectibility of a substantial portion of the Bank's portfolio is susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, in management's judgement the allowances for loan losses reflected in the consolidated financial statements is adequate to absorb estimated losses that may exist in the current portfolio.

Liquidity Requirement:  Regulations require the Bank to maintain an amount equal
- ---------------------
to 5% of deposits (net of loans on deposits) plus short-term borrowings in cash and U.S. Government and other approved securities.

Investment Securities:  Effective May 1, 1994, the Bank adopted Statement of
- ---------------------
Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which established three classifications of investment securities: trading, held-to-maturity and available-for-sale. Trading securities are acquired principally for the purpose of near-term sales. Such securities are reported at fair value and unrealized gains and losses are included in income. Securities which are designated as held-to-maturity are designated as such because the investor has the ability and the intent to hold these securities to maturity. Such securities are reported at amortized cost.

All other securities are designated as available-for-sale, a designation which provides the investor with certain flexibility in managing its investment portfolio. Such securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separate component of equity.

Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using the interest method over the period to maturity.

In adopting SFAS No. 115, the Bank modified its accounting policies and designated its securities in accordance with the three classifications. The Bank's adoption of SFAS No. 115 resulted in the classification of all securities as available-for-sale. At April 30, 1996 and 1995 the Bank had no securities designated as trading or held-to-maturity.

Mortgage-backed Securities:  Mortgage-backed securities represent participating
- --------------------------
interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separate component of equity. Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using the interest method over the period to maturity.

Stock in Federal Home Loan Bank of Des Moines:  Stock in the Federal Home Loan
- ---------------------------------------------
Bank of Des Moines is stated at cost and the amount of stock held is determined by regulation. No ready market exists for such stock and it has no quoted market value.

Loans Held for Sale:  Mortgage loans originated and held for sale in the
- -------------------
secondary market are carried at the lower of cost or market value determined on an aggregate basis. Gains and losses, if any, on the sale of these loans are determined using the specific identification method.

Loans Receivable:  Loans are stated at unpaid principal balances, less the
- ----------------
allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual maturity of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual status when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

The Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, an amendment of SFAS No. 114", effective May 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at lower of cost or fair value, leases, and debt securities. The Bank considers all one-to four-family residential mortgage loans, construction loans, and all consumer and other loans to be smaller homogeneous loans.

These statements apply to all loans that are restructured involving a modification of terms. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement and the borrower's repayment history.

Management applies its normal loan review procedures in determining when a loan is impaired. The Bank applies SFAS No. 114 on a loan by loan basis. All nonaccrual loans are considered impaired. Impaired loans are measured based on present value of expected cash flows, the loan's observable market price or the fair value of the underlying collateral. If the value computed is less than the recorded value, a valuation allowance is recorded for the difference as a component of the provision for loan loss expense. Management has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans.

Premises and Equipment:  Premises and equipment are stated at cost less
- ----------------------
accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets.

Foreclosed Real Estate:  Real estate acquired in settlement of loans or in lieu
- ----------------------
of loan foreclosure is carried at the lower of the balance of the related loan at the time of foreclosure or fair value less the estimated costs to sell the asset. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair market value, less estimated cost to sell.

Income Taxes:  Deferred tax assets and liabilities are recognized for the future
- ------------
tax consequences, attributable to differences between the financial statement carrying amounts of existing assets and labilities and their respective income tax bases. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Statements of Cash Flows:  For purposes of the cash flows, cash and amounts due
- ------------------------
from depository institutions and interest-bearing deposits in other banks with a maturity of three months or less at date of purchase are considered cash equivalents.

Interest Rate Risk:  The Bank's asset base is exposed to risk including the risk
- ------------------
resulting from changes in interest rates in timing of cash flows. The Bank monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Bank's management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Bank to hold its assets as planned. However, the Bank is exposed to significant market risk in the event of significant and prolonged interest rate changes.

New Accounting Standards:
- ------------------------
     Accounting for Impairment of Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" and is effective for years beginning after December 15, 1995. The statement is effective for and will be adopted by the Bank beginning May 1, 1996. The statement generally addresses required disclosures for long-lived impaired assets and long-lived impaired assets to be disposed of. The impact of the adoption of the new accounting standard on the Bank's consolidated financial statements is not expected to be material.

     Accounting for Loan Servicing Rights

     In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" and is effective for years beginning after December 15, 1995. The statement is effective for and will be adopted by the Bank beginning May 1, 1996. The statement generally requires entities that sell or securitize loans and retain the mortgage servicing rights to allocate the total cost of the mortgage loans to the mortgage servicing right and the loan based on their relative fair value. Costs allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income and evaluated for impairment based on fair value. The impact of the adoption of the new accounting standard on the Bank's consolidated financial statements is not expected to be material.

     Accounting for Stock-Based Compensation

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". The statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if SFAS No. 123 had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. Currently, the Bank does not have any stock-based compensation plans. However, in the future, such plans may be offered and the provisions of SFAS No. 123 would apply.

Reclassification:  Certain amounts in the 1995 and 1994 consolidated financial
- ----------------
statements have been reclassified to conform with the 1996 presentation.

NOTE B--INVESTMENT SECURITIES, AVAILABLE-FOR-SALE


                                                                                        Gross Unrealized
                                                                       Amortized      --------------------      Fair
                                                                          Cost          Gains       Losses     Value
                                                                     --------------  -------------  --------  ----------
April 30, 1996
 U.S. Government obligations                                             $3,182,778        $34,524    $1,396  $3,215,906
 Mortgage-backed securities                                                     222             29       ---         251
                                                                         ----------        -------    ------  ----------
                                                                         $3,183,000        $34,553    $1,396  $3,216,157
                                                                         ==========        =======    ======  ==========

April 30, 1995
 U.S. Government obligations                                             $4,187,924        $13,139    $  ---  $4,201,063
 Mortgage-backed securities                                                   1,120            115       ---       1,235
                                                                         ----------        -------    ------  ----------
                                                                         $4,189,044        $13,254    $  ---  $4,202,298
                                                                         ==========        =======    ======  ==========

The scheduled maturities of debt securities at April 30, 1996 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                                                  Amortized      Fair
                                                                                                     Cost       Value
                                                                                                  ----------  ----------
Amounts maturing:
 One year or less                                                                                 $2,488,365  $2,510,625
 After one through five years                                                                        694,413     705,281
 Mortgage-backed securities                                                                              222         251
                                                                                                  ----------  ----------
                                                                                                  $3,183,000  $3,216,157
                                                                                                  ==========  ==========

The Bank has investment securities pledged to secure deposits as required or permitted by law, with a carrying value of $1,319,280 and $1,113,739 at April 30, 1996 and 1995, respectively.

The Bank sold available-for-sale securities in 1995 and held-to-maturity securities in 1994 for total gross proceeds of $3,136,791 and $1,195,430 which resulted in gross realized losses of $55,290 and $11,496 for the year ended April 30, 1995 and 1994, respectively.


NOTE C--LOANS RECEIVABLE

Loans receivable consist of the following at April 30:

                                                                                                   1996         1995
                                                                                                -----------  -----------
Mortgage loans:
 One-to four-family residences                                                                  $46,740,611  $46,243,774
 Multi-family                                                                                     3,844,456    3,587,641
 Commercial                                                                                       8,706,428    6,559,633
 Construction                                                                                     7,686,681    5,141,697
 Land                                                                                             1,518,202    1,188,597
                                                                                                -----------  -----------
                                                                                                 68,496,378   62,721,342
 Less undisbursed portion of mortgage loans                                                       3,742,642    2,174,494
                                                                                                -----------  -----------
                                                                                                 64,753,736   60,546,848



                                     1996         1995
                                  -----------  -----------

Consumer and other loans:
 Consumer                         $ 6,683,299  $ 5,184,140
 Automobile                         2,080,708    1,912,348
 Savings                              345,399      335,578
 Commercial                           295,759      160,052
 Equity line of credit                325,941      309,310
 Education                            187,796      116,108
 Other                                  2,477        2,557
                                  -----------  -----------
                                    9,921,379    8,020,093
                                  -----------  -----------
                                   74,675,115   68,566,941
Less allowance for loan losses        782,070      761,897
                                  -----------  -----------
                                  $73,893,045  $67,805,044
                                  ===========  ===========

The Bank originates and maintains loans receivable which are substantially concentrated in its lending area including Fulton, Missouri, Callaway County and its contiguous counties. The Bank's principal market area consist of rural communities and substantially all of the Bank's loans are to residents of or secured by properties located in its principal lending area. Accordingly, the ultimate collectibility of the Bank's loan portfolio is dependent upon market conditions in that area. This geographic concentration is considered in management's establishment of the allowance for loan losses.

In the normal course of business, the Bank has made loans to its directors and officers. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers total approximately $357,000 and $383,000 at April 30, 1996 and 1995, respectively.

At April 30, 1996, 1995 and 1994, the Bank serviced loans amounting to $84,363,839, $73,802,855 and $71,940,941 respectively, for the benefit of others. Also, the Bank had loans serviced by others amounting to $2,654,213, $2,304,318 and $2,280,402 at April 30, 1996, 1995 and 1994, respectively.

Allowance for loan losses is as follows:


                                     Year Ended April 30
                                 1996       1995        1994
                               ---------  ---------  ----------

Balance beginning of period    $761,897   $665,068   $ 718,950
Provision for loan losses        44,242    118,000      47,599
Charge-offs                     (27,391)   (49,071)   (111,303)
Recoveries                        3,322     27,900       9,822
                               --------   --------   ---------
        BALANCE, END OF PERIOD $782,070   $761,897   $ 665,068
                               ========   ========   =========

At April 30, 1996 the recorded investment in impaired loans, for which there is no need for a valuation allowance based upon the measure of the loan's fair value of the underlying collateral, was $69,229.

The allowance for losses on foreclosed real estate is $-0- at April 30, 1996 and $6,051 at April 30, 1995, 1994 and May 1, 1993.

NOTE D--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consist of the following at April 30:


                                                               1996      1995
                                                             --------  --------

Loans                                                        $552,739  $426,064
Investments securities                                         54,833    66,989
                                                             --------  --------
                                                             $607,572  $493,053
                                                             ========  ========


NOTE E--PREMISES AND EQUIPMENT

Premises and equipment consist of the following at April 30:

                                                            1996        1995
                                                         ----------  ----------
Land                                                     $  129,705  $  129,705
Building and improvements                                 1,012,549     889,907
Furniture and equipment                                   1,120,859     953,568
                                                         ----------  ----------
                                                          2,263,113   1,973,180
Less accumulated depreciation and amortization              955,969     852,770
                                                         ----------  ----------
                                                         $1,307,144  $1,120,410
                                                         ==========  ==========

NOTE F--DEPOSITS

Deposit account balances are summarized as follows at April 30:

                           Weighted
                          Average Rate       1996                  1995
                          at April 30, ------------------  --------------------
                              1996      Amount       %        Amount       %
                          ------------ ----------------------------------------
Non-interest-bearing            ---%  $ 1,709,399    2.4%   $   488,208     .8%
NOW                            2.62     4,259,355    6.1      3,880,085    5.9
Money Market                   3.43     3,040,067    4.3      4,565,323    7.0
Passbook savings               3.03     5,909,969    8.4      5,492,922    8.4
                                      -----------  -----    -----------  -----
                                       14,918,790   21.2     14,426,538   22.1
Certificates of deposit:
 2.00 to 2.99%                  ---           ---    ---          8,104    ---
 3.00 to 3.99%                 3.70       105,056     .1        450,804     .7
 4.00 to 4.99%                 4.81     6,118,806    8.7     12,878,849   19.7
 5.00 to 5.99%                 5.49    26,144,168   37.2     16,992,651   26.1
 6.00 to 6.99%                 6.31    20,260,958   28.9     17,538,780   26.9
 7.00 to 7.99%                 7.14     2,751,036    3.9      2,862,390    4.4
 8.00 to 8.99%                 8.00        17,107    ---         45,564     .1
 9.00 to 9.99%                  ---           ---    ---            ---    ---
 10.00% and over                ---           ---    ---          1,000    ---
                                      -----------  -----    -----------  -----
                               5.79    55,397,131   78.8     50,778,142   77.9
                                      -----------  -----    -----------  -----
                               5.13   $70,315,921  100.0%   $65,204,680  100.0%
                                      ===========  =====    ===========  =====


The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $5,879,277 and $4,791,054 at April 30, 1996 and 1995,
respectively.  Deposits over $100,000 are not federally insured.

The Bank held deposits of approximately $1,578,000 and $1,253,000 for its directors and officers at April 30, 1996 and 1995, respectively.

At April 30, 1996, contractual maturities of certificates of deposit are as follows:


  Stated                                                                      Year Ended April 30
Interest Rate                                        1997         1998        1999        2000        2001       After
- -------------                                   ------------------------------------------------------------------------
3.00 to 3.99%                                   $   105,056  $       ---  $      ---  $      ---  $      ---  $      ---
4.00 to 4.99%                                     5,962,465      156,341         ---         ---         ---         ---
5.00 to 5.99%                                    17,458,244    6,403,895   2,130,213     139,702      12,114         ---
6.00 to 6.99%                                     8,673,857    6,628,049   2,116,434   2,506,856     328,762       7,000
7.00 to 7.99%                                     1,766,772      133,500     505,370     260,781      84,613         ---
8.00 to 8.99%                                           ---          ---       3,000         ---         ---      14,107
                                                -----------  -----------  ----------  ----------  ----------  ----------
                                                $33,966,394  $13,321,785  $4,755,017  $2,907,339  $  425,489  $   21,107
                                                ===========  ===========  ==========  ==========  ==========  ==========

Interest expense on deposits are as follows:

                                                                                             Year Ended April 30
                                                                                         1996        1995        1994
                                                                                      ----------------------------------

Now, Money Market and  Passbook savings accounts                                      $  386,380  $  484,797  $  484,470
Certificate accounts                                                                   3,077,153   2,261,993   2,186,207
                                                                                      ----------  ----------  ----------
                                                                                      $3,463,533  $2,746,790  $2,670,677
                                                                                      ==========  ==========  ==========

NOTE G--INCOME TAXES

Components of income tax expense (benefit) are as follows:

                                                                                               Year Ended April 30
                                                                                            1996       1995       1994
                                                                                          ---------  ---------  --------

Current                                                                                   $368,000   $309,500   $463,500
Deferred (benefit)                                                                          (5,000)    (8,000)    21,000
                                                                                          --------   --------   --------
                                                                                          $363,000   $301,500   $484,500
                                                                                          ========   ========   ========

In addition, the Bank recorded deferred income tax to equity relating to unrealized gains and losses on investment securities available-for-sale of $7,571 and $ 7,387 for the years ended April 30, 1996 and 1995, respectively.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:


                                                               Year Ended April 30
                                                       1996             1995               1994
                                               ---------------------------------------------------

Income tax expense at statutory rates          $334,239  34.0%  $287,091   34.0%  $464,287   34.0%
Increase (decrease) resulting from:
 State income taxes, net of federal benefit      21,120   2.1     24,090    2.8     33,214    2.4
 Other, net                                       7,641   0.8     (9,681)  (1.1)   (13,001)   (.9)
                                               --------  ----   --------   ----   --------   ----
                                               $363,000  36.9%  $301,500   35.7%  $484,500   35.5%
                                               ========  ====   ========   ====   ========   ====

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities included in other liabilities are as follows at April 30:


                                                           1996        1995
                                                        ----------  ----------

Deferred tax assets
 Allowance for loan losses                              $ 240,000   $ 227,000
Deferred tax liabilities
 Depreciation                                            (120,000)   (117,000)
 Federal Home Loan Bank of Des Moines stock dividend      (76,000)    (71,000)
 Unrealized gain on available-for-sale securities         (12,308)     (4,920)
                                                        ---------   ---------
NET DEFERRED TAX ASSET                                  $  31,692   $  34,080
                                                        =========   =========


NOTE H--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES (FHLB)

Advances from FHLB consist of the following at April 30:

                     Stated        Interest
     Maturity       Interest       Rate at
       Date           Rate      April 30, 1996      1996        1995
- -----------------------------------------------------------------------

August 30, 1996          6.50%            6.50%  $2,000,000  $2,000,000
March 20, 1997           7.12             7.12    2,500,000   2,500,000
April 11, 1997       Variable             5.90      500,000         ---
                                                 ----------  ----------
                                                 $5,000,000  $4,500,000
                                                 ==========  ==========

The Bank has signed a blanket pledge agreement with the FHLB under which it can draw advances of unspecified amounts from the FHLB. The Bank must hold an unencumbered portfolio of eligible one-to four-family residential mortgages with a book value of not less than 150% of the indebtedness.

NOTE I--EQUITY

Pursuant to the Financial Institutions Reform Recovery and Enforcement Act ("FIRREA") of 1989, as implemented by a rule promulgated by OTS, saving institutions are required to have a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum of 3.0% core/leverage capital ratio, and a minimum 8% total risk-based capital. FIRREA also restricts investment activities with respect to noninvestment grade corporate debt and certain other investments and increases the required ratio of housing-related assets in order to qualify as a savings institution.

The following table presents the Bank's capital position relative to its regulatory capital requirements under FIRREA at April 30, 1996:


                                                 Regulatory Capital
                                               (dollars in thousands)
                                          Tangible      Core   Risk-based
                                          -------------------------------

GAAP capital                               $9,117       $9,117    $9,117
Adjustments to Capital:
 Unrealized gains                             (21)         (21)      (21)
 General valuation allowances as
  defined                                     ---          ---       642
 Real estate investment, net                  ---          ---      (252)
                                           ------       ------    ------
                       REGULATORY CAPITAL   9,096        9,096     9,486

Regulatory capital requirement              1,282        2,564     4,111
                                           ------       ------    ------
                EXCESS REGULATORY CAPITAL  $7,814       $6,532    $5,375
                                           ======       ======    ======

Regulatory capital ratio                    10.64%       10.64%    18.46%
Regulatory capital requirement               1.50         3.00      8.00
                                           ------       ------    ------
          EXCESS REGULATORY CAPITAL RATIO    9.14%        7.64%    10.46%
                                           ======       ======    ======

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories
defined in implementing regulations.   Institutions such as the Bank, which are
defined as "well capitalized", must generally have a leverage capital (core) ratio of at least 5%, a tier risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. In November 1994, the OTS revised its regulations whereby unrealized gains or losses on available-for-sale securities accounted for under SFAS No. 115 are not considered in the determination of regulatory capital. FDICIA also provided for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions and other changes in the legal and regulatory environment for institutions.

The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts, which differs from the provisions for such losses charged to income. Accordingly, retained earnings at April 30, 1996, includes income of approximately $1,900,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb loan losses, federal income taxes may be imposed at the then applicable rates. The Bank's retained earnings at April 30, 1996, were substantially restricted because of the effect of these bad debt reserves.

NOTE J--EMPLOYEE BENEFITS

The Bank has a 401(k) salary reduction plan that covers all employees meeting specific age and length of service requirements. Under the plan, the Bank matches up to 3 percent of participating employees' salaries. Pension costs recognized under the plan totalled $19,330, $17,913 and $12,199 for the year ended April 30, 1996, 1995 and 1994, respectively.


NOTE K--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for taxes and interest are as follows:


                       Year Ended April 30
                   1996        1995        1994
                ----------------------------------

Income taxes    $  247,100  $  374,321  $  608,355
                ==========  ==========  ==========

Interest        $3,753,158  $2,876,055  $2,692,566
                ==========  ==========  ==========


NOTE L--SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Noncash investment and financing activities are as follows:


                                                     Year Ended April 30
                                                    1996     1995     1994
                                                  --------------------------

Loans to facilitate sales of real estate          $ 77,805  $70,500  $   ---
                                                  ========  =======  =======

Foreclosed real estate acquired by foreclosure
 or deed in lieu of foreclosure                   $267,861  $92,617  $49,524
                                                  ========  =======  =======

Stock and patronage dividends                     $ 59,826  $   ---  $12,200
                                                  ========  =======  =======


NOTE M--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet customer financing needs. These financial instruments consist principally of commitments to extend credit. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Bank does not generally require collateral or other security on unfunded loan commitments until such time that loans are funded.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Such collateral consists primarily of residential properties.

NOTE M--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK - Cont'd

The Bank had the following outstanding commitments at April 30, 1996:

Undisbursed portion of mortgage loans                                 $3,742,642
Undisbursed equity line of credit                                         88,359
Commitments to originate mortgage loans with variable or pending
 interest rates                                                        3,007,780
Commitments to originate mortgage loans with fixed interest rates
 ranging from 7.875% to 8.75%                                            984,450
                                                                      ----------
                                                           TOTAL      $7,823,231
                                                                      ==========

At April 30, 1996, the Bank had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $2,518,000.


NOTE N--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Bank.

The United States Congress is considering legislation that, if it became law, would result in an assessment on all Savings Association Insurance Fund ("SAIF")-insured deposits in such amounts that will increase the SAIF reserve ratio to 1.25% of SAIF-insured deposits. This one-time assessment has been estimated to be approximately 80 cents, per $100 of SAIF-insured deposits. If this legislation became law, it could result in an assessment payable by the Bank amounting to approximately $345,000, net of tax. If this legislation becomes law, it is anticipated that this assessment will be charged to earnings in the period during which it is signed into law. Therefore, no provision for such an assessment has been made to the consolidated financial statements. Thereafter, SAIF premiums are currently expected to decline to levels approximating Bank Insurance Fund premiums.


NOTE O--PLAN OF CONVERSION

On January 9, 1996, the Bank's Board of Directors adopted a plan of conversion ("Plan") to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank, subject to approval by the Bank's members. The Plan, which includes the formation of a Holding Company, is subject to approval by the OTS and includes the filing of a registration statement with the Securities and Exchange Commission.

The Plan is expected to be accomplished by the sale of common stock of the Holding Company. The Holding Company's common stock will be offered to various eligible account holders, to the Bank's Employee Stock Ownership Plan, to other supplemental eligible depositors and to other members of the Bank in a subscription offering. Shares of the Holding Company's common stock not subscribed for in the subscription offering, if any, may be offered for sale in a community offering, as determined by the Board of Directors of the Bank.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, "eligible depositors") who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

The Bank may not declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the OTS.

Conversion costs will be deducted from the proceeds of sale of common stock and recorded as a reduction to equity. If the conversion is not completed, all costs will be charged to expense. As of April 30, 1996, the Bank has incurred costs related to the conversion of $22,722.


NOTE P--FAIR VALUE OF FINANCIAL INSTRUMENTS

On May 1, 1995, the Bank adopted SFAS No. 107, Disclosures about Fair Values of Financial Instruments, which requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein.

Cash and due from depository institutions: The carrying amounts of cash and due from depository institutions approximate their fair value.

Investment securities: Fair value is determined by reference to quoted market prices.

Stock in FHLB: This stock is a restricted asset and its carrying value is a reasonable estimate of fair value.

Loans held-for-sale:  The carrying value is a reasonable estimate of fair value.

Loans receivable: The fair value of first mortgage loans is estimated by using discounted cash flow analyses, using interest rates currently offered by the Bank for loans with similar terms to borrowers of similar credit quality. The majority of real estate loans are residential. First mortgage loans are segregated by fixed and adjustable interest terms. The fair value of consumer loans is calculated by using the discounted cash flow based upon the current market for like instruments. Fair values for impaired loans are estimated using discounted cash flow analyses.

Accrued interest receivable:  The carrying value approximates fair value.

Transaction deposits: Transaction deposits, payable on demand or with maturities of 90 days or less, have a fair value equal to book value.

Certificates of Deposit: The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar maturities.

Advances from borrowers for taxes and insurance: The book value approximates fair value.

All other liabilities:  The book value approximates fair value.

Off-Balance Sheet Instruments: The fair value of a loan commitment and a letter of credit is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. Neither the fees earned during the year on these instruments nor their value at year-end are significant to the Bank's consolidated financial position.

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The valuation techniques employed above involve uncertainties and are affected by assumptions used and judgements regarding prepayments, credit risk, discount rates, cash flows and other factors. Changes in assumptions could significantly affect the reported fair value.

In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a mortgage servicing portfolio that contributes net fee income annually. The mortgage servicing portfolio is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Also, the fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The amounts at April 30, 1996 (dollars in thousands) are as follows:


                                                    Carrying   Fair
                                                     Amount    Value
                                                    -----------------

ASSETS
 Cash and due from depository institutions           $ 2,924  $ 2,924
 Investment securities                                 3,216    3,216
 Stock in FHLB                                           637      637
 Loans held-for-sale, net                              2,306    2,306
 Loans receivable, net                                73,893   73,923
 Accrued interest receivable                             608      608


LIABILITIES
 Transaction accounts                                 14,919   14,919
 Certificates of deposit                              55,397   55,513
 Advances from Federal Home Loan Bank                  5,000    5,000
 Advances from borrowers for taxes and insurance         620      620
 Accrued interest payable                                300      300


     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by Fulton Bancorp, Inc., or Fulton Savings Bank, FSB. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Fulton Bancorp, Inc. or Fulton Savings Bank, FSB since any of the dates as of which information is furnished herein or since the date hereof.

           Table of Contents                                    Page
           -----------------                                    ----

Prospectus Summary.............................................
Selected Consolidated Financial Information....................
Risk Factors...................................................
Fulton Bancorp, Inc............................................
Fulton Savings Bank, FSB ......................................
Use of Proceeds................................................
Dividend Policy................................................
Market for Common Stock........................................
Capitalization.................................................
Historical and Pro Forma Capital Compliance....................
Pro Forma Data.................................................
Shares to be Purchased by Management Pursuant to Subscription
  Rights.......................................................
Fulton Savings Bank, FSB and Subsidiary........................
Consolidated Statements of Income..............................
Management's Discussion and Analysis of Financial..............
Condition and Results of Operations............................
Recent Developments............................................
Business of the Holding Company................................
Business of the Savings Bank...................................
Management of the Holding Company..............................
Management of the Savings Bank.................................
Regulation.....................................................
Taxation.......................................................
The Conversion.................................................
Restrictions on Acquisition of the Holding Company.............
Description of Capital Stock of the Holding Company............
Registration Requirements......................................
Legal and Tax Opinions.........................................
Experts........................................................
Additional Information.........................................
Index to Consolidated Financial Statements.....................

Until the later of ___________, 1996, or 25 days after commencement of the Syndicated Community Offering of Common Stock, if any, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                     [Logo]

            (Proposed Holding Company for Fulton Savings Bank, FSB)



                        1,105,000 to 1,495,000 Shares of
                                  Common Stock


                                ----------------

                                   Prospectus

                                ----------------



                            TRIDENT SECURITIES, INC.



                               ___________, 1996

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution(1)

  Legal fees...............................  $115,000
  Securities marketing legal fees..........    28,500
  Printing, postage and mailing............    65,000
  Appraisal and business plan preparation..    27,500
  Accounting fees..........................    75,000
  Securities marketing fees and expenses...   167,500
  Data processing fees and expenses........     8,500
  SEC registration fee.....................     6,000
  Blue Sky filing fees and expenses........    15,000
  OTS filing fees..........................     8,400
  Other expenses...........................    25,500
                                             --------
      Total................................  $541,900
                                             ========

- -------------------------

     (1) Assumes all of the Common Stock will be sold in the Subscription and Direct Community Offerings.


Item 14.  Indemnification of Officers and Directors

          Article XVII of the Certificate of Incorporation of Fulton Bancorp, Inc. requires indemnification of directors, officers and employees to the fullest extent permitted by Delaware law.

          Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities:

     145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 15.  Recent Sales of Unregistered Securities.

          Not Applicable

Item 16.  Exhibits and Financial Statement Schedules:

          The financial statements and exhibits filed as part of this Registration Statement are as follows:

(a)  List of Exhibits
                               INDEX TO EXHIBITS

 1.1   -   Form of proposed Agency Agreement among Fulton Bancorp, Inc., Fulton
           Savings Bank, FSB and Trident Securities, Inc. (a)

 1.2   -   Engagement Letter between Fulton Savings Bank, FSB and Trident
           Securities, Inc.

 2     -   Plan of Conversion of Fulton Savings Bank, FSB (attached as an exhibit to the Proxy Statement included herein as Exhibit 99.5)

 3.1   -   Certificate of Incorporation of Fulton Bancorp, Inc.

 3.2   -   Bylaws of Fulton Bancorp, Inc.

 4     -   Form of Certificate for Common Stock (a)

 5     -   Opinion of Breyer & Aguggia regarding legality of securities registered

 8.1   -   Form of Federal Tax Opinion of Breyer & Aguggia

 8.2   -   Form of State Tax Opinion of Moore, Horton & Carlson, P.C.

 8.3   -   Opinion of RP Financial, LC. as to the value of subscription rights

10.1   -   Proposed Form of Employment Agreement with Certain Executive Officers

10.2   -   Proposed Form of Stock Option Plan

10.3   -   Proposed Form of Management Recognition Plan and Trust Agreement

10.4   -   Proposed Form of Employee Stock Ownership Plan

10.5   -   Fulton Savings and Loan Association Retirement Trust (a)


21     -   Subsidiaries of Fulton Bancorp, Inc.

23.1   -   Consent of Moore, Horton & Carlson, P.C.

23.2   -   Consent of Breyer & Aguggia (contained in opinion included as Exhibit 5)

23.3   -   Consent of Breyer & Aguggia as to its Federal Tax Opinion

23.4   -   Consent of RP Financial, LC.

24     -   Power of Attorney (contained in signature page to the Registration Statement)

27     -   Financial Data Schedule

99.1   -   Order and Acknowledgement Form (a)

99.2   -   Solicitation and Marketing Materials

99.3   -   Appraisal Agreement with RP Financial, LC.

99.4   -   Appraisal Report of RP Financial, LC. (a)

99.5   -   Proxy Statement for Special Meeting of Members of Fulton Savings
           Bank, FSB

99.6   -   Prospectus Supplement for Fulton Savings Bank Retirement Trust

- ---------------------

(a) To be filed by amendment.


Financial Statements and Schedules


          Fulton Savings Bank, FSB and Subsidiary
                                                                            Pages

Independent Auditors' Report...............................................  F-1

Consolidated Statements of Financial Condition as of
 April 30, 1996 and 1995...................................................  F-2

Consolidated Statements of Changes in Equity
 for the Years Ended April 30, 1996, 1995 and 1994.........................  F-3

Consolidated Statements of Income
 for the Years Ended April 30, 1996, 1995 and 1994.........................   19

Consolidated Statements of Cash Flows
 for the Years Ended April 30, 1996, 1995 and 1994.........................  F-4

Notes to Consolidated Financial Statements.................................  F-5

     All schedules are omitted because the required information is either not applicable or is included in the financial statements or related notes.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (and, where applicable, each filing of any employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fulton, Missouri on the 19th day of July, 1996.

                              FULTON BANCORP, INC.


                              By: /s/ Kermit D. Gohring
                                  ------------------------------------------
                                  Kermit D. Gohring
                                  President and Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Fulton Bancorp, Inc., do hereby severally constitute and appoint Kermit D. Gohring and Richard W. Gohring, our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Kermit D. Gohring and Richard W. Gohring may deem necessary or advisable to enable Fulton Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-1 relating to the offering of Fulton Bancorp Inc.'s Common Stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Kermit D. Gohring and Richard W. Gohring shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                   Title                                 Date
- ----------                   -----                                 ----



/s/ Kermit D. Gohring        President, Chief Executive Officer    July 19, 1996
- ------------------------     and Director
Kermit D. Gohring            (Principal Executive Officer)




/s/ Richard W. Gohring       Vice President and Director           July 19, 1996
- ------------------------     (Principal Financial Officer)
Richard W. Gohring



/s/ Bonnie K. Smith          Secretary-Treasurer and Director      July 19, 1996
- ------------------------     (Principal Accounting Officer)
Bonnie K. Smith




/s/ Clifford E. Hamilton     Director                              July 19, 1996
- ------------------------
Clifford E. Hamilton

/s/ Billy Conner             Director                              July 19, 1996
- -------------------------
Billy Conner



/s/ David West               Director                              July 19, 1996
- -------------------------
David West



/s/ Dennis Adrian            Director                              July 19, 1996
- ------------------------
Dennis Adrian

                               INDEX TO EXHIBITS

 1.1   --   Form of proposed Agency Agreement among Fulton Bancorp, Inc., Fulton
            Savings Bank, FSB and Trident Securities, Inc. (a)

 1.2   --   Engagement Letter between Fulton Savings Bank, FSB and Trident
            Securities, Inc.

 2     --   Plan of Conversion of Fulton Savings Bank, FSB (attached as an exhibit to the Proxy Statement included herein as Exhibit 99.5)

 3.1   --   Certificate of Incorporation of Fulton Bancorp, Inc.

 3.2   --   Bylaws of Fulton Bancorp, Inc.

 4     --   Form of Certificate for Common Stock (a)

 5     --   Opinion of Breyer & Aguggia regarding legality of securities registered

 8.1   --   Form of Federal Tax Opinion of Breyer & Aguggia

 8.2   --   Form of State Tax Opinion of Moore, Horton & Carlson, P.C.

 8.3   --   Opinion of RP Financial, LC. as to the value of subscription rights

10.1   --   Proposed Form of Employment Agreement with Certain Executive
            Officers

10.2   --   Proposed Form of Stock Option Plan

10.3   --   Proposed Form of Management Recognition Plan

10.4   --   Proposed Form of Employee Stock Ownership Plan

10.5   --   Fulton Savings and Loan Association Retirement Trust (a)

21     --   Subsidiaries of Fulton Bancorp, Inc.

23.1   --   Consent of Moore, Horton & Carlson, P.C.

23.2   --   Consent of Breyer & Aguggia (contained in opinion included as
            Exhibit 5)

23.3   --   Consent of Breyer & Aguggia as to its Federal Tax Opinion

23.4   --   Consent of RP Financial, LC.

24     --   Power of Attorney (contained in signature page to the Registration
            Statement)

27     --   Financial Data Schedule

99.1   --   Order and Acknowledgement Form (a)

99.2   --   Solicitation and Marketing Materials

99.3   --   Appraisal Agreement with RP Financial, LC.

99.4   --   Appraisal Report of RP Financial, LC. (a)

99.5   --   Proxy Statement for Special Meeting of Members of Fulton Savings
            Bank, FSB

99.6   --   Prospectus Supplement for Fulton Savings Bank Retirement Trust

_____________________
(a) To be filed by amendment.